As filed with the Securities and Exchange Commission on October 9, 2003

Registration No. 333-107774

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Domino’s, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5812	38-3025165
(State or other jurisdiction of incorporation or organization)	(North American Industry Classification System Number)	(I.R.S. Employer Identification Number)

(CONTINUED ON NEXT PAGE)

30 Frank Lloyd Wright Drive

Ann Arbor, MI 48106

Telephone: (734) 930-3030

(Address, including zip code, and telephone number,

including area code, of each registrant’s principal executive offices)

Harry J. Silverman

Domino’s, Inc.

30 Frank Lloyd Wright Drive

Ann Arbor, MI 48106

Telephone: (734) 930-3030

(Name and address, including zip code, and telephone number,

including area code, of agent for service of process for each registrant)

copy to:

Elisa D. Garcia C., Esq. Domino’s, Inc. 30 Frank Lloyd Wright Drive Ann Arbor, MI 48106 Telephone: (734) 930-3030	Jane D. Goldstein, Esq. Ropes & Gray LLP One International Place Boston, Massachusetts 02110 Telephone: (617) 951-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(CONTINUED FROM PREVIOUS PAGE)

Domino’s Pizza LLC

(Exact name of registrant as specified in its charter)

Michigan	5812	38-3495003
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Domino’s Franchise Holding Co.

(Exact name of registrant as specified in its charter)

Michigan	5812	38-3401169
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Domino’s Pizza International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5812	52-1291464
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Domino’s Pizza International Payroll Services, Inc.

(Exact name of registrant as specified in its charter)

Florida	5812	38-2978908
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Domino’s Pizza—Government Services Division, Inc.

(Exact name of registrant as specified in its charter)

Texas	5812	38-3105323
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Domino’s Pizza PMC, Inc.

(Exact name of registrant as specified in its charter)

Michigan	5812	38-3490734
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Domino’s Pizza NS Co.

(Exact name of registrant as specified in its charter)

Nova Scotia	5812	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 9, 2003.

Prospectus

Domino’s, Inc.

Offer to Exchange

$403,000,000 Principal Amount of our

8 1/4% Senior Subordinated Notes due 2011, which have been

registered under the Securities Act, for any and all of our

outstanding 8 1/4% Senior Subordinated Notes due 2011

Exchange Offer

We are offering to exchange our 8 1/4% Senior Subordinated Notes due 2011, or the “Notes,” for our currently outstanding 8 1/4% Senior Subordinated Notes due 2011, or the “outstanding notes”. The Notes are substantially identical to the outstanding notes, except that the Notes have been registered under the Securities Act of 1933 and will not bear any legend restricting their transfer. The Notes will represent the same debt as the outstanding notes, and we will issue the Notes under the same indenture.

The Notes will be subordinated to all of our existing and future senior debt, rank equally with all of our existing and future senior subordinated debt, including the outstanding notes, and be senior to all of our existing and future subordinated debt. The Notes will be guaranteed on a senior subordinated unsecured basis by most of our domestic subsidiaries and one of our international subsidiaries and any of our other subsidiaries that in the future guarantee specified other debt. As of June 15, 2003, the Notes would have been subordinated to $610.5 million of senior indebtedness.

The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2003, unless extended. The exchange offer will remain in effect for a limited time and we do not currently intend to extend the expiration date of the exchange offer.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes for Notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes, but you should see the discussion under the caption “Material United States federal income tax considerations” beginning on page 154 for more information.

•	We will not receive any proceeds from the exchange offer.

•	We do not intend to apply for listing of the Notes on any securities exchange or automated dealer quotation system.

Broker-Dealers

•	Each broker-dealer that receives Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those Notes. The letter of transmittal states that, by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

•	This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making or other trading activities.

•	We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with the resale of Notes. See “Plan of distribution.”

You should consider carefully the risk factors beginning on page 15 of this prospectus before participating in the exchange offer.

Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is             , 2003.

Trademarks

The Domino’s® and Domino’s Pizza® names and logos are trademarks that are federally registered in the United States. The titles and logos associated with our products appearing in this prospectus, including Domino’s HeatWave®, Cinna Stix® and Domino’s PULSETM, are either federally registered trademarks or are subject to pending applications for registration. Our trademarks may also be registered in other jurisdictions. All other trademarks or trade names appearing elsewhere in this prospectus are the property of their respective owners.

Industry data

In this prospectus, we rely on and refer to information regarding the U.S. quick service restaurant, or QSR, sector, the U.S. pizza category and its channels and competitors (including us) prepared by CREST®, a service of NPD Foodworld®, a division of The NPD Group, Inc. (“CREST”), as well as market research reports, analyst reports and other publicly available information. Although we believe this information is reliable, we have not independently verified it.

We have not authorized any dealer, salesperson, or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You should rely only on information contained in this prospectus or to which we have referred you. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information in this prospectus may be accurate only as of the date of this prospectus.

Disclosure regarding forward-looking statements

The matters discussed in this prospectus, as well as in future oral and written statements by our management, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will be,” “will continue,” “will likely result,” “would” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information.

We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in this prospectus under the caption “Risk factors,” as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking

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statements. Although we believe that our expectations are based on reasonable assumptions, actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to, those described under the caption “Risk factors.”

Before you decide whether to participate in the exchange offer, you should be aware that the occurrence of the events described in this prospectus, including under the caption “Risk factors,” could have an adverse effect on our business, results of operations and financial condition. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. Forward-looking statements speak only as of the date of this prospectus. Except as required under federal securities laws and the rules and regulations of the Commission, we do not have any intention to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus, whether as a result of new information, future events or otherwise. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this prospectus or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

This prospectus contains forward-looking statements, including information within “Management’s discussion and analysis of financial condition and results of operations.” Although we believe that our expectations are based on reasonable assumptions, actual results may differ materially from those in the forward-looking statements as a result of various factors. See “Risk Factors” beginning on page 15 for a discussion of certain factors that you should carefully consider before deciding whether to exchange your outstanding notes.

Presentation of financial and other data

Our fiscal year is a 52- or 53-week year ending on the Sunday on or nearest to December 31. Our fiscal years 1998, 1999, 2000, 2001 and 2002 ended on January 3, 1999, January 2, 2000, December 31, 2000, December 30, 2001 and December 29, 2002, respectively. Fiscal years are identified in this prospectus according to the calendar year that they most accurately represent. For example, the fiscal year ended January 2, 2000 is referred to herein as “fiscal 1999” or “1999.” Fiscal 1998 is the only 53-week year presented in this prospectus. Our convention with respect to periodic financial data is such that each of our first three fiscal quarters consist of twelve weeks while our last fiscal quarter consists of sixteen or seventeen weeks. The 2002 and 2003 two fiscal quarters presented in this prospectus represent the twenty-four week periods ended June 16, 2002 and June 15, 2003, respectively. Throughout this prospectus, unless otherwise indicated, store counts are as of June 15, 2003.

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Prospectus summary

The following summary contains information about Domino’s, Inc. and the material terms of the exchange offer. It may not contain all the information that is important to you. You should read this entire prospectus, including the financial data and related notes, and the documents we have referred you to before deciding whether to participate in the exchange offer. In this prospectus, the term “outstanding notes” refer to our 8 1/4% senior subordinated notes due 2011 that have not been registered under the Securities Act of 1933 and the terms “exchange notes” and “Notes” each refer to our 8 1/4% senior subordinated notes due 2011 registered under the Securities Act of 1933. The terms “company,” “Domino’s,” “we,” “our” and “us,” as used in this prospectus refer to Domino’s, Inc. and its subsidiaries as a combined entity, except where it is clear that such terms mean only Domino’s, Inc. Domestic market share and related compound annual growth rate information included in this prospectus have been provided by CREST. In addition, sales information for the U.S. QSR sector, the U.S. pizza category and the U.S. pizza delivery channel included in this prospectus represent consumer reported spending provided by CREST. Please refer to note 1 to our summary historical and pro forma consolidated financial and other data included in this summary for a reconciliation of our net income to our SFAS 131 Reported Earnings. You should carefully consider the information set forth under “Risk factors.”

Company overview

We are the number one pizza delivery company in the United States with a 19.9% share of the U.S. pizza delivery channel and we also have a leading and growing international presence. We believe our Domino’s Pizza® brand is one of the most widely recognized consumer brands in the world. We operate through a network of 596 company-owned stores, substantially all of which are in the United States, and 6,695 franchise stores located in all 50 states and in more than 50 countries. In addition, we operate 18 regional dough manufacturing and distribution centers in the contiguous United States as well as eight dough manufacturing and distribution centers outside the contiguous United States. In fiscal 2002 and the two fiscal quarters ended June 15, 2003, our worldwide net retail sales at our company-owned and franchise stores, which we refer to as our system-wide sales, were nearly $4.0 billion and $1.9 billion, respectively, including over $2.9 billion and nearly $1.4 billion, respectively, domestically and over $1.0 billion and $0.5 billion, respectively, internationally. During these same periods, we generated nearly $1.3 billion and $0.6 billion, respectively, in revenues.

Over our 43-year history, we have developed a cost-efficient store model focused on the timely delivery of high-quality, affordable pizza and complementary side items. Because our domestic stores and most of our international stores do not offer dine-in areas, they are relatively inexpensive to open and maintain. We believe that our typical store generates attractive returns on investment, which drives demand for new Domino’s franchise stores.

Strong store demand from franchisees, and the resulting growth in store counts, has allowed us to build a large, global and diverse franchise network. As of June 15, 2003, our franchise store network consisted of 6,695 stores, 64% of which were located in the contiguous United States. Over 90% of our worldwide stores are owned and operated by our highly committed franchisees.

Our earnings are driven largely through sales by franchise stores, which generate royalty payments and distribution sales. We also generate earnings through our company-owned stores. We operate our business in three segments: domestic stores, domestic distribution and international.

•	Domestic stores. The domestic stores segment, comprised of 579 company-owned stores and 4,283 franchise stores, generated revenues of $242.6 million, and earnings before interest, taxes, depreciation, amortization, gains (losses) on sale or disposal of assets, and gains (losses) on debt extinguishments, calculated in the manner required by SFAS No. 131 and which is further described in the notes to our summary historical and pro forma consolidated financial and other data included in this prospectus, which we refer to as our SFAS 131 Reported Earnings, of $66.6 million for the two fiscal quarters ended June 15, 2003.

•	Domestic distribution. Our domestic distribution segment, which distributes food, equipment and supplies to all of our domestic company-owned stores and food to approximately 98% of our domestic franchise stores, generated revenues of $322.1 million and SFAS 131 Reported Earnings of $25.7 million for the two fiscal quarters ended June 15, 2003.

•	International. Our international segment, which operates 17 company-owned stores and oversees 2,412 franchise stores outside the contiguous United States and also distributes food and supplies in a limited number of these markets, generated revenues of $42.8 million and SFAS 131 Reported Earnings of $12.4 million for the two fiscal quarters ended June 15, 2003.

On a consolidated basis, we generated revenues of nearly $607.5 million, and SFAS 131 Reported Earnings, including $9.5 million of unallocated corporate and administrative costs, of $95.3 million for the two fiscal quarters ended June 15, 2003. We have been able to grow our earnings with limited capital investments because a significant portion of our earnings are driven by sales by franchise stores, which require minimal capital expenditures by us.

We have been delivering high-quality, affordable pizza to our customers since 1960 when brothers Thomas and James Monaghan borrowed $900 and purchased a small pizza store in Ypsilanti, Michigan. In 1998, an investor group led by investment funds affiliated with Bain Capital, LLC completed a recapitalization through which the investor group acquired a 93% controlling economic interest in our company from Thomas Monaghan and his family. In June 2003, we completed a recapitalization with our parent corporation, TISM, Inc., as described below under the heading “—The Transactions.”

Since 1999, the first full year after our 1998 recapitalization, through fiscal 2002, we increased our system-wide sales from nearly $3.4 billion to nearly $4.0 billion and increased our revenues from nearly $1.2 billion to nearly $1.3 billion. These increases in system-wide sales were driven by an increase of 671 stores worldwide and increases in same store sales in both domestic and international markets. As a result of these increases, we have grown our SFAS 131 Reported Earnings 44%, from $131.1 million in 1999 to $189.3 million in fiscal 2002. This growth in SFAS 131 Reported Earnings enabled us to invest in re-imaging approximately 90% of our domestic company-owned stores as well as to develop our Domino’s PULSE™ point-of-sale computer system, which we have implemented in all of our domestic company-owned stores. In addition to these significant investments, between year end 1998 and our June 2003 recapitalization we repaid $147.4 million of debt.

We believe that our competitive strengths include the following:

•	#1 pizza delivery company in the United States with a leading and growing international presence;
•	Strong brand awareness;

•	Successful and proven earnings model; and
•	Vertically integrated distribution system.

Our business strategy

We intend to achieve further growth and to strengthen our competitive position through the continued implementation of our business strategy, which includes the following key elements:

•	Implement our strategic initiatives;
•	Leverage our strong brand awareness; and
•	Expand and optimize worldwide store base.

Risks relating to our business strategy

Our business and our industry are subject to intense competition and rapid change. If we are faced with increased competition or changes in consumer tastes, among other factors, we may be unable to compete effectively, our revenues and profitability may be adversely affected and our business may be harmed. We are dependent on the successful implementation of our growth strategy to increase our revenues and profitability and a failure to open new stores, both domestically and internationally, would adversely affect our ability to increase our revenues and profitability. Additionally, any increase in food, labor or other costs, which in many cases is beyond our control, could adversely affect our profitability and operating results. As of June 15, 2003, after giving effect to the Transactions referred to below, our consolidated indebtedness would have been approximately $1.02 billion. If we are unable to generate sufficient cash flow to meet our debt service obligations, our business and financial condition could be harmed.

Our principal executive offices are located at 30 Frank Lloyd Wright Drive, Ann Arbor, MI 48106 Telephone: (734) 930-3030. We maintain a website on the Internet at www.dominos.com. Our website, and the information contained therein, is not a part of this prospectus.

The Transactions

On June 25, 2003, in connection with the offering of our outstanding notes, we amended and restated our existing senior secured credit facility, which amendment and restatement we refer to as our new senior secured credit facility, to provide for a $610.0 million term loan facility and a $125.0 million revolving credit facility. In addition, on May 28, 2003, we commenced a tender offer for all of our outstanding 10 3/8% senior subordinated notes due 2009 (the “2009 Notes Tender Offer”). With the proceeds from the offering of our outstanding notes, borrowings under our new senior secured credit facility and cash from operations, on June 25, 2003 we:

•	repaid all $365.2 million of indebtedness outstanding under our existing senior secured credit facility;

•	purchased $206.7 million in aggregate principal amount of our 10 3/8% senior subordinated notes due 2009, representing all of the 10 3/8% senior subordinated notes that were tendered to us in the 2009 Notes Tender Offer, for an aggregate purchase price of $236.6 million;

•	distributed $200.5 million to TISM, Inc., our parent corporation, to permit TISM to redeem all of its outstanding 11.5% cumulative preferred stock; and

•	distributed approximately $188.3 million to TISM (to permit TISM to pay a dividend on its outstanding common stock) and made approximately $12.4 million of compensatory make-whole payments to specified TISM stockholders and to our officers, directors and employees who hold TISM stock options.

The issuance and sale of the outstanding notes and the transactions discussed above, together with the payment of the related fees and expenses are referred to collectively as the “Transactions.” Following consummation of the Transactions, $11.2 million in aggregate principal amount of our 10 3/8% senior subordinated notes due 2009 remained outstanding.

The shares of TISM common stock and cumulative preferred stock were primarily issued in December 1998 to investment funds affiliated with Bain Capital, LLC and other investors in connection with the recapitalization of TISM.

The exchange offer

On June 25, 2003, we completed an offering of $403 million in aggregate principal amount at maturity of our 8 1/4% Senior Subordinated Note due 2011, which was exempt from registration under the Securities Act.

We sold the outstanding notes to J.P. Morgan Securities, Inc., Banc of America Securities LLC, Banc One Capital Markets, Inc., Bear, Stearns & Co. Inc., Citigroup Global Markets, Inc., Credit Suisse First Boston LLC, Goldman, Sachs & Co. and Lehman Brothers Inc. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

In connection with the sale of the outstanding notes, we and the subsidiary guarantors entered into a registration rights agreement with the initial purchasers. Under the terms of that agreement, we each agreed to use reasonable best efforts to consummate the exchange offer contemplated by this prospectus.

If we and the subsidiary guarantors are not able to effect the exchange offer contemplated by this prospectus, we and the subsidiary guarantors will use reasonable best efforts to file and cause to become effective a shelf registration statement relating to resales of the outstanding notes. We must pay additional interest on the outstanding notes if we do not complete the exchange offer within 210 days after their issue date or, if required, the shelf registration statement is not declared effective within 210 days after the issue date of the outstanding notes.

The following is a brief summary of the terms of the exchange offer. For a more complete description of the exchange offer, see “The exchange offer.”

Securities offered	$403,000,000 in aggregate principal amount at maturity of 8 1/4% Senior Subordinated Notes due 2011.

Exchange offer

The Notes are being offered in exchange for a like principal amount of outstanding notes. The exchange offer will remain in effect for a limited time. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                      , 2003. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount. The form and terms of the Notes are the same as the form and terms of the outstanding notes except that:

•	The Notes have been registered under the Securities Act of 1933 and will not bear any legend restricting their transfer;

•	The Notes bear a different CUSIP number than the outstanding notes; and

•	The holders of the Notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

See “The exchange offer.”

Resale

Based on an interpretation by the staff of the Securities and Exchange Commission, or the SEC, set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of exchange notes; and

•	you are not an “affiliate” of Domino’s within the meaning of Rule 405 of the Securities Act.

Each participating broker-dealer that receives exchange notes for its own account during the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Prospectus delivery requirements are discussed in greater detail in the section captioned “Plan of distribution.”

Any holder of outstanding notes who:

•	is an affiliate of Domino’s;

•	does not acquire exchange notes in the ordinary course of its business; or

•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration date

The exchange offer will expire at 5:00 p.m., New York City time on                     , 2003, unless we decide to extend the exchange offer. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holders promptly after expiration or termination of the exchange offer.

Conditions to the exchange

offer

The exchange offer is subject to certain customary conditions, some of which may be waived by us. If we waive any of the conditions described under “The exchange offer—Conditions to the exchange offer” such waiver will be effective for all holders that tender outstanding notes in the exchange offer. See “The exchange offer—Conditions to the exchange offer.”

Procedures for tendering

outstanding notes

If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program, or ATOP, procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any Notes to be received by you will be acquired in the ordinary course of business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of Domino’s, Inc. or if you are an affiliate, you will comply with any applicable registration and prospectus delivering requirements of the Securities Act; and

•	if you are a broker-dealer that will receive Notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such Notes.

See “The exchange offer—Procedures for tendering outstanding notes” and “Plan of distribution.”

Effect of not tendering in the

exchange offer

Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the Securities Act, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations to register, and we do not currently anticipate that we will register, the outstanding notes under the Securities Act. See “The exchange offer—Consequences of failure to exchange.”

Special procedures for

beneficial owners

If you are a beneficial owner of outstanding notes that are not registered in your name, and you wish to tender outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed delivery

procedures

If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with DTC’s ATOP procedures prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The exchange offer—Guaranteed delivery procedures.”

Interest on the Notes and the outstanding notes

The Notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes or, if no interest has been paid, from June 25, 2003. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the Notes.

Withdrawal rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

Material United States federal income tax considerations

The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read the section of this prospectus captioned “Material United States federal income tax considerations” for more information on tax consequences of the exchange offer.

Use of proceeds	We will not receive any cash proceeds from the issuance of Notes in to the exchange offer.

Exchange agent

BNY Midwest Trust Company, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading “The exchange offer—Exchange agent.”

The exchange notes

The following is a brief summary of the terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the financial terms and covenants of the outstanding notes other than the provisions of the outstanding notes relating to additional interest in the event that this exchange offer is not completed within 210 days of the issue date of the outstanding notes or the shelf registration statement, if applicable, is not declared effective within such 210 day period. For a more complete description of the terms of the exchange notes, see “Description of Notes.”

Issuer	Domino’s, Inc.

Securities offered	$403,000,000 aggregate principal amount at maturity of 8 1/4% Senior Subordinated Notes due 2011.

Maturity date	July 1, 2011.

Interest rate	8 1/4% per year.

Interest payment date	January 1 and July 1 of each year, beginning on January 1, 2004.

Guarantees

Most of our existing domestic subsidiaries and one of our international subsidiaries, and any of our other subsidiaries that in the future guarantee specified other debt, will unconditionally guarantee the Notes.

Ranking	The Notes are our unsecured senior subordinated obligations and:

•	rank junior to all of our existing and future senior debt, which includes indebtedness under our new senior secured credit facility;

•	rank equally with all of our existing and future senior subordinated debt, including our outstanding notes and our outstanding 10 3/8% senior subordinated notes;

•	rank senior to all of our existing and future subordinated debt; and

•	be effectively subordinated to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations, including debt under our new senior secured credit facility.

Similarly, the guarantees by our subsidiaries:

•	rank junior to all of the existing and future senior debt of such subsidiaries, which includes the guarantees under our new senior secured credit facility;

•	rank equally with all of the existing and future senior subordinated debt of such subsidiaries, including the guarantees of our outstanding notes and our outstanding 10 3/8% senior subordinated notes;

•	rank senior to all of the existing and future subordinated debt of such subsidiaries; and

•	be effectively subordinated to all existing and future secured obligations of such subsidiaries to the extent of the value of the assets securing such obligations, including the guarantees under our new senior secured credit facility.

As of June 15, 2003 after giving effect to the Transactions, the Notes and the subsidiary guarantees would have been subordinated to $610.5 million of senior debt, excluding $125.0 million of additional borrowing capacity available under the revolving credit facility portion of our new senior secured credit facility.

Optional redemption

We may redeem some or all of the Notes at any time on or after July 1, 2007. We may also redeem up to 40% of the aggregate principal amount of the Notes using the proceeds from one or more equity offerings completed by us or our parent corporation before July 1, 2006.

The redemption prices are described under “Description of Notes—Optional redemption.”

In addition, before July 1, 2007, if we experience specific kinds of changes of control, we may also redeem all, but not part, of the Notes at the redemption prices listed in “Description of Notes—Optional redemption.”

Change of control and

asset sales

If we experience specific kinds of changes of control or we sell assets under specified circumstances, we will be required to make an offer to purchase the Notes at the prices listed in “Description of Notes—Repurchase at the option of holders.” We may not have sufficient funds available at the time of any change of control to effect the purchase.

Certain covenants	The indenture restricts our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional debt or issue preferred stock;

•	make certain distributions, investments and other restricted payments;

•	create certain liens;

•	pay dividends and repurchase capital stock;

•	limit the ability of restricted subsidiaries to make payments to us;

•	sell assets; and

•	merge, consolidate or sell substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of Notes—Certain covenants” in this prospectus.

Absence of a public market

for the exchange notes

The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, a market for the exchange notes may not develop or, if one does develop, the liquidity of such market may be limited. We do not intend to apply for the listing of the exchange notes on any securities exchange or automated dealer quotation system. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. See “Plan of distribution.”

Risk factors

See “Risk factors” for a discussion of certain factors that you should carefully consider before deciding whether to exchange your outstanding notes.

Summary historical and pro forma consolidated financial and other data

The summary historical and pro forma consolidated financial and other data set forth below should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations,” “Selected historical consolidated financial and other data,” “Unaudited pro forma consolidated financial data” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus. The summary historical balance sheet data as of the end of each fiscal year presented below, and the summary income statement data for the periods then ended, have been derived from our audited consolidated financial statements. The summary historical balance sheet data as of the end of each fiscal quarter presented below and the summary income statement data for the periods then ended have been derived from our unaudited consolidated financial statements. Sales information for franchise stores is reported by franchisees. These historical data are not necessarily indicative of results to be expected for any future period. In addition, the summary unaudited pro forma consolidated financial data for the two fiscal quarters ended June 15, 2003 presented below give effect to the Transactions as if they occurred on June 15, 2003 for balance sheet data and as if they had occurred on the first day of fiscal 2002 for income statement data used to derive the pro forma ratios. However, the unaudited pro forma ratios and balance sheet data do not purport to represent what our ratios or balance sheet data would have been if the Transactions had occurred on such dates or what the data will be for future periods.

	Fiscal year ended			Two fiscal quarters ended
(Dollars in millions)	Dec. 31, 2000	Dec. 30, 2001	Dec. 29, 2002	June 16, 2002	June 15, 2003

Income statement data:
Revenues:
Domestic company-owned stores	$378.0	$362.2	$376.5	$178.4	$175.8
Domestic franchise	120.6	134.2	140.7	66.6	66.8
Domestic distribution	604.1	691.9	676.0	320.5	322.1
International	63.4	70.0	81.8	36.7	42.8

Total revenues	1,166.1	1,258.3	1,275.0	602.1	607.5
Cost of sales	862.2	937.9	939.0	441.1	446.6

Gross profit	303.9	320.4	336.0	161.0	160.9
General and administrative expense	190.7	193.5	179.8	91.6	80.3

Income from operations	113.2	126.9	156.2	69.3	80.6
Interest expense, net	71.8	66.6	59.8	26.9	23.2

Income before provision for income taxes	41.4	60.3	96.5	42.4	57.4
Provision for income taxes	16.2	23.5	35.8	15.7	21.5

Net income	$25.2	$36.8	$60.7	$26.7	$35.9

Other financial data:
SFAS 131 Reported Earnings(1)	$147.3	$162.2	$189.3	$87.4	$95.3
Depreciation and amortization	33.6	33.1	28.3	13.8	13.3
Capital expenditures	37.9	40.6	53.9	24.7	11.6

System-wide sales(2):
Domestic	$2,647.2	$2,816.7	$2,926.7	$1,388.0	$1,393.1
International	896.3	967.9	1,035.0	463.9	524.0

Total	$3,543.5	$3,784.6	$3,961.7	$1,851.9	$1,917.1

	Fiscal year ended			Two fiscal quarters ended
	Dec. 31, 2000	Dec. 30, 2001	Dec. 29, 2002	June 16, 2002	June 15, 2003

Same store sales growth (3):
Domestic company-owned stores	(0.9)%	7.3%	0.0%	3.3%	(4.3)%
Domestic franchise	0.1%	3.6%	3.0%	6.4%	(0.2)%
Domestic stores	0.0%	4.0%	2.6%	6.0%	(0.8)%
International	3.7%	6.4%	4.1%	4.1%	3.5%

Store counts (at end of period):
Domestic company-owned stores	626	519	577	583	579
Domestic franchise (4)	4,192	4,294	4,271	4,223	4,283

Domestic stores	4,818	4,813	4,848	4,806	4,862
International	2,159	2,259	2,382	2,290	2,429

Total	6,977	7,072	7,230	7,096	7,291

	Fiscal year ended			Two fiscal quarters ended
(Dollars in millions)	Dec. 31, 2000	Dec. 30, 2001	Dec. 29, 2002	June 15, 2003	June 15, 2003

				(actual)	(pro forma)
Ratios:
Earnings to fixed charges	1.5x	1.8x	2.4x	3.1x	2.3x
SFAS 131 Reported Earnings to interest expense(5)	1.9x	2.4x	3.1x	4.1x	2.9x
Debt to SFAS 131 Reported Earnings(5)	4.7x	4.0x	3.2x

Balance sheet data (at end of period):
Total assets(6)	$382.4	$402.6	$422.4	$446.4	$439.3
Total debt	686.1	654.7	602.0	580.7	1,021.8
Total stockholder’s deficit	(454.8)	(424.9)	(375.6)	(338.3)	(766.2)

(1)	SFAS 131 Reported Earnings represents earnings before interest, taxes, depreciation, amortization, gains (losses) on sale/disposal of assets and other, and gain (loss) on debt extinguishments. Management uses SFAS 131 Reported Earnings as a primary profit measure as management believes it provides a meaningful year-to-year comparison of our operating results, and should not be substituted as an alternative to net income or income from operations which are measures of performance in accordance with accounting principles generally accepted in the United States. Furthermore, SFAS 131 Reported Earnings information is provided as we use it extensively in internal management reporting to evaluate our business segments, we believe it assists the investing community in evaluating the operating performance of our company and it is a required disclosure under SFAS No. 131 relating to the profitability of our reportable segments as we evaluate the performance of our segments and allocate resources to them based on SFAS 131 Reported Earnings. SFAS 131 Reported Earnings should not be considered as an alternative to cash flows provided by operating activities as a measure of liquidity.

The following table sets forth a reconciliation of our net income to SFAS 131 Reported Earnings:

	Fiscal year ended			Two fiscal quarters ended
(Dollars in millions)	Dec. 31, 2000	Dec. 30, 2001	Dec. 29, 2002	June 16, 2002	June 15, 2003

Net income	$25.2	$36.8	$60.7	$26.7	$35.9
Provision for income taxes	16.2	23.5	35.8	15.7	21.5
Interest expense, net	71.8	66.6	59.8	26.9	23.2
Depreciation and amortization	33.6	33.1	28.3	13.8	13.3
Losses (gains) on sale/disposal of assets	1.3	2.0	2.9	3.3	(0.4)
Loss (gain) on debt extinguishments	(0.9)	0.2	1.8	0.9	1.7

SFAS 131 Reported Earnings	$147.3	$162.2	$189.3	$87.4	$95.3

(a)

As part of our 1998 recapitalization, TISM, our parent corporation, entered into a covenant not-to-compete with its former majority stockholder. TISM contributed this asset to us in 1998. Amortization expense for this covenant not-to-compete was provided using an accelerated method over a three-year period and was approximately

$10.9 million in 2000 and $5.3 million in 2001. As of December 30, 2001, this asset was fully amortized. We adopted SFAS No. 142 “Goodwill and Other Intangibles”, effective December 31, 2001 and, accordingly, ceased amortizing goodwill. Goodwill amortization was approximately $2.3 million in 2000 and $2.0 million in 2001.

(2)	System-wide sales represent worldwide net retail sales at our company-owned and franchise stores.

(3)	Same store sales growth is calculated including only sales from stores that also had sales in the same period of the prior year but excluding sales from certain seasonal locations such as stadiums and concert arenas. International same store sales growth is calculated similarly to domestic same store sales growth, on a constant dollar basis.

(4)	Includes a 51 store reduction in the 2001 ending store count as a result of our revised definition of a store. During the fourth quarter of 2001, we reviewed our store definition and decided to exclude from our total store count any retail location that was open less than 52 weeks and had annual sales of less than $100,000. Although these stores are no longer included in our store count, revenues and profits generated from these stores are recognized in our operating results. The store count information for 2000 has not been adjusted to reflect this change in store count methodology.

(5)	The ratio of SFAS 131 Reported Earnings to interest expense is used by management primarily to assess our ability to meet our debt service requirements. Similarly, the ratio of debt to SFAS 131 Reported Earnings is used by management primarily to assess the appropriateness of our leverage as well as our ability to meet our debt service requirements. Management believes that for these reasons these measures are useful to investors.

(6)	Total assets as of December 29, 2002 include a reclassification of approximately $28.2 million of restricted assets relating to our advertising fund.

Risk factors

In deciding whether to participate in this exchange offer, you should carefully consider the risks described below, which could cause our operating results and financial condition to be materially adversely affected, as well as the other information and data included in this prospectus.

Risks related to the Notes

Our substantial indebtedness could adversely affect our business and prevent us from fulfilling our obligations under the Notes.

As of June 15, 2003, after giving effect to the Transactions, our consolidated indebtedness would have been approximately $1.02 billion, of which $610.5 million would have been senior indebtedness. Our substantial indebtedness, and the fact that a large portion of our cash flow from operations must be used to make principal and interest payments on our indebtedness, could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the Notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate thereby placing us at a competitive disadvantage compared to our competitors that may have less debt;

•	limit, by the financial and other restrictive covenants in the Notes and in our new senior secured credit facility, our ability to borrow additional funds; and

•	have a material adverse effect on us if we fail to comply with the covenants in the Notes and our new senior secured credit facility, because such failure could result in an event of default which, if not cured or waived, could result in a substantial amount of our indebtedness becoming immediately due and payable.

In addition, the indenture governing the Notes and our new senior secured credit facility permits us to incur substantial additional indebtedness in the future. As of June 15, 2003, after giving effect to the Transactions, $125.0 million would have been available to us for additional borrowing under the revolving credit facility portion of our new senior secured credit facility (excluding outstanding letters of credit of $21.8 million). If new indebtedness is added to our and our subsidiaries’ current debt levels, the risks described above would intensify.

See “Description of senior secured credit facility” and “Description of Notes.”

We may be unable to generate sufficient cash flow to satisfy our significant debt service obligations, which would adversely affect our financial condition and results of operations.

Our ability to make principal and interest payments on and to refinance our indebtedness, including the Notes, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, the indenture governing the Notes permits us to make distributions to our parent corporation and make other payments otherwise prohibited by the indenture so long as we meet specified financial tests that are based in part on our consolidated net income, as defined, since December 29, 2002. Any of these distributions or payments, if made, could make it more difficult for us to make scheduled payments on the Notes and could result in our inability to satisfy our obligations under the Notes.

If our business does not generate sufficient cash flow from operations, if currently anticipated cost savings and operating improvements are not realized on schedule, in the amounts projected or at all, or if future borrowings are not available to us under our new senior secured credit facility in amounts sufficient to enable us to pay our indebtedness, including the Notes, or to fund our other liquidity needs our financial condition and results of operations may be adversely affected. If we cannot generate sufficient cash flow from operations to make scheduled principal and interest payments on the Notes in the future, we may need to refinance all or a portion of our indebtedness, including the Notes, on or before maturity, sell assets, delay capital expenditures, or seek additional equity. If we are unable to refinance any of our indebtedness, including the Notes, on commercially reasonable terms or at all or to effect any other action relating to the Notes or our other indebtedness on satisfactory terms or at all, our business may be harmed.

The terms of the Notes and our new senior secured credit facility have restrictive terms and our failure to comply with any of these terms could put us in default, which would have an adverse effect on our business and prospects.

Our new senior secured credit facility and the indenture governing the Notes contain a number of significant covenants. These covenants limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness and issue additional preferred stock;

•	make capital expenditures and other investments;

•	merge, consolidate or dispose of our assets or the capital stock or assets of any restricted subsidiary;

•	pay dividends, make distributions or redeem capital stock;

•	change our line of business;

•	enter into transactions with our affiliates; and

•	grant liens on our assets or the assets of our restricted subsidiaries.

Our new senior secured credit facility requires us to maintain specified financial ratios and satisfy financial condition tests at the end of each fiscal quarter. Our ability to meet these financial ratios and tests can be affected by events beyond our control, and we may not meet those tests. A breach of any of these covenants could result in a default under our new senior secured credit facility and/or the indenture governing the Notes. If our banks accelerate amounts owing under our new senior secured credit facility because of a default under our new senior secured credit facility and we are unable to pay such amounts, the banks have the right to foreclose on substantially all of our assets.

For a more detailed description of the terms of our indebtedness, please see “Description of senior secured credit facility” and “Description of Notes” beginning on page 91 and 94, respectively.

We may not be able to purchase the Notes upon a change of control, which would result in a default under the indenture governing the Notes and would adversely affect our business and financial condition.

Upon the occurrence of specific kinds of change of control events, we must offer to repurchase all of our outstanding Notes. It is possible, however, that we will not have sufficient funds at the time of the change of control to make the required repurchase of the Notes or that restrictions in our new senior secured credit facility will not allow such repurchase. The occurrence of some of the events that would constitute a change of control under the indenture would also constitute a default under our new senior secured credit facility. Moreover, the exercise by the holders of the Notes of their right to require us to repurchase the Notes in connection with a change of control transaction could cause a default under the new senior secured credit facility, even if the change of control itself does not, due to the financial effect on us of such repurchase. A default under the indenture governing the Notes or our new senior secured credit facility may have a material adverse effect on our business, financial condition or results of operations.

Your right to receive payments on the Notes is junior to our existing senior indebtedness and the existing senior indebtedness of our subsidiary guarantors and all of our and their future senior indebtedness.

The Notes and the subsidiary guarantees will be subordinated in right of payment to the prior payment in full of our and our subsidiary guarantors’ respective current and future senior indebtedness, including our and their obligations under our new senior secured credit facility. As a result of the subordination provisions of the Notes, in the event of the bankruptcy, liquidation or dissolution of us or any subsidiary guarantor, our assets or the assets of the applicable subsidiary guarantor would be available to pay obligations under the Notes and our other senior subordinated obligations only after all payments had been made on our senior indebtedness or the senior indebtedness of the applicable subsidiary guarantor. Sufficient assets may not remain after all of these payments have been made to make any payments on the Notes and our other senior subordinated obligations (which, after giving effect to the Transactions, would have totaled $414.2 million as of June 15, 2003), including payments of interest when due. In addition, all payments on the Notes and the subsidiary guarantees will be prohibited in the event of a payment default on our designated senior indebtedness and, for limited periods, upon the occurrence of other defaults under our designated senior indebtedness.

The Notes and the subsidiary guarantees are effectively subordinated to all of our and our subsidiary guarantors’ secured indebtedness and all indebtedness of our non-guarantor subsidiaries.

The Notes will not be secured. The borrowings under our new senior secured credit facility are secured by liens on all of our and our domestic subsidiary guarantors’ assets, including receivables, inventory, equipment, real estate, leases, licenses, patents, brand names, trademarks, contracts, securities and stock of subsidiaries. If we or any of these subsidiary guarantors declare bankruptcy, liquidate or dissolve, or if payment under our new senior secured credit facility or any of our other secured indebtedness is accelerated, our secured lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of the Notes. As a result, the Notes are effectively subordinated to our and our subsidiaries’ secured indebtedness to the extent of the value of the assets securing that indebtedness, and the holders of the Notes would in all likelihood recover ratably less than the lenders of our and our subsidiaries’ secured indebtedness in the event of our bankruptcy, liquidation or dissolution. As of June 15, 2003, after giving effect to the Transactions, we would have had $610.0 million of secured indebtedness outstanding and $125.0 million of secured indebtedness would have been available for borrowing under the revolving credit facility portion of our new senior secured credit facility (excluding outstanding letters of credit of $21.8 million).

In addition, the Notes will be structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the Notes. In the event of a bankruptcy, liquidation or dissolution of any of the non-guarantor subsidiaries, holders of their indebtedness, their trade creditors and holders of their preferred equity will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. However, under some circumstances, the terms of the Notes will permit our non-guarantor subsidiaries to incur additional specified indebtedness. As of June 15, 2003, after giving effect to the Transactions, the non-guarantor subsidiaries would have had approximately $463,000 of senior indebtedness outstanding and approximately $9.8 million of trade payables outstanding.

We will depend on distributions from our operating subsidiaries to repay the indebtedness represented by the Notes.

We are a holding company and derive all of our operating income from, and hold substantially all of our assets through, our subsidiaries. The effect of this structure is that we will depend on the earnings of our subsidiaries, and the payment or other distributions to us of these earnings, to meet our obligations under our new senior secured credit facility and the Notes. Provisions of law, like those requiring that dividends be paid only out of surplus, and provisions of our senior indebtedness limit the ability of our subsidiaries to make payments or other distributions to us.

If the issuance of the Notes or the subsidiary guarantees is deemed to be a fraudulent conveyance, the Notes and the subsidiary guarantees may be subordinated to all of our other debts and those of our subsidiaries.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the Notes and the subsidiary guarantees could be voided, or claims in respect of the Notes or the subsidiary guarantees could be subordinated to all of our other debts or those of any subsidiary guarantor if, among other things, either, the Notes or the subsidiary guarantees were incurred with the intent to hinder, delay or defraud any of our present or future creditors or those of our subsidiary guarantors, or at the time we or our subsidiary guarantors incurred the indebtedness evidenced by the Notes or the subsidiary guarantees, we or they received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and we or the subsidiary guarantor either:

•	were insolvent or rendered insolvent by reason of such incurrence;

•	were engaged in a business or transaction for which we or such guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we or it would incur, debts beyond our or its ability to pay such debts as they mature.

In addition, any payment by us or such subsidiary guarantor pursuant to the Notes or any subsidiary guarantee could be voided and required to be returned to us or such subsidiary guarantor, or to a fund for the benefit of our creditors or those of such subsidiary guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we or a subsidiary guarantor would be considered insolvent if:

•	the sum of our or such subsidiary guarantor’s debts, including contingent liabilities, were greater than the fair saleable value of all of our or such subsidiary guarantor’s assets;

•	the present fair saleable value of our or such subsidiary guarantor’s assets were less than the amount that would be required to pay our or such subsidiary guarantor’s probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	we or any subsidiary guarantor could not pay debts as they become due.

Based on historical financial information, recent operating history and other factors, we do not believe that we or any of our subsidiary guarantors, after giving effect to the Transactions, will be insolvent, will have unreasonably small capital for the business in which we and they are engaged or will have incurred debts beyond our or their ability to pay such debts as they mature. However, a court could apply a different standard in making such determinations or a court could disagree with our conclusions in this regard.

There is no existing market for the exchange notes, and if an active trading market does not develop for the exchange notes you may not be able to sell your exchange notes.

There is no existing market for the exchange notes, and a liquid market may not develop for the exchange notes. As a result, you may be limited in your ability to sell your exchange notes or the prices at which you would be able to sell your exchange notes may not reflect the full value of the exchange notes. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. The initial purchasers of the outstanding notes are not obligated to make a market in the exchange notes and any market making by them may be discontinued at any time without notice. We do not intend to apply for a listing of the exchange notes on any securities exchange or on any automated dealer quotation system.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the exchange notes will be subject to disruptions. Any such disruptions may have a negative effect on you, as a holder of the exchange notes, regardless of our prospects and financial performance.

Risks relating to our business and industry

The pizza delivery channel is highly competitive, and such competition could adversely affect our operating results.

We compete in the United States against two national chains, as well as many regional and local businesses. We could experience increased competition from existing or new companies in the pizza delivery channel, which could create increasing pressures to grow our business in order to maintain our channel share. If we are unable to maintain our competitive position, we could experience downward pressure on prices, lower demand for our products, reduced margins, the inability to take advantage of new business opportunities and the loss of channel share, which would have an adverse effect on our operating results.

We also compete on a broader scale with QSRs and other international, national, regional and local restaurants. The overall food service market and the QSR sector are intensely competitive with respect to food quality, price, service, convenience and concept, and are often affected by changes in:

•	consumer tastes;

•	national, regional or local economic conditions;

•	disposable purchasing power;

•	demographic trends; and

•	currency fluctuations to the extent international operations are involved.

We compete within the food service market and the QSR sector not only for customers, but also for management and hourly employees, suitable real estate sites and qualified franchisees. Our domestic distribution segment is also subject to competition from outside suppliers. If other suppliers were to offer lower prices or better service to our franchisees for their ingredients and supplies and, as a result, our franchisees chose not to purchase from our domestic distribution centers, our results of operations and financial condition would be adversely affected.

If we fail to successfully implement our growth strategy, which includes opening new domestic and international stores, our ability to increase our revenues and operating profits could be adversely affected.

A significant component of our growth strategy is opening new domestic and international franchise stores. We and our franchisees face many challenges in opening new stores, including, among others:

•	selection and availability of suitable store locations;

•	negotiation of acceptable lease or financing terms;

•	securing required domestic or foreign governmental permits and approvals; and

•	employment and training of qualified personnel.

The opening of additional franchise stores also depends, in part, upon the availability of prospective franchisees who meet our criteria. Our failure to add a significant number of new stores would adversely affect our ability to increase revenues and operating income. We are currently planning to expand our international operations in markets where we currently operate and in selected new markets. This may require considerable management time as well as start-up expenses for market development before any significant revenues and earnings are generated. Operations in new foreign markets may achieve low margins or may be unprofitable and expansion in existing markets may by affected by local economic and market conditions. Therefore, as we expand internationally, we may not experience the operating margins we expect, and our revenues and earnings may be negatively impacted.

We may also pursue strategic acquisitions as part of our business. If we are able to identify acquisition candidates, such acquisitions may be financed, to the extent permitted under our debt agreements, with substantial debt.

The food service market is affected by consumer preferences and perceptions. Changes in these preferences and perceptions may lessen the demand for our products, which would reduce sales and harm our business.

Food service businesses are affected by changes in consumer tastes, national, regional and local economic conditions, and demographic trends. Our sales could also be affected by changing consumer tastes. For instance, if prevailing health or dietary preferences cause consumers to avoid pizza and other products we offer in favor of foods that are perceived as more healthy, our business and operating results would be harmed. Moreover, because we are primarily dependent on a single product, if consumer demand for pizza should decrease, our business would suffer more than if we had a more diversified menu, as many other food service businesses do.

Increases in food, labor and other costs could adversely affect our profitability and operating results.

An increase in our operating costs could adversely affect our profitability. Factors such as inflation, increased food costs, increased labor and employee benefit costs and increased energy costs may adversely affect our operating costs. Most of the factors affecting costs are beyond our control and, in many cases, we may not be able to pass along these increased costs to our customers or franchisees. Most ingredients used in our pizza, particularly cheese, are subject to significant price fluctuations as a result of seasonality, weather, demand and other factors. The cheese block price per pound averaged $1.19 in 2002 and the estimated increase in company-owned store food costs from a hypothetical $0.20 adverse change in the average cheese block price per pound would have been approximately $3.5 million in 2002. Labor costs are largely a function of the minimum wage for a majority of our store and distribution center personnel, and, generally, are a function of the availability of labor. Food, including cheese costs, and labor represent approximately 45% to 60% of a typical company-owned store’s cost of sales.

We do not have long-term contracts with many of our suppliers, and as a result they could seek to significantly increase prices or fail to deliver.

We typically do not rely on written contracts or long-term arrangements with our suppliers. Although we have not experienced significant problems with our suppliers, our suppliers may implement significant price increases or may not meet our requirements in a timely fashion, if at all. The occurrence of any of the foregoing could have a material adverse effect on our operating results.

We currently use sole suppliers for some of our food products and if we are required to replace any of these suppliers, we may incur additional costs that could adversely affect our business and results of operations.

We currently use sole suppliers for our cheese, chicken and meat toppings and for our Crunchy Thin Crust dough products. While alternate sources for these ingredients are available, we may not be able to enter into new arrangements on a timely basis for the supply of these ingredients or on terms as favorable to us as under our current arrangements.

Shortages or interruptions in the supply or delivery of fresh food products could adversely affect our operating results.

We and our franchisees are dependent on frequent deliveries of fresh food products that meet our specifications. Shortages or interruptions in the supply of fresh food products caused by unanticipated demand, problems in production or distribution, inclement weather or other conditions could adversely affect the availability, quality and cost of ingredients, which would adversely affect our operating results.

Any prolonged disruption in the operations of any of our dough manufacturing and distribution centers could harm our business.

We operate 18 regional dough manufacturing and distribution centers in the contiguous United States and dough manufacturing and distribution centers in Alaska, Hawaii, Canada, the Netherlands and France. Our domestic dough manufacturing and distribution centers service all of our company-owned stores and approximately 98% of our domestic franchise stores. As a result, any prolonged disruption in the operations of any of these facilities, whether due to technical or labor difficulties, destruction or damage to the facility, real estate issues or other reasons, could result in increased costs and reduced revenues and our profitability and prospects could be harmed.

We face risks of litigation from customers, franchisees, employees and others in the ordinary course of business, which diverts our financial and management resources. Any adverse litigation or publicity may negatively impact our financial condition and results of operations.

Claims of illness or injury relating to food quality or food handling are common in the food service industry. In addition, class action lawsuits have been filed, and may continue to be filed, against various QSRs alleging, among other things, that QSRs have failed to disclose the health risks associated with high-fat foods and that QSR marketing practices have encouraged obesity. In addition to decreasing our sales and profitability and diverting our management resources, adverse publicity or a substantial judgment against us could negatively impact our financial condition, results of operations and brand reputation, hindering our ability to attract and retain franchisees and grow our business.

Further, we may be subject to employee, franchisee and other claims in the future based on, among other things, discrimination, harassment, wrongful termination and wage, rest break and meal break issues, including those relating to overtime compensation. We have been subject to these types of claims in the past, and we are currently subject to a purported class action claim of this type in California relating to rest break and meal break compensation and if one or more of these claims were to be successful or if there is a significant increase in the number of these claims, our business, financial condition, operating results and cash flows could be harmed.

Loss of key personnel or our inability to attract and retain new qualified personnel could hurt our business and inhibit our ability to operate and grow successfully.

Our success in the highly competitive pizza delivery channel will continue to depend to a significant extent on our leadership team and other key management personnel. Other than with our chairman and chief executive officer, David A. Brandon, we do not have any long-term employment agreements with any of our executive officers. As a result, we may not be able to retain our executive officers and key personnel or attract additional qualified management. Our success also will continue to depend on our ability to attract and retain qualified personnel to operate our stores, dough manufacturing and distribution centers and international operations. The loss of these employees or our inability to recruit and retain qualified personnel could have a material adverse effect on our operating results.

Our international operations subject us to additional risks, which risks and costs may differ in each country in which we do business, and may cause our profitability to decline due to increased costs.

We conduct a portion of our business outside the United States. Our financial condition and results of operations may be adversely affected if global markets in which our company-owned and franchise stores compete are affected by changes in political, economic or other factors. These factors, over which neither we nor our franchisees have control, may include:

•	recessionary or expansive trends in international markets;

•	changing labor conditions and difficulties in staffing and managing our foreign operations;

•	increases in the taxes we pay and other changes in applicable tax laws;

•	legal and regulatory changes and the burdens and costs of our compliance with a variety of foreign laws;

•	changes in inflation rates;

•	changes in exchange rates and the imposition of restrictions on currency conversion or the transfer of funds;

•	difficulty in collecting our royalties and longer payment cycles;

•	expropriation of private enterprises;

•	political or economic instability; and

•	other external factors.

Fluctuations in the value of the U.S. dollar in relation to other currencies may lead to lower revenues and earnings.

Exchange rate fluctuations could have an adverse effect on our results of operations. Approximately 5.6% of our revenues in 2001, 6.4% of our revenues in 2002 and 7.1% of our revenues in the two fiscal quarters ended June 15, 2003 were derived from our international segment, the majority of which were denominated in foreign currencies. Sales made by our stores outside the United States are denominated in the currency of the country in which the store is located, and this currency could become less valuable prior to conversion to U.S. dollars as a result of exchange rate fluctuations. Unfavorable currency fluctuations could lead to increased prices to customers outside the United States or lower profitability to our franchisees outside the United States, or could result in lower revenues for us, on a U.S. dollar basis, from such customers and franchisees.

We may not be able to adequately protect our intellectual property, which could harm the value of our brand and branded products and adversely affect our business.

We depend in large part on our brand and branded products and believe that they are very important to our business. We rely on a combination of trademarks, copyrights, service marks, trade secrets and similar intellectual property rights to protect our brand and branded products. The success of our business depends on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products in both domestic and international markets. We have registered certain trademarks and have other trademark registrations pending in the United States and foreign jurisdictions. Not all of the trademarks that we currently use have been registered in all of the countries in which we do business and they may never be registered in all of these countries. We may not be able to adequately protect our trademarks and our use of these trademarks may result in liability for trademark infringement, trademark dilution or unfair competition. All of the steps we have taken to protect our intellectual property in the United States and in foreign countries may not be adequate. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Further, through acquisitions of third parties, we may acquire brands and related trademarks that are subject to the same risks as the brands and trademarks we currently own.

We may from time to time be required to institute litigation to enforce our trademarks or other intellectual property rights, or to protect our trade secrets. Such litigation could result in substantial costs and diversion of resources and could negatively affect our sales, profitability and prospects regardless of whether we are able to successfully enforce our rights.

Our earnings and business growth strategy depends on the success of our franchisees and we may be harmed by actions taken by our franchisees that are outside of our control.

A significant portion of our earnings comes from royalties generated by our franchise stores. Franchisees are independent operators and their employees are not our employees. We provide limited training and support to franchisees, but the quality of franchise store operations may be diminished by any number of factors beyond our control. Consequently, franchisees may not successfully operate stores in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other store personnel. If they do not, our image and reputation may suffer, and revenues and system-wide sales could decline. While we try to ensure that our franchisees maintain the quality of our brand and branded products, our franchisees may take actions that adversely affect the value of our intellectual property or reputation. As of June 15, 2003, we had 1,300 domestic franchisees operating 4,283 domestic stores. Four of these franchisees each operate over 50 domestic stores, including our largest franchisee who operates 163 stores, and the average franchisee operates only three stores. In addition, our international master franchisees are generally responsible for the development of significantly more stores than our domestic franchisees. As a result, our international operations are more closely tied to the success of a smaller number of franchisees than our domestic operations. Our largest international master franchisee operates 488 stores, which accounts for approximately 20% of our total international store count. Our domestic and international franchisees may not operate their franchises successfully. If one or more of our key franchisees were to become insolvent or otherwise were unable or unwilling to pay us our royalties, our results of operation could be adversely affected.

We are subject to extensive government regulation, and our failure to comply with existing or increased regulations could adversely affect our business and operating results.

We are subject to numerous federal, state, local and foreign laws and regulations, including those relating to:

•	the preparation and sale of food;

•	building and zoning requirements;

•	environmental protection;

•	minimum wage, overtime and other labor requirements;

•	compliance with the Americans with Disabilities Act; and

•	working and safety conditions.

We may become subject to legislation seeking to tax and/or regulate high-fat foods. If we fail to comply with existing or future regulations, we may be subject to governmental or judicial fines or sanctions. In addition, our capital expenditures could increase due to remediation measures that may be required if we are found to be noncompliant with any of these laws or regulations.

We are also subject to a Federal Trade Commission rule and to various state and foreign laws that govern the offer and sale of franchises. Additionally, these laws regulate various aspects of the franchise relationship, including terminations and the refusal to renew franchises. The failure to comply with these laws and regulations in any jurisdiction or to obtain required government approvals could result in a ban or temporary suspension on future franchise sales, fines or other penalties or require us to make offers of rescission or restitution, any of which could adversely affect our business and operating results.

Our current insurance coverage may not be adequate, and insurance premiums for such coverage may increase and we may not be able to obtain insurance at acceptable rates, or at all.

We are partially self-insured for workers’ compensation, general liability and owned and non-owned automobile liabilities. We are generally responsible for up to $1.0 million per occurrence under these retention programs for workers’ compensation and general liability. We are also generally responsible for between $500,000 and $3.0 million per occurrence under these retention programs for owned and non-owned automobile liabilities. Total insurance limits under these retention programs vary depending on the period covered and range up to $108.0 million per occurrence for general liability and owned and non-owned automobile liabilities and up to the applicable statutory limits for workers’ compensation. These insurance policies may not be adequate to protect us from liabilities that we incur in our business. In addition, in the future our insurance premiums may increase and we may not be able to obtain similar levels of insurance on reasonable terms or at all. Any such inadequacy of or inability to obtain insurance coverage could have a material adverse effect on our business, financial condition and results of operations. We are not required to, and do not, specifically set aside funds for our self-insurance programs. We believe that our cash flows from operations and our available borrowings under our new senior secured credit facility are adequate to fund related liabilities.

Our annual and quarterly financial results are subject to significant fluctuations depending on various factors, many of which are beyond our control, which could adversely affect our ability to satisfy our debt obligations as they become due.

Our sales and operating results can vary significantly from quarter to quarter and year to year depending on various factors, many of which are beyond our control. These factors include:

•	variations in the timing and volume of our sales and our franchisees’ sales;

•	the timing of expenditures in anticipation of future sales;

•	sales promotions by us and our competitors;

•	changes in competitive and economic conditions generally;

•	changes in the cost or availability of our ingredients or labor; and

•	foreign currency exposure.

As a result, our results of operations may decline quickly and significantly in response to changes in order patterns or rapid decreases in demand for our products. We anticipate that fluctuations in operating results will continue in the future.

The current principal stockholders of TISM, Inc., our parent corporation, have significant influence over us, and could delay, deter or prevent a change of control or other business combination or otherwise cause us to take action with which you may disagree.

Investment funds affiliated with Bain Capital, LLC together hold 49% of TISM’s outstanding Class A voting common stock, approximately 69% of TISM’s outstanding Class A non-voting common stock and approximately 65% of TISM’s outstanding Class L non-voting common stock. In addition, these investment funds affiliated with Bain Capital, LLC and all of TISM’s other stockholders have entered into a stockholders agreement regarding, among other things, the voting of such capital stock. These agreements and their stock ownership give the investment funds affiliated with Bain Capital, LLC the power:

•	to prevent the approval of all matters submitted to stockholders of TISM and the company;

•	to elect up to a majority of the directors of TISM and its subsidiaries, including the company; and

•	to limit actions related to the business, policies and affairs of TISM and the company.

The investment funds affiliated with Bain Capital, LLC may have different interests as equity holders than those of holders of the Notes. See “Certain relationships and related transactions—Stockholders agreement.”

Use of proceeds

This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated June 25, 2003, by and among us, the subsidiary guarantors and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the Notes in the exchange offer. In the exchange offer, we will receive outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, issuance of the Notes will not result in any change in our capitalization.

The proceeds from the issuance of the outstanding notes, together with borrowings under our new senior secured credit facility and cash from operations, were used to repay all outstanding indebtedness under our existing senior secured credit facility, purchase all of our 10 3/8% senior subordinated notes that were tendered to us in the 2009 Notes Tender Offer, distribute cash to TISM sufficient to fund the redemption of all 980,108 outstanding shares of TISM’s 11.5% cumulative preferred stock, distribute cash to TISM to pay a dividend on the TISM common stock, make compensatory make-whole payments to specified TISM stockholders and to our officers, directors and employees who hold TISM stock options and pay related fees and expenses.

The following table sets forth the sources and uses of funds in connection with the Transactions.

(Dollars in millions)

Sources:		Uses:

Cash from operations (1)	$ 12.9	Repayment of existing senior secured credit facility (3)	$ 365.2

New term loan facility	610.0	Purchase of 10 3/8% senior subordinated notes in the 2009 Notes Tender Offer (4)	206.7

8 1/4% senior subordinated notes due 2011 (2)	400.1	2009 Notes Tender Offer premium and accrued interest (4)(5)	29.9

		Redemption of TISM’s 11.5% cumulative preferred stock	200.5

		TISM common stock dividend and compensatory make-whole payments (6)	200.7

		Transaction fees and expenses (7)	20.0

Total sources	$1,023.0	Total uses	$1,023.0

(1)	We have availability of $125.0 million under our revolving credit facility (excluding outstanding letters of credit of $21.8 million as of June 15, 2003). See “Description of senior secured credit facility—New senior secured credit facility.”
(2)	Represents $403.0 million aggregate principal amount at maturity of senior subordinated notes net of a $2.9 million discount.
(3)	Includes approximately $3.0 million of accrued interest.
(4)	Represents $206.7 million in aggregate principal amount of our 10 3/8% senior subordinated notes, which were tendered to us in the 2009 Notes Tender Offer.

(5)	Includes approximately $9.4 million of accrued interest.
(6)	Includes approximately $12.4 million of compensatory make-whole payments to specified TISM stockholders and our officers, directors and employees who hold TISM stock options.
(7)	Includes commitment, financial advisory, and other fees, initial purchasers’ discount and legal, accounting and other professional fees. See “Certain relationships and related transactions.”

Capitalization

The following table sets forth the cash and cash equivalents and the capitalization of Domino’s, Inc. and its subsidiaries as of June 15, 2003:

•	on an actual basis; and

•	on a pro forma basis giving effect to the consummation of the Transactions and the application of the net proceeds therefrom, as if the Transactions had occurred on that date.

This table should be read in conjunction with the selected historical consolidated financial and other data, the unaudited pro forma consolidated financial data and the audited consolidated financial statements and notes thereto included elsewhere in this prospectus.

	As of June 15, 2003

(Dollars in millions, except share data)	Actual	Pro forma

	(unaudited)

Cash and cash equivalents	$51.7	$38.8

Long-term debt, including current portion:
Revolving credit facility	$—	$—
Existing tranche B term loan facility	362.3	—
New term loan facility	—	610.0
10 3/8% senior subordinated notes	217.9	11.2
8 1/4% senior subordinated notes(1)	—	400.1
Other long-term debt	0.5	0.5

Total long-term debt	580.7	1,021.8

Stockholder’s deficit:
Common stock, $.01 par value, 3,000 shares authorized; 10 shares issued and outstanding	—	—
Additional paid-in capital	120.7	120.7
Retained deficit	(456.3)	(884.2)
Other	(2.7)	(2.7)

Total stockholder’s deficit(2)	(338.3)	(766.2)

Total capitalization	$242.4	$255.6

(1)	Represents $403.0 million aggregate principal amount at maturity of senior subordinated notes net of a $2.9 million discount.
(2)	The pro forma total stockholder’s deficit balance reflects (i) distributions in the form of a dividend to TISM as described under “Use of proceeds,” (ii) the expensing of transaction fees and expenses incurred in connection with the Transactions, (iii) certain non-cash expenses related to the Transactions, (iv) payment of the compensatory make-whole payments, (v) the expensing of deferred financing costs resulting from the extinguishment of existing debt, and (vi) the tax effect of certain of these pro forma adjustments. See “Unaudited pro forma consolidated financial data” appearing elsewhere in this prospectus.

Selected historical consolidated financial and other data

The selected historical consolidated financial and other data set forth below should be read in conjunction with management’s discussion and analysis of financial condition and results of operations and the consolidated financial statements and related notes thereto included elsewhere in this prospectus. The selected consolidated balance sheet data as of the end of each fiscal year presented below, and the selected consolidated income statement data for the periods then ended, have been derived from our audited consolidated financial statements. The selected consolidated balance sheet data as of the end of each fiscal quarter presented below, and the selected consolidated income statement data for the periods then ended, have been derived from our unaudited consolidated financial statements. Sales information for franchise stores is reported by franchisees. These historical data are not necessarily indicative of results to be expected for any future period.

	Fiscal year ended					Two fiscal quarters ended

(Dollars in millions)	Jan. 3, 1999 (7)	Jan. 2, 2000 (8)	Dec. 31, 2000	Dec. 30, 2001	Dec. 29, 2002	June 16, 2002	June 15, 2003

Income statement data:
Revenues:
Domestic company-owned stores	$409.4	$378.1	$378.0	$362.2	$376.5	$178.4	$175.8
Domestic franchise	112.3	116.7	120.6	134.2	140.7	66.6	66.8

Domestic stores	521.7	494.8	498.6	496.4	517.2	245.0	242.6
Domestic distribution	599.1	603.4	604.1	691.9	676.0	320.5	322.1
International	56.0	58.4	63.4	70.0	81.8	36.7	42.8

Total revenues	1,176.8	1,156.6	1,166.1	1,258.3	1,275.0	602.1	607.5
Cost of sales	890.8	854.2	862.2	937.9	939.0	441.1	446.6

Gross profit	286.0	302.4	303.9	320.4	336.0	160.0	160.9
General and administrative	215.7	219.3	190.7	193.5	179.8	91.6	80.3
Restructuring	—	7.6	—	—	—	—	—

Income from operations	70.3	75.6	113.2	126.9	156.2	69.3	80.6
Interest expense, net	6.3	73.1	71.8	66.6	59.8	26.9	23.2

Income before provision (benefit) for income taxes	64.0	2.5	41.4	60.3	96.5	42.4	57.4
Provision (benefit) for income taxes (1)	(12.9)	0.4	16.2	23.5	35.8	15.7	21.5

Net income	$76.9	$2.1	$25.2	$36.8	$60.7	$26.7	$35.9

Balance sheet data (at end of period):
Total assets (2)	$388.2	$385.2	$382.4	$402.6	$422.4	$375.4	$446.4
Total debt	728.1	717.6	686.1	654.7	602.0	622.6	580.7
Total stockholder’s deficit	(483.8)	(479.0)	(454.8)	(424.9)	(375.6)	(408.7)	(338.3)

Other financial data:
Depreciation and amortization	23.1	51.8	33.6	33.1	28.3	13.8	13.3
Capital expenditures	48.4	27.9	37.9	40.6	53.9	24.7	11.6
Ratio of earnings to fixed charges	5.0x	1.0x	1.5x	1.8x	2.4x	2.4x	3.1x

System-wide sales (unaudited) (3):
Domestic stores	$2,506.0	$2,563.3	$2,647.2	$2,816.7	$2,926.7	$1,388.0	$1,393.1
International	717.7	801.0	896.3	967.9	1,035.0	463.9	524.0

Total	$3,223.7	$3,364.3	$3,543.5	$3,784.6	$3,961.7	$1,851.9	$1,917.1

Same store sales growth (4):
Domestic company-owned stores	4.0%	1.7%	(0.9)%	7.3%	0.0%	3.3%	(4.3)%
Domestic franchise	4.6%	2.9%	0.1%	3.6%	3.0%	6.4%	(0.2)%
Domestic stores	4.5%	2.8%	0.0%	4.0%	2.6%	6.0%	(0.8)%
International	3.4%	3.6%	3.7%	6.4%	4.1%	4.1%	3.5%

Income from operations:
Domestic stores	$109.0	$116.4	$109.7	$114.3	$126.7	$62.1	$60.8
Domestic distribution	14.5	24.7	30.1	38.1	43.2	19.9	22.3
International	9.3	10.7	14.4	15.2	25.1	9.6	12.0
Corporate and other	(62.4)	(76.2)	(41.0)	(40.6)	(38.8)	(22.3)	(14.6)

Total	$70.3	$75.6	$113.2	$126.9	$156.2	$69.3	$80.6

SFAS 131 Reported Earnings (5):
Domestic stores	$123.5	$124.7	$120.9	$126.6	$137.6	$66.6	$66.6
Domestic distribution	18.0	29.3	35.7	44.3	50.0	23.0	25.7
International	9.7	11.5	15.2	16.3	25.9	10.0	12.4
Corporate and other	(56.1)	(34.5)	(24.5)	(25.1)	(24.2)	(12.1)	(9.5)

Total	$95.0	$131.1	$147.3	$162.2	$189.3	$87.4	$95.3

	Fiscal year ended					Two fiscal quarters ended
	Jan. 3, 1999(7)	Jan. 2, 2000(8)	Dec. 31, 2000	Dec. 30, 2001	Dec. 29, 2002	June 16, 2002	June 15, 2003

Store counts:
Domestic company-owned stores	642	656	626	519	577	583	579
Domestic franchise (6)	3,847	3,973	4,192	4,294	4,271	4,223	4,283

Domestic stores	4,489	4,629	4,818	4,813	4,848	4,806	4,862
International	1,730	1,930	2,159	2,259	2,382	2,290	2,429

Total	6,219	6,559	6,977	7,072	7,230	7,096	7,291

(1)	On December 30, 1996, we elected to be an “S” corporation for federal income tax purposes. We reverted to “C” corporation status effective December 21, 1998. On a pro forma basis, had we been a “C” corporation throughout fiscal 1998, income tax expense would have been higher by the following amount (unaudited): fiscal year 1998—$36.8 million.
(2)	Total assets as of December 29, 2002 include a reclassification of approximately $28.2 million of restricted assets relating to our advertising fund.
(3)	System-wide sales represent worldwide net retail sales at our company-owned and franchise stores.
(4)	Same store sales growth is calculated including only sales from stores that also had sales in the same period of the prior year but excluding sales from certain seasonal locations such as stadiums and concert arenas. International same store sales growth is calculated similarly to domestic same store sales growth, on a constant dollar basis.
(5)	SFAS 131 Reported Earnings represents earnings before interest, taxes, depreciation, amortization, gains (losses) on sale/disposal of assets, and gain (loss) on debt extinguishments and, in 1999, the legal settlement expense indemnified by a TISM stockholder. Management uses SFAS 131 Reported Earnings as a primary profit measure as management believes it provides a meaningful year-to-year comparison of our operating results, and should not be substituted as an alternative to net income or income from operations which are measures of performance in accordance with accounting principles generally accepted in the United States. Furthermore, SFAS 131 Reported Earnings information is provided as we use it extensively in internal management reporting to evaluate our business segments, we believe it assists the investing community in evaluating the operating performance of our company and it is a required disclosure under SFAS No. 131 relating to the profitability of our reportable segments as we evaluate the performance of our segments and allocate resources to them based on SFAS 131 Reported Earnings. SFAS 131 Reported Earnings should not be considered as an alternative to cash flows provided by operating activities as a measure of liquidity.

The following table sets forth a reconciliation of our net income to SFAS 131 Reported Earnings:

	Fiscal year ended					Two fiscal quarters ended
(Dollars in millions)	Jan. 3, 1999(7)	Jan. 2, 2000(8)	Dec. 31, 2000	Dec. 30, 2001	Dec. 29, 2002	June 16, 2002	June 15, 2003

Net income	$76.9	$2.1	$25.2	$36.8	$60.7	$26.7	$35.9
Provision (benefit) for income taxes	(12.9)	0.4	16.2	23.5	35.8	15.7	21.5
Interest expense, net	6.3	73.1	71.8	66.6	59.8	26.9	23.2
Depreciation and amortization	23.1	51.8	33.6	33.1	28.3	13.8	13.3
Legal settlement expense indemnified by a TISM stockholder	—	4.0	—	—	—	—	—
Losses (gains) on sale/disposal of assets	1.6	(0.3)	1.3	2.0	2.9	3.3	(0.4)
Loss (gain) on debt extinguishments	—	—	(0.9)	0.2	1.8	0.9	1.7

SFAS 131 Reported Earnings	$95.0	$131.1	$147.3	$162.2	$189.3	$87.4	$95.3

(a)	As part of our 1998 recapitalization, TISM, our parent corporation, entered into a covenant not-to-compete with its former majority stockholder. TISM contributed this asset to us in 1998. Amortization expense for this covenant not-to-compete was provided using an accelerated method over a three-year period and was approximately $1.3 million in 1998, $32.5 million in 1999, $10.9 million in 2000 and $5.3 million in 2001. As of December 30, 2001, this asset was fully amortized. We adopted SFAS No. 142, “Goodwill and Other Intangibles,” effective December 31, 2001 and, accordingly, ceased amortizing goodwill. Goodwill amortization was approximately $2.0 million in 1998, $2.1 million in 1999, $2.3 million in 2000 and $2.0 million in 2001.

(6)	Includes a 51 store reduction in the 2001 ending store count as a result of our revised definition of a store. During the fourth quarter of 2001, we reviewed our store definition and decided to exclude from our total store count any retail location that was open less than 52 weeks and had annual sales of less than $100,000. Although these stores are no longer included in our store count, revenues and profits generated from these stores are recognized in our operating results. The store count information for 1998, 1999 and 2000 has not been adjusted to reflect this change in store count methodology.
(7)	The 1998 fiscal year is comprised of 53 weeks, while the other fiscal years presented are comprised of 52 weeks. In 1998, we incurred significant debt as part of TISM’s 1998 recapitalization. We distributed substantially all of the proceeds from the issuance of debt to TISM resulting in a significant charge to stockholder’s equity. We also recorded significant long-term assets as part of the recapitalization including deferred tax assets, deferred financing costs and a covenant not-to-compete.
(8)	In 1999, we recognized $7.6 million in restructuring charges comprised primarily of staff reduction costs.

Unaudited pro forma consolidated financial data

The unaudited pro forma consolidated financial data set forth below are based on the historical consolidated financial statements of Domino’s, Inc. and its subsidiaries appearing elsewhere in this prospectus and adjustments described in the accompanying notes to the unaudited pro forma consolidated financial data.

The unaudited pro forma consolidated balance sheet as of June 15, 2003 gives effect to the Transactions as if they occurred on such date. The unaudited pro forma consolidated statements of income for the fiscal year ended December 29, 2002 and the two fiscal quarters ended June 15, 2003 give effect to the Transactions as if they had occurred on the first day of fiscal 2002. In addition, the unaudited pro forma consolidated financial data gives effect to the purchase of an aggregate of $206.7 million of our 10 3/8% senior subordinated notes in the 2009 Notes Tender Offer. Further, pro forma interest expense related to the term loan facility of our new senior secured credit facility is based upon the actual LIBOR rates that were in effect for the periods presented. We believe that using actual LIBOR rates results in a more representative presentation of pro forma interest expense than using current LIBOR rates.

The unaudited pro forma consolidated financial data do not purport to represent what our results of operations, balance sheet data or financial information would have been if the Transactions had occurred as of the dates indicated or what such results will be for any future periods. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable and exclude certain non-recurring charges as disclosed. You should read our unaudited pro forma consolidated financial data and the accompanying notes in conjunction with our historical financial statements and the accompanying notes thereto included elsewhere in this prospectus and the other financial information included under the headings “Capitalization” and “Management’s discussion and analysis of financial condition and results of operations.”

Domino’s, Inc. and Subsidiaries

Unaudited pro forma consolidated statement of income

for the fiscal year ended December 29, 2002

(Dollars in millions)	Historical	Adjustments	Pro forma(c)

Revenues:
Domestic company-owned stores	$376.5		$376.5
Domestic franchise	140.7		140.7
Domestic distribution	676.0		676.0
International	81.8		81.8

Total revenues	1,275.0		1,275.0

Operating expenses:
Cost of sales	939.0		939.0
General and administrative	179.8		179.8

Total operating expenses	1,118.7		1,118.7

Income from operations	156.2		156.2
Interest income	0.5		0.5
Interest expense	60.3	$13.9 (a)	74.2

Income before provision (benefit) for income taxes	96.5		82.5
Provision (benefit) for income taxes	35.8	(5.1)(b)	30.7

Net income	$60.7		$51.9

See notes to the unaudited pro forma consolidated statements of income

Domino’s, Inc. and Subsidiaries

Unaudited pro forma consolidated statement of income

for the two fiscal quarters ended June 15, 2003

(Dollars in millions)	Historical	Adjustments	Pro forma(c)

Revenues:
Domestic company-owned stores	$175.8		$175.8
Domestic franchise	66.8		66.8
Domestic distribution	322.1		322.1
International	42.8		42.8

Total revenues	607.5		607.5

Operating expenses:
Cost of sales	446.6		446.6
General and administrative	80.3		80.3

Total operating expenses	526.9		526.9

Income from operations	80.6		80.6
Interest income	0.2		0.2
Interest expense	23.4	$ 9.9 (a)	33.2

Income before provision (benefit) for income taxes	57.4		47.5
Provision (benefit) for income taxes	21.5	(3.7)(b)	17.8

Net income	$35.9		$29.7

See notes to the unaudited pro forma consolidated statements of income

Notes to unaudited pro forma

consolidated statements of income

for the fiscal year ended December 29, 2002,

and the two fiscal quarters ended June 15, 2003

(a)	The increase in pro forma interest expense as a result of the Transactions is as follows:

(Dollars in millions)	Fiscal year ended December 29, 2002	Two fiscal quarters ended June 15, 2003

Historical interest expense	$(60.3)	$(23.4)
Remaining interest expense(1)	6.5	3.9

Historical interest expense to be eliminated	(53.8)	(19.4)

Interest on new borrowings:
Revolver commitment and letter of credit fees(2)	1.7	0.9
Cash interest expense on the new term loan facility(3)	29.5	11.6
Interest expense on the Notes(4)	33.6	15.5
Amortization expense of deferred financing costs(5)	2.9	1.3

Total interest expense on new borrowings	67.7	29.3

Net increase in interest expense(6)	$13.9	$9.9

Pro forma interest expense	$74.2	$33.2

(1)	Represents interest expense on $11.2 million of 10 3/8% senior subordinated notes not tendered in the 2009 Notes Tender Offer and losses on the settlement of interest rate derivative contracts. These contracts will not be settled as a result of the Transactions.
(2)	Represents (i) commitment fees based on availability under the revolving credit portion of our new senior secured credit facility and (ii) letter of credit fees based on outstanding letters of credit.
(3)	Represents interest rates equal to 300 basis points over the actual LIBOR rates that were in effect for the periods presented multiplied by amounts outstanding under the term loan facility of our new senior secured credit facility as if scheduled principal payments occurred assuming the term loan facility of our new senior secured credit facility was outstanding beginning the first day of fiscal 2002. A 1/8% increase or decrease in the assumed weighted average interest rate would change pro forma interest expense by $0.8 million and $0.3 million for the fiscal year ended December 29, 2002 and the two fiscal quarters ended June 15, 2003, respectively.
(4)	Represents (i) the application of a 8.25% interest rate to $403.0 million aggregate principal amount at maturity of the Notes offered hereby, and (ii) the accretion of a $2.9 million discount over the term of the Notes.
(5)	Represents amortization related to $19.7 million in deferred financing costs using the effective interest method.

(b)	Represents the impact of the pro forma adjustments using an effective tax rate of 37%.

(c)	The unaudited pro forma consolidated statements of income do not reflect the following non-recurring charges related to the Transactions, which will be included in the results of operations of Domino’s Inc. and its subsidiaries in the periods in which the Transactions occur. The table below represents the charge to income before provision for income taxes as if the Transactions occurred on June 15, 2003:

(Dollars in millions)

Expensing of deferred financing fees related to the extinguishment of existing debt	$16.0
Non-capitalizable transaction fees and expenses	0.3
Tender fees related to the 10 3/8% senior subordinated notes in the 2009 Notes Tender Offer	20.5
Estimated compensation expense related to (i) accelerating the vesting of existing stock options and (ii) deferred stock compensation	3.3
Compensatory make-whole payments to specified TISM stockholders and our officers, directors and employees who hold TISM stock options	12.4

Total	$52.5

Domino’s, Inc. and Subsidiaries
Unaudited pro forma consolidated balance sheet

	As of June 15, 2003
(Dollars in millions)	Historical	Adjustments		Pro forma

Assets
Current assets:
Cash and cash equivalents	$51.7	$(12.9	)(a)	$38.8
Accounts receivable	56.3			56.3
Inventories	20.5			20.5
Notes receivable	3.2			3.2
Prepaid expenses and other	8.9			8.9
Advertising fund assets, restricted	31.9			31.9
Deferred income taxes	7.1			7.1

Total current assets	179.7	(12.9)		166.8
Property, plant and equipment:
Land and buildings	15.9			15.9
Leasehold and other improvements	59.1			59.1
Equipment	150.7			150.7
Construction in process	5.0			5.0

	230.7			230.7
Accumulated depreciation and amortization	111.2			111.2

Property, plant and equipment, net	119.5			119.5
Other assets:
Deferred financing costs	16.0	19.7	(a)
		(16.0	)(b)	19.7
Goodwill	27.6			27.6
Capitalized software	27.4			27.4
Other assets	19.7			19.7
Deferred income taxes	56.4	2.1	(c)	58.5

Total other assets	147.1	5.8		152.9

Total assets	$446.4	$(7.1)		$439.3

Liabilities and stockholder’s deficit
Current liabilities:
Current portion of long-term debt	$3.8	$(3.7	)(a)
		25.0	(a)	$25.1
Accounts payable	45.1			45.1
Insurance reserves	8.7			8.7
Advertising fund liabilities	31.9			31.9
Other accrued liabilities	73.9	(12.4	)(a)
		(8.0	)(c)	53.5

Total current liabilities	163.4	0.9		164.3
Long-term liabilities
Long-term debt, less current portion	576.9	(565.2	)(a)
		985.1	(a)	996.8
Insurance reserves	15.0			15.0
Other accrued liabilities	29.4			29.4

Total long-term liabilities	621.3	419.9		1,041.2
Commitments and contingencies

Stockholder’s deficit:
Common stock	—			—

Additional paid-in capital and retained deficit	(335.6)	(388.8	)(a)
		(0.3	)(a)
		(20.5	)(a)
		(12.4	)(a)
		(16.0	)(b)
		10.1	(c)	(763.5)
Accumulated other comprehensive loss	(2.7)			(2.7)

Total stockholder’s deficit	(338.3)	(427.9)		(766.2)

Total liabilities and stockholder’s deficit	$446.4	$(7.1)		$439.3

See notes to the unaudited pro forma consolidated balance sheet.

Notes to the unaudited pro forma  consolidated balance sheet as of June 15, 2003

(a)	The unaudited pro forma consolidated balance sheet gives effect to the following pro forma adjustments and reflects the incurrence of debt, repayment of debt, payment of fees and expenses related to the Transactions and payments to TISM security holders.

(Dollars in millions)

Sources:		Uses:

Cash from operations (1)	$ 12.9	Repayment of existing senior secured credit facility (3)	$ 365.2

New term loan facility	610.0	Purchase of 10 3/8% senior subordinated notes in the 2009 Notes Tender Offer (4)	206.7

8 1/4% senior subordinated notes due 2011 (2)	400.1	2009 Notes Tender Offer premium and accrued interest (4)(5)	29.9

		Redemption of TISM’s 11.5% cumulative preferred stock	200.5

		TISM common stock dividend and compensatory make-whole payments (6)	200.7

		Transaction fees and expenses (7)	20.0

Total sources	$1,023.0	Total uses	$1,023.0

(1)	We have availability of $125.0 million under our revolving credit facility (excluding outstanding letters of credit of $21.8 million as of June 15, 2003). See “Description of senior secured credit facility—New senior secured credit facility.”
(2)	Represents $403.0 million aggregate principal amount at maturity of senior subordinated notes net of a $2.9 million discount.
(3)	Includes approximately $3.0 million of accrued interest.
(4)	Represents $206.7 million in aggregate principal amount of our 10 3/8% senior subordinated notes, which were tendered to us in the 2009 Notes Tender Offer.
(5)	Includes approximately $9.4 million of accrued interest.
(6)	Includes approximately $12.4 million of compensatory make-whole payments to specified TISM stockholders and our officers, directors and employees who hold TISM stock options.
(7)	Includes commitment, financial advisory, and other fees, initial purchasers’ discount and legal, accounting and other professional fees. See “Certain relationships and related transactions.”

(b)	Represents the expensing of deferred financing costs resulting from the extinguishment of our existing senior secured credit facility and substantially all of our 10 3/8% senior subordinated notes.

(c)	Represents the tax impact of (i) expensing historical deferred financing costs, transaction expenses, tender fees and compensatory make-whole payments and (ii) the recognition of estimated compensation expense related to the (a) acceleration in vesting of stock options and (b) deferred stock compensation, in each case using an effective tax rate of 37%.

Management’s discussion and analysis of

financial condition and results of operations

The following discussion should be read in conjunction with our consolidated financial statements and related notes and other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to the factors discussed under “Risk factors,” “Disclosure regarding forward-looking statements” and elsewhere in this prospectus.

Overview

Our revenues are driven primarily by system-wide sales, which generate royalty payments by our franchisees, revenues from our company-owned stores and revenues to our distribution business. The following table sets forth our system-wide sales for the 2000, 2001 and 2002 fiscal years and the two fiscal quarters ended June 16, 2002 and June 15, 2003, respectively.

	Fiscal year ended						Two fiscal quarters ended
(Dollars in millions)	Dec. 31, 2000		Dec. 30, 2001		Dec. 29, 2002		June 16, 2002		June 15, 2003

System-wide sales:
Domestic company-owned stores	$378.0	10.7%	$362.2	9.6%	$376.5	9.5%	$178.4	9.6%	$175.8	9.2%
Domestic franchise	2,269.2	64.0%	2,454.5	64.8%	2,550.2	64.4%	1,209.6	65.3%	1,217.3	63.5%

Domestic stores	2,647.2	74.7%	2,816.7	74.4%	2,926.7	73.9%	1,388.0	74.9%	1,393.1	72.7%
International	896.3	25.3%	967.9	25.6%	1,035.0	26.1%	463.9	25.1%	524.0	27.3%

Total system-wide sales	$3,543.5	100.0%	$3,784.6	100.0%	$3,961.7	100.0%	$1,851.9	100.0%	$1,917.1	100.0%

We derive our revenues principally from sales at company-owned stores, royalty revenues from our franchise stores and sales of food and supplies to franchise stores by our distribution business. The following table sets forth our revenues for the 2000, 2001 and 2002 fiscal years and the two fiscal quarters ended June 16, 2002 and June 15, 2003, respectively.

	Fiscal year ended						Two fiscal quarters ended
(Dollars in millions)	Dec. 31, 2000		Dec. 30, 2001		Dec. 29, 2002		June 16, 2002		June 15, 2003

Revenues:
Domestic company-owned stores	$378.0	32.4%	$362.2	28.8%	$376.5	29.5%	$178.4	29.6%	$175.8	28.9%
Domestic franchise	120.6	10.4%	134.2	10.7%	140.7	11.1%	66.6	11.1%	66.8	11.0%

Domestic stores	498.6	42.8%	496.4	39.5%	517.2	40.6%	245.0	40.7%	242.6	39.9%
Domestic distribution	604.1	51.8%	691.9	55.0%	676.0	53.0%	320.5	53.2%	322.1	53.0%
International	63.4	5.4%	70.0	5.5%	81.8	6.4%	36.7	6.1%	42.8	7.1%

Total revenues	$1,166.1	100.0%	$1,258.3	100.0%	$1,275.0	100.0%	$602.1	100.0%	$607.5	100.0%

Critical accounting policies

The following discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires our management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, our management evaluates its estimates, including those related to revenue recognition, uncollectible receivables, long-lived assets, insurance and legal matters, and income taxes. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates. Changes in our estimates could materially impact our results of operations and financial condition for any particular period. We believe that our most critical accounting policies are:

Revenue recognition

We earn revenues through our network of domestic company-owned and franchise stores, dough manufacturing and distribution centers and international operations. Retail sales from company-owned stores and royalty revenues resulting from the retail sales from franchise stores are recognized as revenues when the items are delivered to or carried out by customers. Sales of food from our distribution centers are recognized as revenues upon delivery of the food to franchisees while sales of equipment and supplies from our distribution centers are recognized as revenues upon shipment of the related products to franchisees.

Allowance for uncollectible receivables

We closely monitor our accounts and notes receivable balances and provide allowances for uncollectible amounts as a result of our reviews. These estimates are based on, among other factors, historical collection experience and a review of our receivables by aging category. Additionally, we may also provide allowances for uncollectible receivables based on specific customer collection issues that we have identified. While write-offs of bad debts have historically been within our expectations and the provisions established, management cannot guarantee that future write-offs will not exceed historical rates. Specifically, if the financial condition of our franchisees were to deteriorate resulting in an impairment of their ability to make payments, additional allowances may be required.

Long-lived assets

We generally record long-lived assets, including property, plant and equipment and capitalized software, at cost. For acquisitions of franchise operations, we estimate the fair values of the assets and liabilities acquired based on physical inspection of assets, historical experience and/or other information available to us regarding the acquisition. We depreciate and amortize long-lived assets using useful lives determined by us based on historical experience and other information available to us including industry practice. We review long-lived assets for impairment when events or circumstances indicate that the related amounts might be impaired.

We evaluate goodwill for impairment on an annual basis by comparing the fair value of our reporting units to their carrying values. Substantially all of our goodwill relates to our company-owned stores in our domestic stores segment. The fair value of our stores significantly exceeds the recorded carrying value. Given the current and expected future performance of our domestic stores, we do not anticipate a material goodwill impairment to be recorded in the near term.

Insurance and legal matters

We are a party to lawsuits and legal proceedings arising in the ordinary course of business. Management closely monitors these legal matters and estimates the probable costs for the resolution of such matters. These estimates are primarily determined by consulting with both internal and external parties handling the matters and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. If our estimates relating to legal matters proved inaccurate for any reason, we may be required to increase or decrease the related expense in future periods.

For certain periods prior to December 1998 and for periods after December 2001 we maintain insurance coverage for workers’ compensation, general liability and owned and non-owned auto liability under insurance policies requiring payment of a deductible for each occurrence up to between $500,000 and $3.0 million, depending on the policy year and line of coverage. The related insurance reserves are determined using actuarial estimates, which are based on historical information along with assumptions about future events. Changes in assumptions for such factors as medical costs and legal actions, as well as changes in actual experience, could cause these estimates to change in the near term which could result in an increase or decrease in the related expense in future periods.

Income taxes

Our net deferred tax assets assume that we will generate sufficient taxable income in specific tax jurisdictions, based on estimates and assumptions. The amounts relating to taxes recorded on the balance sheet, including tax reserves, also consider the ultimate resolution of revenue agent reviews based on estimates and assumptions. If these estimates and assumptions change in the future, we may be required to adjust our valuation allowance or other tax reserves resulting in additional income tax expense or benefit in future periods.

Results of operations

The following tables set forth income statement data expressed in dollars and as a percentage of revenues for the periods indicated:

	Fiscal year ended			Two fiscal quarters ended

(Dollars in millions)	Dec. 31, 2000	Dec. 30, 2001	Dec. 29, 2002	June 16, 2002	June 15, 2003

Income statement data:
Revenues	$1,166.1	$1,258.3	$1,275.0	$602.1	$607.5
Cost of sales	862.2	937.9	939.0	441.1	446.6
General and administrative	190.7	193.5	179.8	91.6	80.3

Income from operations	113.2	126.9	156.2	69.3	80.6
Interest expense, net	71.8	66.6	59.8	26.9	23.2

Income before provision for income taxes	41.4	60.3	96.5	42.4	57.4
Provision for income taxes	16.2	23.5	35.8	15.7	21.5

Net income	$25.2	$36.8	$60.7	$26.7	$35.9

	Fiscal year ended			Two fiscal quarters ended

	Dec. 31, 2000	Dec. 30, 2001	Dec. 29, 2002	June 16, 2002	June 15, 2003

Income statement data:
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	73.9%	74.5%	73.6%	73.3%	73.5%
General and administrative	16.4%	15.4%	14.1%	15.2%	13.2%

Income from operations	9.7%	10.1%	12.3%	11.5%	13.3%
Interest expense, net	6.2%	5.3%	4.7%	4.5%	3.8%

Income before provision for income taxes	3.5%	4.8%	7.6%	7.0%	9.5%
Provision for income taxes	1.4%	1.9%	2.8%	2.6%	3.5%

Net income	2.2%	2.9%	4.8%	4.4%	5.9%

Store growth activity

The following is a summary of the company’s store growth activity for the first two quarters of 2003.

	Beginning of period	Opened	Closed	Transfers	End of period

Domestic company-owned stores	577	4	(2)	—	579
Domestic franchise	4,271	43	(31)	—	4,283

Domestic stores	4,848	47	(33)	—	4,862
International	2,382	91	(44)	—	2,429

Total	7,230	138	(77)	—	7,291

The following is a summary of our store growth activity for fiscal 2002:

	Beginning of period	Opened	Closed	Transfers	End of period

Domestic company-owned stores	519	5	(16)	69	577
Domestic franchise	4,294	140	(94)	(69)	4,271

Domestic stores	4,813	145	(110)	—	4,848
International	2,259	220	(97)	—	2,382

Total	7,072	365	(207)	—	7,230

The following is a summary of our store growth activity for fiscal 2001:

	Beginning of period	Opened	Closed		Transfers	End of period

Domestic company-owned stores	626	15	(27)		(95)	519
Domestic franchise	4,192	183	(176	)(a)	95	4,294

Domestic stores	4,818	198	(203)		—	4,813
International	2,159	215	(115)		—	2,259

Total	6,977	413	(318)		—	7,072

(a)	Includes a 51 unit reduction as a result of the company’s revised definition of a store in 2001. During 2001, we revised our store definition and decided to exclude any retail location that was open less than 52 weeks and had annual sales of less than $100,000 from its total store count. Although these units are no longer included in the company’s store counts, revenues and profits generated from these units will continue to be recognized in the company’s operating results.

First two quarters of fiscal 2003 compared to first two quarters of fiscal 2002

(Unaudited)

The 2003 and 2002 second quarters referenced herein represent the twelve-week periods ended June 15, 2003 and June 16, 2002, respectively. The 2003 and 2002 first two quarters referenced herein represent the twenty-four week periods ended June 15, 2003 and June 16, 2002, respectively.

Revenues.    Revenues include retail sales by company-owned stores, royalties and fees from domestic and international franchise stores, and sales of food, equipment and supplies by our distribution centers to certain domestic and international franchise stores.

Consolidated revenues increased $1.1 million or 0.4% to $295.2 million in the second quarter of 2003, from $294.1 million in the comparable period in 2002, and increased $5.4 million or 0.9% to $607.5 million in the first two quarters of 2003, from $602.1 million in the comparable period in 2002. These increases in revenues were due primarily to increases in international revenues, offset in part by decreases in domestic stores revenues. Additionally, revenues for the first two quarters of 2003 were positively impacted by an increase in domestic distribution revenues. These results are more fully described below.

Domestic stores.    Domestic stores are comprised of domestic company-owned store operations and domestic franchise operations, as summarized in the following table.

Domestic Stores	Second quarter of 2003		Second quarter of 2002		First two quarters of 2003		First two quarters of 2002

Domestic company- owned stores	$85.9	72.6%	$88.5	73.4%	$175.8	72.5%	$178.4	72.8%
Domestic franchise	32.3	27.4%	32.0	26.6%	66.8	27.5%	66.6	27.2%

Total domestic stores revenues	$118.2	100.0%	$120.5	100.0%	$242.6	100.0%	$245.0	100.0%

Domestic stores revenues decreased $2.3 million or 1.9% to $118.2 million in the second quarter of 2003, from $120.5 million in the comparable period in 2002, and decreased $2.4 million or 1.0% to $242.6 million in the first two quarters of 2003, from $245.0 million in the comparable period in 2002. These decreases in revenues were due primarily to decreases in same store sales at our domestic stores during 2003. Same store sales for domestic stores decreased 0.3% and 0.8% in the second quarter and first two quarters of 2003, respectively, compared to the same period in 2002.

Domestic company-owned stores.    Revenues from domestic company-owned store operations decreased $2.6 million or 2.9% to $85.9 million in the second quarter of 2003, from $88.5 million in the comparable period in 2002, and decreased $2.6 million or 1.4% to $175.8 million in the first two quarters of 2003, from $178.4 million in the comparable period in 2002. These decreases in revenues were due primarily to decreases in same store sales. Same store sales for domestic company-owned stores decreased 2.9% and 4.3% in the second quarter and first two quarters of 2003, respectively, compared to the same period in 2002. There were 579 and 583 domestic company-owned stores in operation as of June 15, 2003 and June 16, 2002, respectively.

Domestic franchise.    Revenues from domestic franchise operations increased slightly in the second quarter and first two quarters of 2003 from the comparable period in 2002. These increases in revenues were due primarily to increases in the average number of domestic franchise stores open during 2003. There were 4,283 and 4,223 domestic franchise stores in operation as of June 15, 2003 and June 16, 2002, respectively. Same store sales for domestic franchise stores remained relatively flat, increasing 0.1% in the second quarter of 2003 and decreasing 0.2% in the first two quarters of 2003, compared to the same period in 2002.

Domestic distribution.    Revenues from domestic distribution operations decreased slightly in the second quarter of 2003 from the comparable period in 2002 and increased $1.6 million or 0.5% to $322.1 million in the first two quarters of 2003, from $320.5 million in the comparable period in 2002. This increase in revenues in the first two quarters of 2003 was due primarily to increases in volumes, offset by a market decrease in overall food basket prices, including lower cheese prices. The cheese block price per pound averaged $1.11 and $1.12 in the second quarter and first two quarters of 2003, respectively, compared to $1.22 and $1.24 in the comparable period in 2002.

International.    Revenues from international operations increased $3.6 million or 18.8% to $22.4 million in the second quarter of 2003, from $18.8 million in the comparable period in 2002, and increased $6.1 million or 16.8% to $42.8 million in the first two quarters of 2003, from $36.7 million in the comparable period in 2002. These increases in revenues were due in part to increases in same store sales and in the average number of international stores open during 2003. On a constant dollar basis, same store sales increased 2.6% and 3.5% in the second quarter and first two quarters of 2003, respectively, compared to the same period in 2002. On a historical dollar basis, same store sales increased 6.0% and 6.3% in the second quarter and first two quarters of 2003, respectively, compared to the same period in 2002. The 2003 same store sales results indicate that the U.S. Dollar was generally weaker against the currencies of those countries in which we compete, as compared to the same period in 2002. There were 2,429 and 2,290 international stores in operation as of June 15, 2003 and June 16, 2002, respectively.

Cost of sales / operating margin.    The consolidated operating margin, which we define as revenues less cost of sales, increased slightly in the second quarter of 2003 and decreased slightly in the first two quarters of 2003 from the comparable period in 2002, as summarized in the following table.

(Dollars in millions)	Second quarter of 2003		Second quarter of 2002		First two quarters of 2003		First two quarters of 2002

Revenues	$295.2	100.0%	$294.1	100.0%	$607.5	100.0%	$602.1	100.0%
Cost of sales	216.6	73.4%	215.8	73.4%	446.6	73.5%	441.1	73.3%

Consolidated operating margin	$78.6	26.6%	$78.3	26.6%	$160.9	26.5%	$161.0	26.7%

Consolidated cost of sales is comprised primarily of domestic company-owned store and domestic distribution costs incurred to generate related revenues. Components of consolidated cost of sales primarily include food, labor and occupancy costs.

Consolidated cost of sales increased $0.8 million or 0.4% to $216.6 million in the second quarter of 2003, from $215.8 million in the comparable period in 2002, and increased $5.5 million or 1.2% to $446.6 million in the first two quarters of 2003, from $441.1 million in the comparable period in 2002. These net increases in consolidated cost of sales were driven in part by cost of sales changes at domestic company-owned stores and domestic distribution, as more fully described below.

Domestic company-owned stores.    The domestic company-owned store operating margin decreased $2.7 million or 13.1% to $18.3 million in the second quarter of 2003, from $21.0 million in the comparable period in 2002, and decreased $6.3 million or 14.5% to $37.2 million in the first two quarters of 2003, from $43.5 million in the comparable period in 2002, as summarized in the following table.

(Dollars in millions)	Second quarter of 2003		Second quarter of 2002		First two quarters of 2003		First two quarters of 2002

Revenues	$85.9	100.0%	$88.5	100.0%	$175.8	100.0%	$178.4	100.0%
Cost of sales	67.6	78.8%	67.5	76.2%	138.6	78.9%	134.9	75.6%

Store operating margin	$18.3	21.2%	$21.0	23.8%	$37.2	21.1%	$43.5	24.4%

Cost of sales increased as a percentage of store revenues in the second quarter and first two quarters of 2003, compared to the comparable period in 2002, due primarily to increases in food, labor and occupancy costs.

As a percentage of store revenues, food costs increased 0.4% to 26.4% in the second quarter of 2003, from 26.0% in the comparable period in 2002, and increased 0.9% to 26.7% in the first two quarters of 2003, from 25.8% in the comparable period in 2002. These increases in food costs as a percentage of store revenues were due primarily to a change in product mix per order as a result of certain promotions and new product introductions, offset in part by a market decrease in overall food prices, including cheese. As a percentage of store revenues, labor costs remained flat at 30.1% in the second quarter of 2003, compared to the same period in 2002, and increased 0.5% to 30.3% in the first two quarters of 2003, from 29.8% in the comparable period in 2002. This increase primarily reflects the impact of decreased same store sales and the resulting effects on the fixed portion of store labor and, to a lesser extent, increased average wage rates at our stores. As a percentage of store revenues, occupancy costs, which include rent, telephone, utilities and depreciation, increased 1.5% to 10.6% in the second quarter of 2003, from 9.1% in the comparable period in 2002, and increased 1.4% to 10.2% in the first two quarters of 2003, from 8.8% in the comparable period in 2002. These increases in occupancy costs were due primarily to increases in store operating costs including, telephone, utilities and depreciation. This increase in depreciation is primarily a result of recent investments in our stores including the implementation of a new point of sale system as well as significant investments in the re-imaging of substantially all of our stores.

Domestic distribution.    The domestic distribution operating margin increased $0.6 million or 3.5% to $17.9 million in the second quarter of 2003, from $17.3 million in the comparable period in 2002, and increased $2.7 million or 7.8% to $37.7 million in the first two quarters of 2003, from $35.0 million in the comparable period in 2002. These results are summarized in the following tables.

(Dollars in millions)	Second quarter of 2003		Second quarter of 2002		First two quarters of 2003		First two quarters of 2002

Revenues	$154.6	100.0%	$154.7	100.0%	$322.1	100.0%	$320.5	100.0%
Cost of sales	136.7	88.4%	137.4	88.8%	284.4	88.3%	285.5	89.1%

Distribution operating margin	$17.9	11.6%	$17.3	11.2%	$37.7	11.7%	$35.0	10.9%

Cost of sales as a percentage of distribution revenues was positively impacted by increases in volumes, efficiencies in the areas of operations and purchasing as well as reductions in certain commodity prices, including cheese. Reductions in certain food prices have a positive effect on the distribution operating margin as a percentage of distribution revenues due to the fixed dollar margin earned by domestic distribution on sales of certain food items, including cheese. Had cheese prices remained constant with 2002 levels, the domestic distribution operating margin for the second quarter and first two quarters of 2003 would have been approximately 11.3% and 11.4% of distribution revenues, respectively, or 0.3% less than the reported amounts for each of the second quarter and first two quarters of 2003.

General and administrative expenses.    General and administrative expenses decreased $8.1 million or 17.0% to $39.4 million in the second quarter of 2003, from $47.5 million in the comparable period in 2002, and decreased $11.3 million or 12.4% to $80.3 million in the first two quarters of 2003, from $91.6 million in the comparables period in 2002. As a percentage of total revenues, general and administrative expenses decreased 2.8% to 13.3% in the second quarter of 2003, from 16.1% in the comparable period in 2002, and decreased 2.0% to 13.2% in the first two quarters of 2003, from 15.2% in the comparable period in 2002. These improvements in general and administrative expenses as a percentage of revenues were due in part to management’s continued focus on controlling overhead costs, including decreases in administrative labor, and decreases in depreciation and amortization. Additionally, during the second quarter of 2002, the company expensed approximately $5.3 million of certain capitalized software costs.

Interest expense.    Interest expense decreased $2.7 million or 19.5% to $11.0 million in the second quarter of 2003, from $13.7 million in the comparable period in 2002, and decreased $3.8 million or 14.2% to $23.4 million in the first two quarters of 2003, from $27.2 million in the comparable period in 2002. These decreases in interest expense were due primarily to decreases in related variable interest rates on our senior credit facility borrowings and reduced debt levels. The company repaid $21.4 million of debt in the first two quarters of 2003.

Provision for income taxes.    Provision for income taxes increased $4.5 million to $10.8 million in the second quarter of 2003, from $6.3 million in the comparable period in 2002, and increased $5.8 million to $21.5 million in the first two quarters of 2003, from $15.7 million in the comparable period in 2002.

2002 compared to 2001

Revenues.     Consolidated revenues rose slightly in 2002 to $1.27 billion. This increase in revenues was due primarily to increases in revenues from domestic stores and international operations, offset in part by a decrease in revenues from domestic distribution operations. This increase in revenues is more fully described below.

Domestic stores.     Domestic stores is comprised of domestic company-owned store operations and domestic franchise store operations, as summarized in the following table:

	Fiscal year ended
(Dollars in millions)	Dec. 30, 2001		Dec. 29, 2002

Domestic company-owned stores	$362.2	73.0%	$376.5	72.8%
Domestic franchise	134.2	27.0%	140.7	27.2%

Total domestic stores revenues	$496.4	100.0%	$517.2	100.0%

Domestic stores revenues increased $20.8 million or 4.2% to $517.2 million in 2002, from $496.4 million in 2001. This increase was due primarily to increases in system-wide sales at both our franchise and company-owned stores. This increase is more fully described below.

Domestic company-owned stores.    Revenues from domestic company-owned store operations increased $14.3 million or 4.0% to $376.5 million in 2002, from $362.2 million in 2001. This increase was due primarily to an increase in the average number of domestic company-owned stores open during 2002. There were 577 and 519 domestic company-owned stores in operation as of December 29, 2002 and December 30, 2001, respectively. This increase was due primarily to the purchase of 83 stores from our former franchisee in Arizona. Same store sales for domestic company-owned stores were flat in 2002 compared to 2001.

Domestic franchise.    Revenues from domestic franchise operations increased $6.5 million or 4.8% to $140.7 million in 2002, from $134.2 million in 2001. This increase was due primarily to an increase in same store sales offset in part by a decrease in the average number of domestic franchise stores open during 2002. Same store sales for domestic franchise stores increased 3.0% in 2002 compared to 2001. There were 4,271 and 4,294 domestic franchise stores in operation as of December 29, 2002 and December 30, 2001, respectively. This decrease in store count was due primarily to the aforementioned sale of 83 domestic franchise stores in Arizona offset in part by net new store openings.

Domestic distribution.    Revenues from domestic distribution operations decreased $15.9 million or 2.3% to $676.0 million in 2002, from $691.9 million in 2001. This decrease was due primarily to a market decrease in overall food prices, primarily cheese, and a decrease in the average number of domestic franchise stores open in 2002, offset in part by an increase in volumes relating to increases in domestic franchise same store sales.

International.    Revenues from international operations increased $11.8 million or 16.8% to $81.8 million in 2002, from $70.0 million in 2001. This increase was due primarily to the acquisition of the Netherlands franchise operations, which includes 39 franchise stores, 15 company-owned stores and a distribution center, in the fourth quarter of 2001 ($7.1 million year over year impact on revenues), as well as increases in same store sales and the average number of international stores open during 2002. On a constant dollar basis, same store sales increased 4.1% in 2002 compared to 2001. On a historical dollar basis, same store sales increased 3.2% in 2002 compared to 2001, reflecting a generally stronger U.S. dollar in those markets that we compete. There were 2,382 and 2,259 international stores in operation as of December 29, 2002 and December 30, 2001, respectively.

Cost of sales / operating margin.    The consolidated operating margin, which we define as revenues less cost of sales, increased $15.6 million or 4.9% to $336.0 million in 2002, from $320.4 million in 2001, as summarized in the following table.

	Fiscal year ended

(Dollars in millions)	Dec. 30, 2001		Dec. 29, 2002

Revenues	$1,258.3	100.0%	$1,275.0	100.0%
Cost of sales	937.9	74.5%	939.0	73.6%

Operating margin	$320.4	25.5%	$336.0	26.4%

Consolidated cost of sales increased $1.1 million or 0.1% to $939.0 million in 2002, from $937.9 million in 2001. This increase in consolidated cost of sales was driven primarily by cost of sales changes at domestic company-owned stores and domestic distribution, as more fully described below.

Domestic company-owned stores.    The domestic company-owned store operating margin increased $2.7 million or 3.3% to $84.1 million in 2002, from $81.4 million in 2001, as summarized in the following table.

	Fiscal year ended

(Dollars in millions)	Dec. 30, 2001		Dec. 29, 2002

Revenues	$362.2	100.0%	$376.5	100.0%
Cost of sales	280.8	77.5%	292.4	77.6%

Store operating margin	$81.4	22.5%	$84.1	22.4%

Cost of sales increased slightly as a percentage of store revenues in 2002 compared to 2001 primarily due to increases in labor, insurance, and occupancy costs offset in part by a decrease in food costs. As a percentage of store revenues, labor costs increased 0.4% to 30.2% in 2002, from 29.8% in 2001, reflecting increased average wage rates at our stores. As a percentage of store revenues, insurance costs increased 1.0% to 4.4% in 2002, from 3.4% in 2001. This increase in insurance costs was driven primarily by the increased cost of workers’ compensation and automobile liability premiums. As a percentage of store revenues, occupancy costs, which include rent, telephone, utilities and other related costs, increased 0.2% to 9.7% in 2002, from 9.5% in 2001. This increase in occupancy costs was due primarily to increases in rents.

These increases in cost of sales were offset in part by a decrease in food costs as a percentage of store revenues. Food costs decreased 1.7% to 26.2% in 2002, from 27.9% in 2001 due primarily to lower cheese prices during 2002 as compared to 2001. The cheese block price per pound averaged $1.19 in 2002 compared to $1.43 in 2001.

Domestic distribution.    The domestic distribution operating margin increased $4.7 million or 6.6% to $75.7 million in 2002, from $71.0 million in 2001, as summarized in the following table.

	Fiscal year ended

(Dollars in millions)	Dec. 30, 2001		Dec. 29, 2002

Revenues	$691.9	100.0%	$676.0	100.0%
Cost of sales	620.9	89.7%	600.3	88.8%

Distribution operating margin	$71.0	10.3%	$75.7	11.2%

Cost of sales as a percentage of distribution revenues was positively impacted by increases in volumes and efficiencies in the areas of operations and purchasing as well as reductions in certain commodity prices, specifically cheese. Reductions in certain commodity prices has a positive effect on cost of sales as a percentage of revenues due to the fixed dollar margin earned by domestic distribution on certain food items, including cheese. Had cheese prices remained constant with fiscal 2001 levels, distribution operating margin would have decreased to approximately 10.6% of distribution revenues, or 0.6% less than the reported amounts.

These decreases in cost of sales were offset in part by increases in insurance costs. The increases in insurance costs were driven by the increased cost of workers’ compensation and automobile liability premiums.

General and administrative expenses.    General and administrative expenses decreased $13.7 million or 7.1% to $179.8 million in 2002, from $193.5 million in 2001. As a percentage of total revenues, general and administrative expenses decreased 1.3% to 14.1% in 2002, from 15.4% in 2001. This improvement in general and administrative expenses as a percentage of revenues was due in part to management’s continued focus on controlling overhead costs, and improved collections, as well as the following:

•	The absence of covenant not-to-compete amortization expense in 2002 relating to our covenant with our former majority stockholder ($5.3 million in 2001);

•	The reversal in 2002 of a $2.5 million reserve originally recorded in 2001 relating to an international contingent liability which was favorably resolved in 2002, as well as a related $1.4 million reserve for doubtful accounts receivable originally recorded in 2000 and 2001 which was reversed upon collection of the receivable in 2002 ($7.2 million year over year impact); and

•	The absence of goodwill expense in 2002 relating to our adoption of SFAS No. 142 ($2.0 million in 2001).

These decreases in general and administrative expenses in 2002 were offset in part by a $1.0 million net increase in loss on the sale/disposal of assets, which includes approximately $5.3 million of certain capitalized software costs that were expensed in 2002.

Interest expense.    Interest expense decreased $8.1 million or 11.8% to $60.3 million in 2002, from $68.4 million in 2001. This decrease was due primarily to a decrease in variable interest rates and interest rate margins on our senior secured credit facility and reduced debt levels. We repaid approximately $52.7 million of debt in 2002. This decrease in interest expense was offset in part by a $4.5 million write-off of financing fees related to the refinancing of our senior secured credit facility.

Provision for income taxes.    Provision for income taxes increased $12.3 million to $35.8 million in 2002, from $23.5 million in 2001. This increase was due primarily to an increase in pre-tax income.

2001 compared to 2000

Revenues.    Consolidated revenues increased $92.2 million or 7.9% to $1.26 billion in 2001, from $1.17 billion in 2000. This increase in consolidated revenues was due primarily to increases in revenues from domestic distribution operations. This increase in revenues is more fully described below.

Domestic Stores

	Fiscal year ended

(Dollars in millions)	Dec. 31, 2000		Dec. 30, 2001

Domestic company-owned stores	$378.0	75.8%	$362.2	73.0%
Domestic franchise	120.6	24.2%	134.2	27.0%

Total domestic stores revenues	$498.6	100.0%	$496.4	100.0%

The domestic stores revenues decreased $2.2 million or 0.4% to $496.4 million in 2001, from $498.6 million in 2000. This decrease was due primarily to decreases in revenues from company-owned stores as a result of strategic store sales, offset in part by increases in system-wide sales at our franchise stores. This decrease is more fully described below.

Domestic company-owned stores.    Revenues from domestic company-owned store operations decreased $15.8 million or 4.2% to $362.2 million in 2001, from $378.0 million in 2000. This decrease was due primarily to a decrease in the average number of domestic company-owned stores open during 2001. There were 519 and 626 domestic company-owned stores in operation as of December 30, 2001 and December 31, 2000, respectively. This decrease was due primarily to the strategic sales of 95 domestic company-owned stores to franchisees during 2001. This decrease was offset in part by an increase in same store sales at company-owned stores of 7.3% in 2001 compared to 2000.

Domestic franchise.    Revenues from domestic franchise operations increased $13.6 million or 11.3% to $134.2 million in 2001, from $120.6 million in 2000. This increase was due primarily to increases in same store sales and the average number of domestic franchise stores open during 2001. Same store sales for domestic franchise stores increased 3.6% in 2001 compared to 2000. There were 4,294 and 4,192 domestic franchise stores in operation as of December 30, 2001 and December 31, 2000, respectively. This increase in store count was due primarily to a 153 net increase in domestic franchise store openings, including the aforementioned transfer of 95 company-owned stores that were sold to franchisees during 2001. This increase was offset in part by the results of our review of our store definition in 2001. Based on this review, we decided to exclude from our store count any retail location that was open less than 52 weeks and had annual sales of less than $100,000. As a result of this change, we reduced our domestic franchise store counts by 51 units. Although these units are no longer included in our store counts, revenues and profits generated from these units continue to be recognized in our operating results.

Domestic distribution.     Revenues from domestic distribution operations increased $87.8 million or 14.5% to $691.9 million in 2001, from $604.1 million in 2000. This increase was due primarily to a market increase in overall food prices, primarily cheese prices, as well as an increase in volumes relating to increases in domestic franchise store sales.

International.    Revenues from international operations increased $6.6 million or 10.4% to $70.0 million in 2001, from $63.4 million in 2000. This increase was due primarily to an increase in same store sales and an increase in the average number of international stores open during 2001. On a constant dollar basis, same store sales increased 6.4% in 2001 compared to 2000. On a historical dollar basis, same store sales increased 0.7% in 2001 compared to 2000, reflecting a generally stronger U.S. dollar in those markets that we compete. There were 2,259 and 2,159 international stores in operation as of December 30, 2001 and December 31, 2000, respectively.

Cost of sales / operating margin.    The consolidated operating margin increased $16.5 million or 5.4% to $320.4 million in 2001, from $303.9 million in 2000, as summarized in the following table.

	Fiscal year ended

(Dollars in millions)	Dec. 31, 2000		Dec. 30, 2001

Revenues	$1,166.1	100.0%	$1,258.3	100.0%
Cost of sales	862.2	73.9%	937.9	74.5%

Operating margin	$303.9	26.1%	$320.4	25.5%

Consolidated cost of sales increased $75.7 million or 8.8% to $937.9 million in 2001, from $862.2 million in 2000. This increase in consolidated cost of sales was driven primarily by cost of sales changes at domestic company-owned stores and domestic distribution, as more fully described below.

Domestic company-owned stores.    The domestic company-owned store operating margin decreased $7.2 million or 8.1% to $81.4 million in 2001, from $88.6 million in 2000, as summarized in the following table.

	Fiscal year ended
(Dollars in millions)	Dec. 31, 2000		Dec. 30, 2001

Revenues	$378.0	100.0%	$362.2	100.0%
Cost of sales	289.4	76.6%	280.8	77.5%

Store operating margin	$88.6	23.4%	$81.4	22.5%

Cost of sales increased as a percentage of store revenues in 2001 compared to 2000 primarily due to rising food and occupancy costs offset in part by a decrease in labor costs. As a percentage of store revenues, food costs increased 1.8% to 27.9% in 2001, from 26.1% in 2000. Company-owned stores were negatively impacted primarily by higher cheese prices during 2001 as compared to 2000. The cheese block price per pound averaged $1.43 in 2001 compared to $1.15 in 2000. As a percentage of store revenues, occupancy costs increased 0.4% to 9.5% in 2001, from 9.1% in 2000. This increase in occupancy costs was due primarily to increases in energy costs in 2001.

These increases in cost of sales were offset in part by a decrease in labor costs as a percentage of revenues. As a percentage of store revenues, labor costs decreased 0.7% to 29.8% in 2001, from 30.5% in 2000. This decrease was due to an increase in existing same store sales and the strategic sales of company-owned stores to franchisees offset in part by an increase in the average wage rates at the stores.

Domestic distribution.    Our domestic distribution operating margin increased $7.2 million or 11.3% to $71.0 million in 2001, from $63.8 million in 2000, as summarized in the following table.

	Fiscal year ended
(Dollars in millions)	Dec. 31, 2000		Dec. 30, 2001

Revenues	$604.1	100.0%	$691.9	100.0%
Cost of sales	540.3	89.4%	620.9	89.7%

Distribution operating margin	$63.8	10.6%	$71.0	10.3%

Cost of sales as a percentage of distribution revenues was negatively impacted by increases in certain commodity prices, specifically cheese, offset by increases in volumes and efficiencies in the areas of operations and purchasing. Increases in commodity prices has a negative impact on operating margins as a percentage of revenues due to the fixed dollar margin earned by domestic distribution on certain food items, including cheese. Had cheese prices remained constant with fiscal 2000 levels, distribution operating margin would have increased to approximately 10.9% of revenues, or 0.6% greater than the reported amounts.

General and administrative expenses.    General and administrative expenses increased $2.8 million or 1.5% to $193.5 million in 2001, from $190.7 million in 2000. As a percentage of total revenues, general and administrative expenses decreased 1.0% to 15.4% in 2001, from 16.4% in 2000.

This increase in general and administrative expenses was due primarily to an increase in labor costs and a $2.5 million reserve recorded in 2001 relating to an international contingent liability. These increases were offset in part by a decrease in covenant not-to-compete amortization expense and a decrease in store costs as a result of domestic company-owned store divestitures. Covenant not-to-compete amortization expense, primarily relating to our covenant with our former majority stockholder, decreased $5.7 million to $5.5 million in 2001, from $11.2 million in 2000.

Interest expense.    Interest expense decreased $7.4 million or 9.8% to $68.4 million in 2001, from $75.8 million in 2000. This decrease was due primarily to a decrease in variable interest rates on our senior secured credit facility and reduced debt levels. We repaid approximately $32.3 million of debt in 2001.

Provision for income taxes.    Provision for income taxes increased $7.3 million to $23.5 million in 2001, from $16.2 million in 2000. This increase was due primarily to an increase in pre-tax income.

Liquidity and capital resources

Historical

As of June 15, 2003, we had working capital of $16.3 million and cash and cash equivalents of $51.7 million. We had negative working capital of $10.3 million and cash and cash equivalents of $22.5 million at December 29, 2002. Historically, we have operated with minimal positive or negative working capital primarily because our receivable collection periods and inventory turn rates are faster than the normal payment terms on our current liabilities. We generally collect our receivables within three weeks from the date of the related sale and we generally experience 40 to 50 inventory turns per year. In addition, our sales are not typically seasonal, which further limits our working capital requirements. These factors, coupled with significant and ongoing cash flows from operations, which are primarily used to repay long-term debt and invest in long-term assets, reduce our working capital amounts. Our primary sources of liquidity are cash flows from operations and availability of borrowings under our revolving credit facility. We expect to fund planned capital expenditures and debt repayments from these sources. We did not have any material commitments for capital expenditures as of June 15, 2003.

As of June 15, 2003, we had $580.7 million of long-term debt, of which $3.8 million was classified as a current liability. There were no borrowings under our revolving credit facility. Letters of credit issued under our revolving credit facility were $21.8 million.

As of December 29, 2002, we had $602.0 million of long-term debt, of which $2.8 million was classified as a current liability. There were no borrowings under our revolving credit facility. Letters of credit issued under the revolving credit facility were $17.9 million. Borrowings under our revolving credit facility are available to fund our working capital requirements, capital expenditures and other general corporate purposes.

Cash provided by operating activities was $60.5 million and $52.4 million in the first two quarters of 2003 and 2002, respectively. The $8.1 million increase was due primarily to a $9.2 million increase in net income.

Cash provided by operating activities was $105.0 million and $87.2 million in 2002 and 2001, respectively. The $17.8 million increase was due primarily to a $23.9 million increase in net income, an $8.2 million increase in provision for deferred income taxes and a $3.9 million increase in amortization of deferred financing costs. These increases were offset in part by a $10.9 million net change in operating assets and liabilities, a $4.8 million decrease in depreciation and amortization and a $3.4 million decrease in provision for losses on accounts and notes receivable.

Cash used in investing activities was $9.6 million and $47.2 million in the first two quarters of 2003 and 2002, respectively. The $37.6 million decrease was due primarily to a $21.9 million decrease in acquisitions of franchise operations and a $13.1 million decrease in capital expenditures. The decrease in acquisitions of franchise operations is due primarily to the Arizona Acquisition in the first quarter of 2002.

Cash used in investing activities was $72.0 million and $34.8 in 2002 and 2001, respectively. The $37.2 million increase was due primarily to a $20.8 million increase in acquisitions of franchise operations and a $13.3 million increase in capital expenditures. The increase in acquisitions of franchise operations was due primarily to our purchase of 83 domestic franchise stores in Arizona during the first quarter of 2002.

Cash used in financing activities was $21.8 million and $41.6 million in the first two quarters of 2003 and 2002, respectively. The $19.8 million decrease was due primarily to a $9.7 million decrease in distributions to our parent corporation primarily relating to the Arizona Acquisition and a $10.7 million decrease in repayments of long-term debt.

Cash used in financing activities was $65.8 million and $35.2 million in 2002 and 2001, respectively. The $30.6 million increase was due primarily to a $20.4 million increase in net repayments of long-term debt, a $7.0 million increase in distributions to our parent corporation and a $3.6 million increase in cash paid for financing costs.

Post Transactions

As of June 15, 2003, after giving effect to the Transactions, we would have had outstanding $403.0 million in aggregate principal amount at maturity of our outstanding notes, $11.2 million in aggregate principal amount of our 10 3/8% senior subordinated notes due 2009, a term loan of $610.0 million, an available revolving credit facility of $125.0 million (excluding outstanding letters of credit of $21.8 million), $0.5 million of international debt, and a cash balance of $38.8 million. Following the Transactions, our primary source of liquidity will continue to be cash flow generated from operations, available cash and our unused revolving credit facility.

Our borrowings under the new senior secured credit facility bear interest at a floating rate and are maintained as base rate loans or as Eurodollar loans. Base rate loans bear interest at the base rate plus the applicable base rate margin, as defined in the new senior secured credit facility. Base rate is defined as the higher of (1) the rate of interest announced publicly by JPMorgan Chase Bank in New York, New York, from time to time, as JPMorgan Chase Bank’s base rate, or (2) the Federal Reserve reported overnight funds rate plus  1/2 of 1%. Eurodollar loans bear interest at the adjusted Eurodollar rate, as described in the new senior secured credit facility, plus the applicable Eurodollar rate margin.

The applicable margins with respect to our term loan facility and our revolving credit facility will vary from time to time in accordance with the terms thereof and agreed upon pricing grids based on our leverage ratio as defined in our new senior secured credit facility. The initial applicable margin with respect to the term loan facility and the revolving credit facility is:

•	2.00% in the case of base rate loans; and

•	3.00% in the case of Eurodollar loans.

A commitment fee of 0.50% per annum applies to the unused portion of the revolving loan facility. Had our new senior secured credit facility been in effect at June 15, 2003, the interest rate on the term loan facility would have been 4.29% and the commitment fee on the undrawn revolving credit facility would have been 0.50%.

The term loan facility matures in quarterly installments from consummation of the Transactions, the closing date, through the seventh anniversary of the closing date, (provided that for the fiscal year 2010, only two installments will be required to be paid) and the revolving credit facility terminates on the sixth anniversary of the closing date.

Our new senior secured credit facility and the Notes contain a number of covenants that, among other things, limit, subject to certain exceptions, our ability to incur additional liens and indebtedness, make capital expenditures, engage in certain transactions with affiliates, repay other indebtedness (including the Notes), make certain distributions, make acquisitions and investments, loans or advances, engage in mergers or consolidations, liquidations and dissolutions and joint ventures, sell assets, make dividends, amend certain material agreements governing our indebtedness, enter into guarantees and other contingent obligations and other matters customarily restricted in similar agreements. In addition, our senior secured credit facility contains, among others, the following financial covenants: a maximum leverage ratio; a maximum senior leverage ratio; a minimum interest coverage ratio; and a maximum capital expenditures limitation.

We believe that funds generated from operations and available borrowing capacity under the revolving credit facility will be adequate to fund our debt service requirements, capital expenditures and working capital requirements for the near future. Our ability to continue to fund these items and continue to reduce debt could be adversely affected by the occurrence of any of the events described under “Risk factors.” However, our business may not generate sufficient cash flows from operations or future borrowings available to us under the revolving credit portion of our new senior secured credit facility may not be sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. Additionally, we may be requested to provide funds to TISM for stock dividends, stock repurchases, distributions and/or other cash needs of TISM. For a more detailed description of the covenants governing our indebtedness, please see “Description of senior secured credit facility” and “Description of Notes—Certain covenants” beginning on page 91 and 103, respectively.

Impact of inflation

We believe that our results of operations are not materially impacted upon moderate changes in the inflation rate. Inflation and changing prices did not have a material impact on our operations in 2000, 2001, or 2002. Severe increases in inflation, however, could affect the global and U.S. economies and could have an adverse impact on our business, financial condition and results of operations.

New accounting pronouncements

We adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangibles”, effective December 31, 2001 and, accordingly, ceased amortizing goodwill. In addition, we performed the required transition impairment test and determined that no impairment adjustment was required as of the date of adoption. We also performed the annual impairment test at December 29, 2002 and determined that no impairment adjustment was required. SFAS No. 142 requires prospective application and does not permit restatement of prior period financial statements. Had this Statement been applied in prior years, net income would have been approximately $26.7 million and $38.1 million in 2000 and 2001, respectively.

In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections”, which, among other things, eliminates the requirement to report certain extinguishment of debt as extraordinary items. As a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” We adopted SFAS No. 145 effective December 31, 2001. Accordingly, the gain on extinguishment of debt of approximately $181,000 (net of tax provision of approximately $111,000) in 2000 and loss of approximately $327,000 (net of tax benefit of approximately $207,000) in 2001 have been reclassified in accordance with this Statement.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 clarifies the requirements of SFAS No. 5 “Accounting for Contingencies”, relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. We adopted FIN 45 during the first quarter of 2003. The adoption of FIN 45 did not have a material effect on our results of operation or financial condition.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (FIN 46). FIN 46 addresses the consolidation of entities whose equity holders have either (a) not provided sufficient equity at risk to allow the entity to finance its own activities or (b) do not possess certain characteristics of a controlling financial interest. FIN 46 requires the consolidation of these entities, known as variable interest entities (VIEs), by the primary beneficiary of the entity. FIN 46 applies immediately to variable interests in VIEs created or obtained after January 31, 2003. For variable interests of a non-public equity company in a VIE created before February 1, 2003, FIN 46 is applied to the VIE no later than the end of the first annual reporting period beginning after June 15, 2003, which is the end of our fiscal 2004. We have concluded that we have not created or obtained any VIEs subsequent to January 31, 2003 that would require consolidation. We are assessing FIN 46 as it relates to VIEs created before February 1, 2003 and, although we have not completed our analysis, we currently do not expect adoption to have a material effect on our financial statements.

Contractual obligations

The following is a summary of our significant contractual obligations at December 29, 2002 and does not give effect to the Transactions or this exchange offer:

(Dollars in millions)	2003	2004	2005	2006	2007	Thereafter	Total

Long-term debt(1)	$2.8	$4.6	$3.7	$3.7	$88.5	$498.7	$602.0
Operating leases(2)	32.3	22.5	23.5	18.6	15.2	65.7	177.7

(1)	This table does not give effect to the consummation of the Transactions, which include significant increases in total debt and changes in debt amortizations. The above figures represent principal payments only and do not include interest.
(2)	We lease retail store and distribution center locations, distribution vehicles, various equipment and our World Resource Center, which is our corporate headquarters, under operating leases with expiration dates through 2018.

As part of our 1998 recapitalization, we and our subsidiaries entered into a management agreement with an affiliate of one of TISM’s stockholders to provide specified management services. We are committed to pay an amount not to exceed $2.0 million per year, excluding out-of-pocket expenses on an ongoing basis for management services as defined in the management agreement.

We are contingently liable to pay the former majority TISM stockholder and his wife an amount not exceeding approximately $15.0 million under a note payable, plus 8% interest per annum beginning in 2003, in the event the majority of TISM’s stockholders sell a specified percentage of their common stock to an unaffiliated party. Separately, we may be required to purchase our outstanding 10 3/8% senior subordinated notes upon a change of control, as defined in the indenture governing those notes. As of June 15, 2003, there was approximately $217.9 million in aggregate principal amount of our 10 3/8% senior subordinated notes outstanding.

Quantitative and qualitative disclosure of market risks

Market risk

We are exposed to market risks primarily from interest rate changes on our variable rate debt. Management actively monitors this exposure. We do not engage in speculative transactions nor do we hold or issue financial instruments for trading purposes.

We are also exposed to market risks from changes in commodity prices. During the normal course of business, we purchase cheese and certain other food products that are affected by commodity prices and as a result, we are subject to volatility in our food costs. Management actively monitors this exposure. However, we do not enter into financial instruments to hedge commodity prices. The cheese block price per pound averaged $1.19 in 2002. The estimated increase in company-owned store food costs from a hypothetical $0.20 adverse change in the average cheese block price per pound would have been approximately $3.5 million in 2002.

Financial derivatives

We enter into interest rate swaps, collars or similar instruments with the objective of reducing our volatility in borrowing costs.

We are party to an interest rate collar and four interest rate swap agreements which effectively convert the variable Eurodollar component of the effective interest rate on a portion of our term debt under our existing senior secured credit facility to various fixed rates over various terms. These agreements are summarized as follows:

(Dollars in millions)

Derivative	Total Notional Amount	Term	Rate

Interest Rate Collar	$70.0	June 2001 –June 2003	3.86%- Floor 6.00%- Ceiling
Interest Rate Swap	$70.0	June 2001 –June 2004	4.90%
Interest Rate Swap	$35.0	September 2001 –September 2003	3.645%
Interest Rate Swap	$35.0	September 2001 –September 2004	3.69%
Interest Rate Swap	$75.0	August 2002 – June 2005	3.25%

Interest rate risk

Our variable interest expense is sensitive to changes in the general level of interest rates. As of June 15, 2003, a portion of our debt is borrowed at Eurodollar rates plus a margin rate of 2.25%. As of June 15, 2003, the weighted average interest rate on our $77.3 million of variable interest debt was approximately 3.54%.

We had total interest expense of approximately $60.3 million in 2002 and $23.4 million in the first two quarters of 2003. The estimated increase in interest expense from a hypothetical 200 basis point adverse change in applicable variable interest rates would have been approximately $2.5 million in 2002 and $0.7 million in the first two quarters of 2003.

Foreign currency exchange rate risk

We have exposure to various foreign currency exchange rate fluctuations for revenues generated by our operations outside the United States, which can adversely impact our net income and cash flows. Approximately 7.1%, 6.4% and 5.6% of our revenues in the two fiscal quarters ended June 15, 2003, the year ended December 29, 2002 and the year ended December 30, 2001, respectively, were derived from sales to customers and royalties from franchisees outside the contiguous United States. This business is conducted in the local currency. We anticipate that revenues from operations outside the United States will continue to grow as a percentage of our total revenue. This exposes us to risks associated with changes in foreign currency that can adversely affect revenues, net income and cash flows.

Business

Company overview

We are the number one pizza delivery company in the United States with a 19.9% share of the U.S. pizza delivery channel and we also have a leading and growing international presence. We believe our Domino’s Pizza® brand is one of the most widely recognized consumer brands in the world. We operate through a network of 596 company-owned stores, substantially all of which are in the United States, and 6,695 franchise stores located in all 50 states and in more than 50 countries. In addition, we operate 18 regional dough manufacturing and distribution centers in the contiguous United States as well as eight dough manufacturing and distribution centers outside the contiguous United States. In fiscal 2002 and the two fiscal quarters ended June 15, 2003, our worldwide net retail sales at our company-owned and franchise stores, which we refer to as our system-wide sales, were nearly $4.0 billion and $1.9 billion, respectively, including over $2.9 billion and nearly $1.4 billion, respectively, domestically and over $1.0 billion and $0.5 billion, respectively, internationally. During these same periods, we generated nearly $1.3 billion and $0.6 billion, respectively, in revenues.

Over our 43-year history, we have developed a cost-efficient store model focused on the timely delivery of high-quality, affordable pizza and complementary side items. Because our domestic stores and most of our international stores do not offer dine-in areas, they are relatively inexpensive to open and maintain. We believe that our typical store generates attractive returns on investment, which drives demand for new Domino’s franchise stores.

Strong store demand from franchisees and the resulting growth in store counts, has allowed us to build a large, global and diverse franchise network. As of June 15, 2003, our franchise store network consisted of 6,695 stores, 64% of which were located in the contiguous United States. In the United States, only four franchisees operate more than 50 stores, including our largest franchisee who operates 163 stores and the average franchisee operates only three stores. Our largest international franchisee operates 488 stores, which accounts for approximately 20% of our total international store count. Over 90% of our worldwide stores are owned and operated by our highly committed franchisees.

Our earnings are driven largely through sales by franchise stores, which generate royalty payments and distribution sales. We also generate earnings through our company-owned stores. We operate our business in three segments: domestic stores, domestic distribution and international.

•	Domestic stores. The domestic stores segment, comprised of 579 company-owned stores and 4,283 franchise stores, generated revenues of $242.6 million, and earnings before interest, taxes, depreciation, amortization, gains (losses) on sale or disposal of assets, and gains (losses) on debt extinguishments, calculated in the manner required by SFAS No. 131 and which is further described in the notes to our selected historical consolidated financial and other data included in this prospectus, which we refer to as our SFAS 131 Reported Earnings, of $66.6 million for the two fiscal quarters ended June 15, 2003.

•	Domestic distribution. Our domestic distribution segment, which distributes food, equipment and supplies to all of our domestic company-owned stores and food to approximately 98% of our domestic franchise stores, generated revenues of $322.1 million and SFAS 131 Reported Earnings of $25.7 million for the two fiscal quarters ended June 15, 2003.

•	International. Our international segment, which operates 17 company-owned stores and oversees 2,412 franchise stores outside the contiguous United States and also distributes food and supplies in a limited number of these markets, generated revenues of $42.8 million and SFAS 131 Reported Earnings of $12.4 million for the two fiscal quarters ended June 15, 2003.

On a consolidated basis, we generated revenues of nearly $607.5 million, and SFAS 131 Reported Earnings including $9.5 million of unallocated corporate and administrative costs, of $95.3 million for the two fiscal quarters ended June 15, 2003. We have been able to grow our earnings with limited capital investments because a significant portion of our earnings are driven by sales by franchise stores, which require minimal capital expenditures by us.

We have been delivering high-quality, affordable pizza to our customers since 1960 when brothers Thomas and James Monaghan borrowed $900 and purchased a small pizza store in Ypsilanti, Michigan. In 1998, an investor group led by investment funds affiliated with Bain Capital, LLC completed a recapitalization through which the investor group acquired a 93% controlling economic interest in our company from Thomas Monaghan and his family. In June 2003, we completed a recapitalization with our parent corporation, TISM, Inc., as described under the heading “Prospectus summary—The Transactions.”

Since 1999, the first full year after our 1998 recapitalization, through fiscal 2002, we increased our system-wide sales from nearly $3.4 billion to nearly $4.0 billion and increased our revenues from nearly $1.2 billion to nearly $1.3 billion. These increases in system-wide sales were driven by an increase of 671 stores worldwide and increases in same store sales in both domestic and international markets. As a result of these increases, we have grown our SFAS 131 Reported Earnings 44%, from $131.1 million in 1999 to $189.3 million in fiscal 2002. This growth in SFAS 131 Reported Earnings enabled us to invest in re-imaging approximately 90% of our domestic company-owned stores as well as to develop our Domino’s PULSE™ point-of-sale computer system, which we have implemented in all of our domestic company-owned stores. In addition to these significant investments, between year end 1998 and our June 2003 recapitalization we repaid $147.4 million of debt.

Our principal executive offices are located at 30 Frank Lloyd Wright Drive, Ann Arbor, MI 48106 Telephone: (734) 930-3030. We maintain a website on the Internet at www.dominos.com. Our website, and the information contained therein, is not a part of this prospectus.

Industry overview

Domestic market share and compound annual growth rate information included in this industry overview have been provided by CREST. Domestic sales information relating to the QSR sector, the U.S. pizza category and the U.S. pizza delivery channel represent consumer reported spending provided by CREST.

The U.S. pizza category is large and growing. With sales of approximately $33.3 billion in the twelve months ended November 2002, the U.S. pizza category is the second largest category within the $182.5 billion QSR sector, which consists of restaurants that offer a relatively focused menu of quickly prepared foods and beverages for consumption on or off premises. Over the past three years, the U.S. pizza category has grown at a compound annual growth rate of 2.4%.

The U.S. pizza category can be further segmented into the delivery, dine-in, and carry-out channels. We operate primarily within the large, growing and fragmented U.S. pizza delivery channel which generated sales of approximately $11.8 billion and accounted for 35% of total U.S. pizza category sales in the twelve months ended November 2002.

With a compound annual growth rate of 4.1% between 1999 and 2002, the U.S. pizza delivery channel was the fastest growing channel of the U.S. pizza category. We believe that this growth is the result of long-lasting demographic and lifestyle trends that include the growth of dual career families, longer work weeks and increased consumer emphasis on convenience.

The U.S. pizza delivery channel is highly fragmented. For the twelve months ended November 2002, we, along with our top two competitors, accounted for approximately 47% of all sales in the channel, up from approximately 44% in 1999. The remaining 53% is comprised predominantly of small chains and individual establishments with no single company having more than 2% of the channel. We believe that scale advantages and brand awareness will continue to drive share gains for the largest competitors within this fragmented channel.

Like the U.S. pizza delivery channel, we believe the international pizza delivery channel is large and growing. By contrast, this channel is relatively underdeveloped with only Domino’s and one other competitor having a significant multinational presence. We believe that the continued increase in acceptance and demand for the convenience of delivered pizza will drive growth of the international pizza delivery channel.

Our competitive strengths

We believe that our competitive strengths include the following:

•	#1 pizza delivery company in the United States with a leading and growing international presence. We are the number one pizza delivery company in the United States with a 19.9% share of the large and growing U.S. pizza delivery channel. With 4,862 domestic stores located in the contiguous United States, our domestic store delivery areas cover a majority of U.S. households. We believe our delivery channel coverage is one of the strongest in the industry. Our share position and scale allow us to leverage our purchasing power, distribution costs and advertising expenditures across our store base. We also believe that our scale and market coverage allow us to effectively serve our customers’ demands for convenience and timely delivery.

Outside the United States, we have significant share positions in the key markets in which we compete, including, among other countries, Mexico, the United Kingdom, Australia, Canada, South Korea, Japan and Taiwan. Our top ten international markets, based on store count, accounted for approximately 61% of our system-wide international sales in 2002. We believe we have a leading presence in these markets.

•	Strong brand awareness. We believe our Domino’s Pizza® brand is one of the most widely recognized consumer brands in the world. We believe consumers associate our brand with the timely delivery of high-quality, affordable pizza and complementary side items. Over the past five years, our domestic franchise and company-owned stores have invested an estimated $1.2 billion on national, local and co-operative advertising in the United States. We continue to reinforce our brand with extensive advertising through television, radio and print. We have also enhanced the strength of our brand through marketing affiliations with brands such as Coca-Cola® and NASCAR.®

•	Successful and proven earnings model. Over our 43-year history, we have developed a successful cash flow and earnings model. This model, anchored by strong unit economics, has driven demand for franchise stores and has established a strong and well-diversified franchise system.

•	Strong unit economics. We have developed a cost-efficient store model characterized by a delivery-oriented store design with low capital requirements and a focused menu of high-quality, affordable pizza and complementary side items. At the store level, we believe that the simplicity and efficiency of our operations give us significant advantages over our competitors that do not focus primarily on delivery.

Our domestic stores and most of our international stores do not offer dine-in areas and thus do not require expensive restaurant facilities. In addition, our focused menu of pizza and complementary side items simplifies and streamlines our production and delivery processes and maximizes economies of scale on purchases of our principal ingredients. As a result of our focused business model and menu, our stores are small (averaging approximately 1,000 to 1,300 square feet) and inexpensive to build, furnish and maintain as compared to many other QSR franchise opportunities. The combination of this efficient store model and strong store sales volume has resulted in superior store-level financial returns for us and makes Domino’s an attractive business opportunity for existing and prospective franchisees.

•	Strong and well-diversified franchise system. We have developed a large, global, diversified and highly committed franchise network that is a critical component of our system-wide success and our leading position in the U.S. pizza delivery channel. As of June 15, 2003, our franchise store network consisted of 6,695 stores, 64% of which were located in the contiguous United States. In the United States only four franchisees operate more than 50 stores, including our largest franchisee which operates 163 stores, and the average franchisee operates only three stores. Over 90% of our worldwide stores are owned and operated by our highly committed franchisees.

In addition, we share 50% of the pre-tax profits generated by our regional dough manufacturing and distribution centers with our domestic franchisees who agree to purchase all of their food products from our distribution system. These arrangements strengthen our ties with our franchisees, provide us with a continuing source of revenues and earnings, and provide incentives for franchisees to work closely with us to reduce costs. We believe our strong, mutually beneficial franchisee relationships are evidenced by the approximately 98% voluntary participation in our domestic distribution system, our over 99% domestic franchise contract renewal rate and our over 99% collection rate on domestic franchise royalty payments.

Internationally, we have also been able to grow our franchise network by attracting franchisees with business experience and local market knowledge. We use our master franchisee model, which provides our international franchisees with exclusive rights to our well-recognized brand name in their markets. From 1999 to June 15, 2003, we grew our international franchise network 25%, from 1,930 stores to 2,412 stores. Our largest master franchisee operates 488 stores, which accounts for approximately 20% of our total international store count.

•

Strong cash flow and earnings stream.     A substantial percentage of our earnings are generated by our highly committed owner-operator franchisees through royalty payments and revenues to our vertically integrated distribution system. Royalty payments yield strong profitability to us because there are minimal corresponding company-level expenses and virtually no capital requirements associated with their collection.

We believe that our strong unit economics have led to a strong and well-diversified franchise system. This established franchise system has produced strong cash flow and earnings for us, which allowed us to significantly reduce our leverage ratios from our 1998 recapitalization until our June 2003 recapitalization, while also allowing us to make substantial investments in our stores and in the Domino’s Pizza® brand.

•	Vertically integrated distribution system. In addition to generating significant revenues and earnings, we believe that our vertically integrated distribution system enhances the quality and consistency of our products, enhances our relationships with franchisees, leverages economies of scale to offer lower costs to our stores and allows our store managers to better focus on store operations and customer service.

We make approximately 640,000 full-service food deliveries per year to our domestic stores, or an average of over two deliveries per store per week, with a delivery accuracy rate of approximately 99%. All of our domestic company-owned and approximately 98% of our domestic franchise stores purchase all of their food from our distribution system. This is accomplished through our network of 18 regional dough manufacturing and distribution centers, each of which is generally located within a one-day delivery radius of the stores it serves, and a leased fleet of over 200 tractors and trailers. We supply our domestic and international franchisees with equipment and supplies through our equipment and supply distribution center, which we operate as part of our domestic distribution segment. Our equipment and supply distribution center ships a full range of products, including ovens and uniforms, on a daily basis.

Because we source the food for substantially all of our domestic stores, our domestic distribution segment enables us to leverage and monitor our strong supplier relationships to achieve the cost benefits of scale and to ensure compliance with our rigorous quality standards. In addition, the “one-stop shop” nature of this system combined with our delivery accuracy allow our store managers to eliminate a significant component of the typical “back-of-store” activity that many of our competitors’ store managers must undertake.

Our business strategy

We intend to achieve further growth and to strengthen our competitive position through the continued implementation of our business strategy, which includes the following key elements:

•	Implement our strategic initiatives. Our mission statement is “Exceptional people on a mission to be the best pizza delivery company in the world.” We undertake this mission by focusing on our four strategic initiatives:

•	PeopleFirst. Attract and retain high-quality company employees, who we refer to as team members, with the goals of reducing turnover and maintaining continuity in the workforce. We continually strive to achieve this objective through a combination of performance-based compensation for our non-hourly team members , learning and development programs and team member ownership to promote our entrepreneurial spirit.

•	Build the Brand. Strengthen and build upon our strong brand name to further solidify our position as the brand of first choice within the pizza delivery channel. We continually strive to achieve this objective through product and process innovation, advertising and promotional campaigns and a strong brand message.

•	Maintain High Standards. Elevate and maintain quality throughout the entire Domino’s system, with the goals of making quality and consistency a competitive advantage, controlling costs and supporting our stores. We believe that our comprehensive store audits and vertically integrated distribution system help us to consistently achieve high quality of operations across our system in a cost-efficient manner.

•	Flawless Execution. Perfect operations with the goals of making high-quality products, attaining consistency in execution, maintaining the best operating model, making our team members a competitive advantage, operating stores with smart hustle and aligning us with our franchisees.

•	Leverage our strong brand awareness. We believe that the strength of our Domino’s Pizza® brand makes us one of the first options consumers consider when seeking a convenient, high-quality and affordable meal. We intend to continue to promote our brand name and enhance our reputation as the leader in pizza delivery. For example, we intend to continue our highly recognizable advertising campaign, “Get the Door. It’s Domino’s.®”, through national, local and co-operative media. In addition, we intend to leverage our strong brand by continuing to introduce innovative, consumer-tested and profitable new pizza varieties and complementary side items, such as Domino’s Buffalo Chicken Kickers and Cinna Stix® as well as through marketing affiliations with brands such as Coca-Cola® and NASCAR®. We believe these actions will allow us to increase our market share in the highly fragmented pizza delivery channel.

•	Expand and optimize worldwide store base. We plan to continue expanding our base of domestic stores to take advantage of the attractive growth opportunities as well as the fragmented nature of the U.S. pizza delivery channel. We believe that our scale allows us to expand our store base with limited incremental infrastructure costs. We also believe that our franchise-oriented business model allows us to expand our store base with limited capital expenditures and working capital investments. While we plan to expand our traditional domestic store base primarily through opening new franchise stores, we will also continually evaluate our mix of company-owned and franchise stores and opportunistically refranchise company-owned stores and acquire franchise stores.

We believe that pizza has global appeal and that there is strong international acceptance of delivered pizza. We have successfully built a leading international platform, almost exclusively through our master franchisee model. We believe that we have long-term growth opportunities in international markets where we have established a leading presence but where we believe the market is not yet fully developed. We believe we will achieve long-term growth internationally due to the strong unit economics of our business model, international acceptance of delivered pizza and strong global recognition of the Domino’s Pizza® brand.

Store operations

We believe that our focused and proven store model provides a significant competitive advantage relative to many of our competitors who focus on multiple pizza category channels. We have been focused on pizza delivery for over 40 years. Because our domestic stores and most of our international stores do not offer dine-in areas, they typically do not require expensive real estate, are relatively small, and are relatively inexpensive to build and furnish. Our stores also benefit from lower maintenance costs as store assets have long lives and updates are not frequently required. Our simple and efficient operational processes, which we have refined through continuous improvement, include:

•	strategic store locations to facilitate delivery service;

•	production-oriented store designs;

•	product and process innovations;

•	a focused menu;

•	efficient order taking, production and delivery;

•	Domino’s PULSE™ point-of-sale system; and

•	a comprehensive store audit program.

Strategic store locations to facilitate delivery service

We locate our stores strategically to facilitate timely delivery service to our customers. The majority of our domestic stores are located in populated areas in or adjacent to large or mid-size cities, or on or near college campuses. We use geographic information software, which incorporates variables such as traffic volumes, competitor locations, household demographics and visibility, to evaluate and identify potential store locations and new markets.

Production-oriented store designs

Our typical store is relatively small, occupying approximately 1,000 to 1,300 square feet, and is designed with a focus on efficient and timely production of consistent, high-quality pizza for delivery. The store layout has been refined over time to provide an efficient flow from order entry to delivery. Our stores are primarily production facilities and, accordingly, do not typically have a dine-in area.

Product and process innovations

Our 43 years of experience and innovative culture have resulted in numerous new product and process developments that increase both quality and efficiency. These include our efficient vertically integrated distribution system, a sturdier corrugated pizza box and a mesh tray that helps cook pizza crust more evenly. We have also added a number of complementary side items such as buffalo wings, bread sticks, cheesy bread, Domino’s Buffalo Chicken Kickers, Cinna Stix® and Domino’s Dots®. The Domino’s HeatWave® hot bag, which was introduced in 1998, keeps our pizza hot during delivery.

Focused menu

We maintain a focused menu that is designed to present an attractive, high-quality offering to customers, while minimizing errors in, and expediting, the order taking and food preparation processes. Our basic menu has three choices: pizza type, pizza size and pizza toppings. Most stores carry two sizes of Traditional Hand-Tossed, Ultimate Deep Dish and Crunchy Thin Crust pizza. The typical store also offers buffalo wings, bread sticks, cheesy bread, Domino’s Buffalo Chicken Kickers, Cinna Stix®, Domino’s Dots® and Coca-Cola® soft drink products. We also occasionally offer other products on a promotional basis. We believe that our focused menu creates a strong identity among consumers, improves operating efficiency and maintains food quality and consistency.

Efficient order taking, production and delivery

Each store executes an operational process that includes order taking, pizza preparation, cooking (via automated, conveyor-driven ovens), boxing and delivery. The entire order taking and pizza production process is designed for completion in approximately 15 minutes. These operational processes are supplemented by an extensive employee training program designed to ensure world-class quality and customer service. It is our priority to ensure that every Domino’s store operates in an efficient, consistent manner while maintaining our high standards of food quality and team member safety.

Domino’s PULSE™ point-of-sale system

Our computerized management information systems are designed to improve operating efficiencies, provide corporate management with timely access to financial and marketing data and reduce store and corporate administrative time and expense. We have installed Domino’s PULSE™, our next generation point-of-sale system, in every company-owned store in the United States. We are also offering Domino’s PULSE™ to our franchisees. Some enhanced features of Domino’s PULSE™ over our previous point-of-sale system include:

•	touch screen ordering, which improves accuracy and facilitates more efficient order taking;

•	a delivery driver routing system, which improves delivery efficiency;

•	improved administrative and reporting capabilities, which enables store managers to better focus on store operations and customer satisfaction; and

•	a customer relationship management tool, which enables us to recognize customers and track ordering preferences.

Comprehensive store audit program

We utilize a comprehensive store audit program to ensure that our stores are meeting both our stringent standards as well as the expectations of our customers. The audit program focuses primarily on the quality of the pizza a store is producing, the out-the-door time and the condition of the store as viewed by the customer. We believe that this store audit program is an integral part of our strategy to maintain high standards in our stores.

Segment overview

We operate in three business segments:

•	Domestic stores. Our domestic stores segment consists of domestic company-owned store operations, which operates our domestic network of 579 company-owned stores, and our domestic franchise operations, which oversees our domestic network of 4,283 franchise stores;

•	Domestic distribution. Our domestic distribution segment operates 18 regional dough manufacturing and food distribution centers and one distribution center supplying equipment and supplies to our domestic and international stores; and

•	International. Our international segment oversees our network of 2,412 franchise stores in more than 50 countries and operates 16 company-owned stores in the Netherlands and one company-owned store in France. Our international segment also distributes food to a limited number of markets from eight dough manufacturing and distribution centers in Alaska, Hawaii, Canada (4), the Netherlands and France.

Domestic stores

During 2002, our domestic stores segment accounted for $517.2 million, or 41%, of our consolidated revenues. Our domestic franchises are operated by entrepreneurs who own and operate an average of three stores. Only four of our domestic franchisees operate more than 50 stores, including our largest domestic franchisee who operates 163 stores. Our principal sources of revenues from domestic store operations are company-owned store sales and royalty payments based on franchise store sales. Our domestic network of company-owned stores also plays an important strategic role in our predominantly franchised system. In addition to generating revenues and earnings, we use our domestic company-owned stores as a forum for training new store managers and prospective franchisees, and as a test site for new products and promotions as well as store operational improvements. We also believe that our domestic company-owned stores add to the economies of scale available for advertising, marketing and other costs that are primarily borne by our franchisees.

Our domestic store operations are divided into three geographic zones and are managed through offices located in Georgia, California and Maryland. These offices provide direct supervision over our domestic company-owned stores and also provide limited training, store operational audits and marketing services. These offices also provide financial analysis and store development services to our franchisees. We maintain a close relationship with our franchise stores through regional franchise teams, an array of computer-based training materials that help franchise stores comply with our standards and franchise advisory groups that facilitate communications between us and our franchisees.

We continually evaluate our mix of domestic company-owned and franchise stores in an effort to optimize our profitability. During 2001, we sold 95 of our domestic company-owned stores to franchisees because we believed that these stores would be operated more efficiently and profitably by franchisees. In contrast, during the first fiscal quarter of 2002, we acquired 83 franchise stores in Arizona where we believe there are significant growth opportunities, and we believe that we can utilize our operational expertise to improve the operation of these stores, resulting in higher profitability.

Domestic distribution

During 2002, our domestic distribution segment accounted for $676.0 million, or 53%, of our consolidated revenues. Our domestic distribution segment is comprised of dough manufacturing and distribution centers that manufacture fresh dough on a daily basis. We also purchase, receive, store and deliver uniform, high-quality food and equipment to all of our company-owned stores and food to approximately 98% of our domestic franchise stores. Each regional dough manufacturing and distribution center serves an average of approximately 265 stores, generally located within a one-day delivery radius. We regularly supply more than 4,700 stores with various supplies and ingredients, of which nine product groups account for nearly 90% of the volume. Our domestic distribution segment made an average of approximately 12,300 full service deliveries per week in 2002, or more than two deliveries per store per week, and we produced over 340 million pounds of dough during 2002.

We believe that franchisees choose to obtain food, supplies and equipment from us because we provide the most efficient, convenient and cost-effective alternative while also providing both quality and consistency. In addition, our domestic distribution segment offers a profit-sharing arrangement to stores that purchase all of their food from our domestic dough manufacturing and distribution centers. This profit-sharing arrangement provides domestic company-owned stores and participating franchisees with 50% of their regional distribution center’s pre-tax profits. Profits are shared with the franchisees based upon each franchisee’s purchases from our distribution centers. We believe these arrangements strengthen our ties with these franchisees.

The information systems used by our domestic dough manufacturing and distribution centers are an integral part of the high-quality service we provide our stores. We use routing strategies and software to optimize our daily delivery schedules, which maximizes on-time deliveries. Through our strategic dough manufacturing and distribution center locations and proven routing systems, we achieved on-time delivery rates of approximately 99% during 2002. Our distribution center drivers unload food and supplies and stock store shelves typically during non-peak store hours, which minimizes disruptions in store operations.

International

During 2002, international operations accounted for $81.8 million, or 6.4%, of our consolidated revenues. We have 464 franchise stores in Mexico, representing the largest presence of any QSR company in Mexico, more than 200 franchise stores in each of the United Kingdom, Australia, South Korea and Canada and over 100 franchise stores in each of Japan and Taiwan. The principal sources of revenues from our international operations are sales of food to franchisees in certain markets, royalty payments generated by sales from franchise stores and, to a lesser extent, company-owned store sales and fees from master franchise agreements and store openings.

We have grown by nearly 700 international stores since our 1998 recapitalization. While our stores are designed for the less capital-intensive delivery and carry-out channels, we empower our managers and franchisees to adapt the standard operating model, within certain parameters, to satisfy the local eating habits and consumer preferences of various regions outside the United States. Currently, most of our international stores are operated under master franchise agreements, and we plan to continue entering into master franchise agreements with qualified franchisees to expand our international operations in selected countries. We believe that our international franchise stores appeal to potential franchisees because of our well recognized brand name, the limited capital expenditures required to open our stores, and our system’s favorable store economics. The following table shows our top ten international markets based on store counts as of June 15, 2003, which account for approximately 77% of our international stores:

Market	Number of stores

Mexico	464
United Kingdom	266
Australia	242
Canada	228
South Korea	204
Japan	160
Taiwan	103
India	81
Netherlands	58
France	54

Total	1,860

Our franchise program

As of June 15, 2003, our 4,283 domestic franchise stores were owned and operated by our 1,300 domestic franchisees. The success of our franchise formula, which enables franchisees to benefit from our brand name with a relatively low initial capital investment, has attracted a large number of highly motivated entrepreneurs as franchisees. As of June 15, 2003, each of our domestic franchisees operated an average of approximately three stores and had been in our franchise system for approximately eight years. At the same time, only four of our domestic franchisees operated more than 50 stores, including our largest domestic franchisee who operates 163 stores.

Domestic franchisees

We apply rigorous standards to prospective franchisees. We generally require prospective domestic franchisees to manage a store for at least one year before being granted a franchise. This enables us to observe the operational and financial performance of a potential franchisee prior to entering into a long-term contract. We also restrict the ability of domestic franchisees to become involved in other businesses, which focuses our franchisees’ attention on operating their stores. We believe these standards are unique to the franchise industry and result in highly qualified and focused franchisees operating their stores.

Franchise agreements

We enter into franchise agreements with domestic franchisees under which the franchisee is granted the right to operate a store in a particular location for a term of ten years, with an option to renew for an additional ten years. We currently have a franchise contract renewal rate of over 99%. Under the current standard franchise agreement, we assign an exclusive area of primary responsibility to each franchise store. During the term of the franchise agreement, the franchisee is required to pay a 5.5% royalty fee on sales, subject, in limited instances, to lower rates based on area development agreements, sales initiatives and new store incentives. We have the contractual right, subject to state law, to terminate a franchise agreement for a variety of reasons, including, but not limited to, a franchisee’s failure to make required payments when due or failure to adhere to specified company policies and standards.

Franchise store development

We provide domestic franchisees with assistance in selecting store sites and conforming the space to the physical specifications required for our stores. Each domestic franchisee selects the location and design for each store, subject to our approval, based on accessibility and visibility of the site and demographic factors, including population density and anticipated traffic levels. We provide design plans and sell fixtures and equipment for most of our franchise stores.

Franchisee financing

We have offered a limited internal financing program to franchisees who meet our standards for creditworthiness. As of June 15, 2003, loans outstanding to our domestic and international franchisees totaled $16.4 million.

Franchise training and support

Training store managers and employees is a critical component of our success. We require all domestic franchisees to complete initial and ongoing training programs provided by us. In addition, under the standard domestic franchise agreement, domestic franchisees are required to implement training programs for their store employees. We assist our domestic and international franchisees by making training materials available to them for their use in training store managers and employees, including computer-based training materials, comprehensive operations manuals and franchise development classes. We also maintain communications with our franchisees online and through various newsletters.

Franchise operations

We enforce stringent standards over franchise operations to protect our brand name. All franchisees are required to operate their stores in compliance with written policies, standards and specifications, which include matters such as menu items, ingredients, materials, supplies, services, furnishings, decor and signs. Each franchisee has full discretion to determine the prices to be charged to customers. We also provide ongoing support to our franchisees, including training, marketing assistance and consultation to franchisees who experience financial or operational difficulties. We have established several advisory boards, through which franchisees contribute to developing system-wide initiatives.

International franchisees

The vast majority of our franchisees outside of the contiguous United States are master franchisees with franchise and distribution rights for entire regions or countries. In select regions or countries, we franchise directly to individual store operators. Our master franchise agreements generally grant the franchisee exclusive rights to develop or sub-franchise stores and the right to operate distribution centers in a particular geographic area for a term of ten to twenty years, with an option to renew for an additional ten year term. The agreements typically contain growth clauses requiring franchisees to open a minimum number of stores within a specified period. Prospective master franchisees are required to possess or have access to local market knowledge required to establish and develop Domino’s Pizza stores. The local market knowledge focuses on the ability to identify and access targeted real estate sites along with expertise in local customs, culture, consumer behavior and laws. We also seek candidates that have access to sufficient capital to meet their growth and development plans. The master franchisee is generally required to pay an initial, one-time franchise fee based on the size of the market covered by the master franchise agreement, as well as an additional franchise fee upon the opening of each new store. In addition, the master franchisee is required to pay a continuing royalty fee as a percentage of sales, which varies among international markets.

Domino’s image campaign

We have implemented a re-imaging campaign aimed at increasing store sales and market share through improved brand visibility. This campaign involves relocating selected stores, upgrading store interiors, adding new store signs to draw attention to the stores and providing more contemporary uniforms for employees. If a store is already in a desirable location, the store signs and carry-out areas are updated as needed. As of June 15, 2003, approximately 90% of our company-owned and approximately 76% of our domestic franchise stores had been re-imaged as part of this campaign. We plan to continue to re-image our domestic stores until each store meets our new image standards. We expect to be substantially complete in re-imaging the remaining company-owned stores by the end of 2003.

Marketing operations

We require domestic stores to contribute 3% of their sales to fund national marketing and advertising campaigns. In addition to the required national advertising contributions, we require domestic stores to contribute a minimum of 1% of their sales to local market level media campaigns. These funds are administered by Domino’s National Advertising Fund Inc., a not-for-profit subsidiary. The funds remitted to Domino’s National Advertising Fund Inc. are used primarily to purchase television advertising, but also support market research, field communications, commercial production, talent payments and other activities supporting the Domino’s Pizza® brand. Domino’s National Advertising Fund Inc. also provides cost-effective print materials to franchisees for use in local marketing that reinforce our national branding strategy. In addition to the national and co-operative advertising contributions, domestic stores spend an additional percentage of their sales on local store marketing, including targeted database mailings, saturation print mailings and community involvement through school and civic organizations.

By communicating a common brand message at the national, local market and store levels, we create and reinforce a powerful, consistent marketing message to consumers. This is evidenced by our successful marketing campaign with the slogan, “Get the Door. It’s Domino’s.®”. Over the past five years, we estimate that domestic stores have invested approximately $1.2 billion in system-wide advertising at the national, local and co-operative market levels.

Internationally, marketing efforts are primarily the responsibility of the franchisee in each local market. We assist international franchisees with their marketing efforts through marketing workshops and knowledge sharing of best practices.

Suppliers

We have maintained active relationships over the past 15 years with more than half of our major suppliers. Our suppliers are required to meet strict quality standards to ensure food safety. We review and evaluate our suppliers’ quality assurance programs through on-site visits and store records to ensure compliance with our standards. We believe that the length and quality of our relationships with suppliers provide us with priority service and high-quality products at competitive prices.

We believe that two factors have been critical to maintaining long-lasting relationships and keeping our purchasing costs low. First, we are one of the largest domestic volume purchasers of pizza-related products such as flour, cheese, sauce and pizza boxes, allowing us to maximize leverage with our suppliers. Second, we use a combination of single-source and multi-source procurement strategies. Each supply category is evaluated along a number of criteria including value of purchasing leverage, consistency of quality and reliability of supply to determine the appropriate number of suppliers. We currently purchase our cheese from a single supplier pursuant to a requirements contract that provides for pricing based on volume. The agreement is terminable by us upon 90 days prior written notice. Our chicken, meat toppings and Crunchy Thin Crust dough products are currently sourced by another single supplier pursuant to requirements contracts that expire in 2005. We have the right to terminate these requirements contracts for quality failures and for uncured breaches. All of our other dough ingredients, boxes, and sauce are sourced from multiple suppliers. We have also entered into a multi-year beverage contract with Coca-Cola effective January 1, 2003 for the contiguous United States. The contract provides for Coca-Cola to be our exclusive beverage supplier and expires on the later of December 31, 2009 and such time as a minimum number of cases of Coca-Cola® products are purchased by us. We continually evaluate each supply category to determine the optimal sourcing strategy.

We have not experienced any significant shortages of supplies or any delays in receiving our food or beverage inventories, restaurant supplies or products. Prices charged to us by our suppliers are subject to fluctuation and we have historically been able to pass increased costs and savings on to our stores. We do not employ any forward-price commodity purchasing contracts and do not engage in commodity hedging.

Competition

The U.S. pizza delivery channel is highly competitive. We compete against regional and local companies as well as national chains, including Pizza Hut® and Papa John’s®. We generally compete on the basis of product quality, location, delivery time, service and price. We also compete on a broader scale with quick service and other international, national, regional and local restaurants. In addition, the overall food service industry, and the QSR sector in particular, is intensely competitive with respect to product quality, price, service, convenience and concept. The industry is often affected by changes in consumer tastes, economic conditions, demographic trends and consumers’ disposable income. We compete within the food service industry and the QSR sector not only for customers, but also for personnel, suitable real estate sites and qualified franchisees.

Government regulation

We are subject to various federal, state and local laws affecting the operation of our business, as are our franchisees, including various health, sanitation, fire and safety standards. Each store is subject to licensing and regulation by a number of governmental authorities, which include zoning, health, safety, sanitation, building and fire agencies in the jurisdiction in which the store is located. In connection with the re-imaging of our stores, we may be required to expend funds to meet certain federal, state and local regulations, including regulations requiring that remodeled or altered stores be accessible to persons with disabilities. Difficulties in obtaining, or the failure to obtain, required licenses or approvals could delay or prevent the opening of a new store in a particular area or cause an existing store to cease operations. Our distribution facilities are licensed and subject to similar regulations by federal, state and local health and fire codes.

We are also subject to the Fair Labor Standards Act and various other laws governing such matters as minimum wage requirements, overtime and other working conditions and citizenship requirements. A significant number of our food service personnel are paid at rates related to the federal minimum wage, and past increases in the minimum wage have increased our labor costs as would future increases.

We are subject to the rules and regulations of the Federal Trade Commission and various state laws regulating the offer and sale of franchises. The Federal Trade Commission and various state laws require that we furnish a franchise offering circular containing certain information to prospective franchisees and a number of states require registration of the franchise offering circular with state authorities. We are operating under exemptions from registration in several states based on the net worth of our operating subsidiary, Domino’s Pizza LLC, and experience. Substantive state laws that regulate the franchisor-franchisee relationship presently exist in a substantial number of states, and bills have been introduced in Congress from time to time that would provide for federal regulation of the franchisor-franchisee relationship. The state laws often limit, among other things, the duration and scope of non-competition provisions, the ability of a franchisor to terminate or refuse to renew a franchise and the ability of a franchisor to designate sources of supply. We believe that our uniform franchise offering circular, together with any applicable state versions or supplements, and franchising procedures comply in all material respects with both the Federal Trade Commission guidelines and all applicable state laws regulating franchising in those states in which we have offered franchises.

Internationally, our franchise stores are subject to national and local laws and regulations that often are similar to those affecting our domestic stores, including laws and regulations concerning franchises, labor, health, sanitation and safety. Our international franchise stores are also often subject to tariffs and regulations on imported commodities and equipment, and laws regulating foreign investment. We believe that our international disclosure statements, franchise offering documents and franchising procedures comply with the laws of the foreign countries in which we have offered franchises.

Trademarks

We have many registered trademarks and service marks and believe that our Domino’s® mark and Domino’s Pizza® names and logos, in particular, have significant value and are important to our business. Our policy is to pursue registration of our trademarks and to vigorously oppose the infringement of any of our trademarks. We license the use of our registered marks to franchisees through franchise agreements.

Environmental matters

We are not aware of any federal, state or local environmental laws or regulations that will materially affect our earnings or competitive position, or result in material capital expenditures. However, we cannot predict the effect of possible future environmental legislation or regulations. During 2002, there were no material capital expenditures for environmental control facilities and no such material expenditures are anticipated in 2003.

Employees

As of June 15, 2003, we had approximately 13,600 employees, who we refer to as team members, in our company-owned stores, dough manufacturing and distribution centers, World Resource Center and zone offices. As franchisees are independent business owners, they and their employees are not included in our employee count. We consider our relationships with our employees and franchisees to be good. We estimate the total number of people who work in the Domino’s Pizza system, including our employees, franchisees and the employees of franchisees, was approximately 145,000 as of June 15, 2003.

None of our employees are represented by a labor union or covered by a collective bargaining agreement other than statutorily mandated programs in European countries where we operate.

Driver safety

Our commitment to safety is embodied in our hiring, training and review process. Before an applicant is considered for hire as a delivery driver, motor vehicle records are reviewed to ensure a minimum two-year safe driving record. In addition, we require regular checks of driving records and proof of insurance for delivery drivers throughout their employment with us. Each Domino’s driver, including drivers employed by franchisees, must complete our safe delivery training program. We have also implemented several company-wide safe driving incentive programs.

Our safety and security department oversees security matters for our stores. Regional security and safety directors oversee security measures at store locations, and assist local authorities in investigations of incidents involving our stores or personnel.

Community activities

We believe strongly in supporting the communities we serve. This is evidenced by our strong support of the Domino’s Pizza Partners Foundation. The foundation is a separate, not-for-profit organization that was established in 1986 to assist Domino’s Pizza team members in times of tragedy and special need. In 2002, our employees and franchisees contributed over $700,000 to the foundation’s efforts and, since its inception, the foundation has supplied millions of dollars to team members in need.

Additionally, in July 2001, we began a long-term national partnership with the Make-A-Wish Foundation. Through this alliance, we dedicated ourselves to deliver wishes to children with life threatening illnesses and assist the foundation with its benevolent volunteer efforts through heightened awareness and direct contributions.

Insurance

We maintain insurance coverage for general liability, owned and non-owned automobile liability, workers’ compensation, employment practices liability, director’s and officer’s liability, fiduciary, property (including leaseholds and equipment, as well as business interruption), commercial crime, global risks and other coverages in form and with such limits as we believe are customary for a business of our size and type.

We are partially self-insured for workers’ compensation, general liability and owned and non-owned automobile liabilities for certain periods prior to December 1998 and for periods after December 2001. We are generally responsible for up to $1.0 million per occurrence under these retention programs for workers’ compensation and general liability. We are also generally responsible for between $500,000 and $3.0 million per occurrence under these retention programs for owned and non-owned automobile liabilities. Pursuant to the terms of our standard franchise agreement, franchisees are also required to maintain minimum levels of insurance coverage at their expense and to have us named as an additional insured on their liability policies.

Research and development

We operate research and product development facilities at our World Resource Center in Ann Arbor, Michigan. Company-sponsored research and development costs, including Domino’s National Advertising Fund Inc. activities, were approximately $3.3 million, $2.8 million and $2.1 million in 2000, 2001, and 2002, respectively.

Customers

Our business is not dependent upon a single customer or small group of customers, including franchisees. No customer accounted for more than 10% of total consolidated revenues in 2000, 2001, 2002 or the two fiscal quarters ended June 15, 2003.

Legal proceedings

We are a party to lawsuits, revenue agent reviews by taxing authorities and legal proceedings, of which the majority involve workers’ compensation, employment practices liability, general liability, automobile and franchisee claims arising in the ordinary course of business. We believe that these matters, individually and in the aggregate, will not have a significant adverse effect on our financial condition, and that established reserves adequately provide for the estimated resolution of such claims.

Properties

We lease approximately 190,000 square feet for our World Resource Center and distribution facility located in Ann Arbor, Michigan under an operating lease with Domino’s Farms Office Park, L.L.C., a related party. The lease, as amended, expires in December 2013 and has two five-year renewal options.

We own four domestic company-owned stores and five distribution centers. We also own and lease 13 stores to domestic franchisees. All other domestic company-owned stores are leased by us, typically with five-year leases with one or two five-year renewal options. All other domestic distribution centers are leased by us, typically with leases ranging between five and fifteen years with one or two five-year renewal options. All other franchise stores are leased or owned directly by the respective franchisees.

Management

Directors and executive officers

The following is a list of directors for each of TISM, Inc. and Domino’s, Inc. All directors of TISM and Domino’s serve until a successor is duly elected and qualified or until the earlier of his death, resignation or removal. There are no family relationships between any of the directors or executive officers of TISM, Domino’s or our wholly-owned operating subsidiary, Domino’s Pizza, LLC (“Domino’s Pizza”).

Name	Age

David A. Brandon *	51
Andrew B. Balson	37
Dennis F. Hightower	61
Mark E. Nunnelly	44
Robert M. Rosenberg	65
Robert Ruggiero, Jr.	43

*	Chairman of the Board of Directors

The following is a list of each person who is a named executive officer of one or more of Domino’s, TISM and Domino’s Pizza. The executive officers of TISM, Domino’s and Domino’s Pizza are elected by and serve at the discretion of their respective board of directors.

Name	Age	Position

David A. Brandon	51	Chief Executive Officer of each of TISM, Domino’s and Domino’s Pizza
Harry J. Silverman	44	Chief Financial Officer, Executive Vice President (“EVP”), Finance of Domino’s Pizza; Vice President of each of TISM and Domino’s
Michael D. Soignet	44	EVP, Maintain High Standards – Distribution of Domino’s Pizza
Patrick W. Knotts	48	EVP, Flawless Execution – Domestic Stores of Domino’s Pizza
J. Patrick Doyle	40	EVP, International of Domino’s Pizza

David A. Brandon has served as Chairman, Chief Executive Officer and as a Director of each of TISM and Domino’s since March 1999. Mr. Brandon has also served as Chairman, Chief Executive Officer and as a Manager of Domino’s Pizza since March 1999. Mr. Brandon was President and Chief Executive Officer of Valassis Communications, Inc., a company in the sales promotion and coupon industries, from 1989 to 1998 and Chairman of the Board of Directors of Valassis Communications, Inc. from 1997 to 1998. Mr. Brandon serves on the Board of Directors of The TJX Companies, Inc. Mr. Brandon also serves on the Board of Regents for the University of Michigan.

Andrew B. Balson has served as a Director of each of TISM and Domino’s since March 1999. Mr. Balson also serves on the Audit Committee of the Board of Directors of Domino’s. Mr. Balson has been a Managing Director of Bain Capital, an investment company, since January 2001. Mr. Balson became a Principal of Bain Capital in June 1998, prior to which he was an Associate from 1996 to 1998. From 1994 to 1996, Mr. Balson was a consultant at Bain & Company. Mr. Balson serves on the Board of Directors of a number of private companies.

Dennis F. Hightower has served as a Director of each of TISM and Domino’s and serves as the Chair of the Audit Committee of the Board of Directors of Domino’s since February 2003. Mr. Hightower served as Chief Executive Officer of Europe Online Networks, S.A., a broadband interactive entertainment provider, from June 2000 to February 2001. He was Professor of Management at the Harvard Business School from July 1997 to June 2000 and a Senior Lecturer from July 1996 to July 1997. He was previously employed by The Walt Disney Company, serving as President of Walt Disney Television & Telecommunications, President-Disney Consumer Products (Europe, Middle East and Africa), and related executive positions in Europe. He is a director of The Gillette Company, Northwest Airlines, Inc., The TJX Companies, Inc., PanAmSat Corporation and Phillips-Van Heusen Corporation.

Mark E. Nunnelly has served as a Director of TISM since December 1998 and as a Director of Domino’s since February 1999. Mr. Nunnelly has been a Managing Director of Bain Capital since 1990. Prior to that time, Mr. Nunnelly was a Partner of Bain & Company and was employed by Procter & Gamble Company Inc., a consumer products company, in product management. Mr. Nunnelly serves on the Board of Directors of DoubleClick, Inc. and Houghton Mifflin Company, as well as a number of private companies.

Robert M. Rosenberg has served as a Director of each of TISM and Domino’s since April 1999. Mr. Rosenberg also serves on the Audit Committee of the Board of Directors of Domino’s. Mr. Rosenberg served as President and Chief Executive Officer of Allied Domecq Retailing, USA from 1993 to August 1999 when he retired. Allied Domecq Retailing, USA is comprised of Dunkin’ Donuts, Baskin-Robbins and Togo’s Eateries. Mr. Rosenberg also serves on the Board of Directors of Sonic Industries, Inc.

Robert Ruggiero, Jr. has served as a Director of each of TISM and Domino’s since February 2003. Mr. Ruggiero is a partner of J.P. Morgan Partners, LLC and has been an investment professional with J.P. Morgan Partners, LLC, and its predecessor companies, since 1996. Mr. Ruggiero serves on the Board of Directors of a number of private companies.

Harry J. Silverman has served as Chief Financial Officer, Executive Vice President of Finance and as a Manager of Domino’s Pizza since 1993. Mr. Silverman has served as Vice President of each of TISM and Domino’s since December 1998 and as Treasurer of each of TISM and Domino’s from February 2000 to September 2001. Mr. Silverman joined Domino’s Pizza in 1985. Mr. Silverman serves on the Board of Directors of Able Laboratories, Inc.

Michael D. Soignet has served as Executive Vice President of Maintain High Standards—Distribution of Domino’s Pizza, overseeing global distribution center operations since 1993. Mr. Soignet joined Domino’s Pizza in 1981.

Patrick W. Knotts has served as Executive Vice President of Flawless Execution – Domestic Stores of Domino’s Pizza since June 2001. Mr. Knotts was Executive Vice President of Flawless Execution – Corporate of Domino’s from January 2001 to June 2001. Mr. Knotts served as Senior Vice President of Operations for Mrs. Fields Original Cookie, Inc., a retail food service company, from September 1996 to January 2001. Mr. Knotts served in various positions, including Executive Vice President of Operations, at Midial S.A. U.S. Retail Group from January 1992 to September 1996.

J. Patrick Doyle has served as Executive Vice President of International of Domino’s Pizza since May 1999 and as interim Executive Vice President, Build the Brand from December 2000 to July

2001. Mr. Doyle served as Senior Vice President of Marketing from the time he joined Domino’s Pizza in 1997 until May 1999. From 1991 to 1997, Mr. Doyle served as Vice President and General Manager of Gerber Products Company for the United States baby food business and as Vice President and General Manager of their Canadian subsidiary.

Executive compensation

The following table sets forth information concerning the compensation for the fiscal year ended December 29, 2002 of David A. Brandon, our Chairman and Chief Executive Officer, and our four other most highly compensated executive officers (collectively, the “named executive officers”).

Summary compensation table

		Annual compensation			Long-term compensation
Name and principal position	Year	Salary	Bonus	Other annual compensation (1)	Securities underlying options (2)	All other compensation (3)

David A. Brandon	2002	$600,000	$1,200,000	$59,454	250,000	$20,863
Chairman and Chief	2001	600,000	1,100,000	—	—	1,575
Executive Officer	2000	600,000	805,000	—	—	1,575

Harry J. Silverman	2002	310,000	510,000	—	50,000	6,700
Chief Financial	2001	310,000	550,000	—	—	6,173
Officer, Executive	2000	309,122	345,696	—	—	4,956
Vice President

Michael D. Soignet	2002	285,000	470,000	—	50,000	7,594
Executive Vice	2001	285,000	505,000	—	—	6,143
President	2000	284,185	300,692	—	—	4,346

Patrick W. Knotts	2002	285,000	465,000	—	50,000	5,453
Executive Vice	2001	268,558	500,000	—	150,000	33,015
President (4)

J. Patrick Doyle	2002	260,000	415,000	—	40,000	5,768
Executive Vice	2001	260,000	455,000	—	—	6,080
President	2000	241,885	275,473	—	—	6,017

(1) This amount primarily represents amounts related to the use of the company’s airplane.

(2) The options are for the purchase of Class A-3 common stock of TISM.

(3) These amounts primarily represent contributions made under our 401(k) plan, relocation expenses, automobile allowances, reimbursement for certain medical bills and term life insurance premiums paid by us for the benefit of the Named Executive Officers.

(4) Mr. Knotts was hired in January 2001.

Option grants

The following table sets forth information concerning options to purchase shares of TISM Class A-3 common stock granted to the named executive officers during the 2002 fiscal year.

	Number of securities underlying options granted(1)	Percent of total options granted to employees in fiscal year	Exercise price ($/share)	Expiration date	Potential realizable value at assumed annual rates of stock price appreciation for option term(2)
Name					5%	10%

David A. Brandon	250,000	21.8%	$3.50	1/1/12	550,283	1,394,525
Harry J. Silverman	50,000	4.4%	$3.50	1/1/12	110,057	278,905
Michael D. Soignet	50,000	4.4%	$3.50	1/1/12	110,057	278,905
Patrick W. Knotts	50,000	4.4%	$3.50	1/1/12	110,057	278,905
J. Patrick Doyle	40,000	3.5%	$3.50	1/1/12	88,045	223,124

(1)	Options were awarded by the Board of Directors under the TISM, Inc. stock option plan. Options granted are generally granted at fair value of the underlying stock, as determined by the Board of Directors, expire ten years from the date of grant and vest within five years from the grant date. All options vest immediately in the event of a change in control, as defined.
(2)	Assumed annual appreciation rates are established by regulations and are not a forecast of future appreciation. The amounts shown are pre-tax and assume the options will be held throughout the entire ten-year term. If TISM’s Class A-3 common stock does not increase in value after the grant date of the options, the options are valueless.

Option exercises and fiscal year-end values

The following table sets forth certain information concerning the number and value of unexercised stock options of TISM held by each of the named executive officers as of December 29, 2002.

Fiscal year-end options values

	Shares acquired on exercise	Number of securities underlying unexercised options at fiscal year-end(1)		Value of unexercised in-the-money options at fiscal year-end(2)
Name		Exercisable	Unexercisable(3)	Exercisable	Unexercisable

David A. Brandon	—	605,006	1,157,510	$3,751,040	$6,426,560
Harry J. Silverman	—	451,111	160,000	3,002,553	842,000
Michael D. Soignet	—	411,111	150,000	2,754,553	780,000
Patrick W. Knotts	—	30,000	170,000	186,000	904,000
J. Patrick Doyle	—	200,000	90,000	1,240,000	438,000

(1)	The numbers reported reflect that Messrs. Brandon, Silverman, Soignet, Knotts and Doyle each have the option to purchase TISM Class A-3 common stock. Mr. Brandon has the option to purchase 1,762,516 Class A-3 shares. Mr. Silverman has the option to purchase 600,000 Class A-3 shares. Mr. Soignet has the option to purchase 550,000 Class A-3 shares. Mr. Knotts has the option to purchase 200,000 Class A-3 shares. Mr. Doyle has the option to purchases 290,000 Class A-3 shares. Additionally, Messrs. Silverman and Soignet each have the option to purchase 11,111 shares of TISM Class L common stock. The Class L options are fully vested as of December 29, 2002. The in-the-money value reported for Messrs. Silverman and Soignet include an estimate of fair value on the Class L common stock equal to the 12% priority return compounded quarterly from the date of grant until December 29, 2002.
(2)	There was no public trading market for the Class A-3 common stock of TISM as of December 29, 2002. Accordingly, these values have been calculated on the basis of the estimated fair market value of such securities on December 29, 2002, as determined by the Board of Directors, less applicable exercise prices.
(3)	Upon consummation of this offering, all of these options will vest and become exercisable.

Compensation of directors

TISM and Domino’s reimburse members of the Board of Directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. In addition, TISM and Domino’s pay director fees to independent members of the Board of Directors for services provided in such capacity. In April 1999, Mr. Rosenberg, an independent director, was granted options for 55,555 shares of TISM Class A-3 common stock. All of these options vested and became exercisable upon consummation of the Transactions. Mr. Rosenberg was also paid a director fee of $10,000 per year in 2002, 2001 and 2000 for his service to the Board of Directors. On July 1, 2003, Mr. Rosenberg was granted options for 7,500 shares of TISM Class A-3 common stock, which will vest on July 1, 2004.

Mr. Hightower, an independent director appointed in February 2003, was granted options for 7,500 shares of TISM Class A-3 common stock. All of these options vested and became exercisable upon consummation of the Transactions. Mr. Hightower chairs the Audit Committee of the Board of Directors. On July 1, 2003, Mr. Hightower was granted options for 7,500 shares of TISM Class A-3 common stock, which will vest on July 1, 2004.

The remaining directors do not receive compensation for their service as directors.

Commencing 2003, Messrs. Hightower and Rosenberg, our independent directors, each receive $30,000 per year in director fees for their services as directors, plus $1,000 per Board of Directors and/or committee meeting attended. Mr. Hightower will also receive $5,000 for his service as chair of the Audit Committee.

Employment contracts and termination of employment and change in control arrangements

Employment agreements

Mr. Brandon is employed as Chairman and Chief Executive Officer pursuant to a written employment agreement that terminates on December 31, 2008. Under the employment agreement, Mr. Brandon is entitled to receive an annual salary of $600,000 and is eligible for an annual bonus based on achievement of performance objectives. If Mr. Brandon is terminated other than for cause or resigns voluntarily for good reason, he is entitled to receive continued salary for two years. In addition, each of Mr. Brandon and his wife is entitled to receive health insurance paid by us for the remainder of their lives. Upon consummation of the Transactions, Mr. Brandon’s options to purchase shares of TISM’s Class A-3 common stock became fully vested. On July 1, 2003 Mr. Brandon was granted additional options to purchase 440,000 shares of TISM’s Class A-3 common stock at an exercise price of $5.77 per share, which options will vest 20% per year, subject to acceleration in specified circumstances involving either a change of control of Domino’s, as described below, or a termination of employment without cause or for good reason.

Each of the other named executive officers is employed pursuant to a written employment agreement, terminable at will by either party. Under each employment agreement, the named executive officer is entitled to receive an annual salary and an annual formula bonus based on achievement of company performance objectives and a discretionary bonus. If the employment of any of the other named executive officers is terminated other than for cause or resigns voluntarily for good reason, the affected named executive officer is entitled to continue to receive his salary for twelve months plus any earned but unpaid bonus.

If the employment of any of the named executive officers is terminated by reason of physical or mental disability, he is entitled to receive continued salary less the amount of disability income benefits received by him and continued coverage under group medical plans for 18 months. Each of the named executive officers is subject to certain non-competition, non-solicitation and confidentiality provisions.

Change of control provisions

The TISM stock option plan provides that upon a change in control of TISM, the options granted to the named executive officers shall become immediately vested, but exercisable only as to an additional 20% per year. After a change in control, however, should the named executive officer terminate his employment for good cause (as defined) or, if we terminate the named executive officer without good reason (as defined), all options shall become immediately exercisable.

Deferred compensation plan

Domino’s Pizza has adopted a deferred compensation plan for the benefit of certain of its executive and managerial employees, including the named executive officers. Under the plan, eligible employees are permitted to defer up to 40% of their compensation. We do not match contributions. The amounts under the plan are required to be paid out upon termination of employment or a change in control of Domino’s Pizza.

Senior executive deferred bonus plan

Prior to TISM’s recapitalization in December 1998, Domino’s Pizza entered into bonus agreements with Messrs. Silverman and Soignet. The bonus agreements, as amended, provided for bonus payments, a portion of which were payable in cash upon the closing of the recapitalization and a portion of which were deferred under the Senior Executive Deferred Bonus Plan. Domino’s Pizza adopted the Senior Executive Deferred Bonus Plan, effective December 21, 1998, which established deferred bonus accounts for the benefit of the two executives identified above. Domino’s Pizza must pay the deferred amounts in each account to the respective executive upon the earlier of (i) a change of control, (ii) a qualified public offering, (iii) the cancellation or forfeiture of stock options held by such executive, or (iv) ten years and 180 days after December 21, 1998. If the plan is terminated, deferred bonus accounts to the participating executives may be paid at that time or may be paid as if the plan had continued to be in effect.

Compensation committee interlocks and insider participation

We do not have a compensation committee. Compensation decisions for 2002 regarding our executive officers were made by the Board of Directors. Mr. Brandon participated in discussions with the Board of Directors concerning executive officer compensation.

Principal stockholders

All of Domino’s issued and outstanding common stock is owned by TISM. As of June 15, 2003, the issued and outstanding capital stock of TISM consists of (i) 49,058,950 shares of Class A common stock, of which 9,641,874 shares are Class A-1 common stock, par value $0.001 per share, 9,866,633 shares are Class A-2 common stock, par value $0.001 per share, and 29,550,443 shares are Class A-3 common stock, par value $0.001 per share and (ii) 5,421,699 shares of Class L common stock, par value $0.001 per share. Only Class A-1 common stock shares have voting rights. The Class L common stock is the same as the Class A-1 common stock except that the Class L common stock is nonvoting and is entitled to a preference over the Class A common stock, with respect to any distribution by TISM to holders of its capital stock, equal to $47.83 plus an amount which accrues from June 25, 2003 at a rate of 12% per annum, compounded quarterly. After payment of the preference amount, each share of Class A common stock and Class L common stock shares equally in all distributions by TISM to holders of its common stock. The Class L common stock is convertible upon an initial public offering, or certain other dispositions, of TISM into Class A common stock upon a vote of the Board of Directors of TISM.

The following table sets forth information with respect to ownership of TISM Class A-1 common stock as of July 1, 2003 (i) by each person known by us to own beneficially more than 5% of such class of securities, and (ii) by each director and named executive officer, and (iii) all directors and executive officers as a group. Unless otherwise noted, to our knowledge, each of such stockholders has sole voting and investment power as to the shares shown.

Name and address	Amount and nature of beneficial ownership		Percentage of outstanding voting securities

Principal stockholders:
Bain Capital Fund VI, L.P. and Related Funds c/o Bain Capital, LLC 111 Huntington Avenue Boston, Massachusetts 02199	4,724,518	(1)	49.0%
Thomas S. Monaghan 24 Frank Lloyd Wright Drive Ann Arbor, Michigan 48106	2,595,008		26.9%

Directors and named executive officers:
David A. Brandon*†	—		—
Harry J. Silverman*	—		—
Michael D. Soignet*	—		—
Patrick W. Knotts*	—		—
J. Patrick Doyle*	—		—
Andrew B. Balson†	3,996,158	(2)**	41.4%
Dennis F. Hightower†	—		—
Mark E. Nunnelly†	4,155,811	(3)**	43.1%
Robert M. Rosenberg†	—		—
Robert Ruggiero, Jr.†	944,904	(4)	9.8%
All directors and executive officers as a group (16 persons)	5,136,979	(2)(3)(4)	53.3%

†	Director
*	Named Executive Officer
**	Messrs. Balson and Nunnelly are Managing Directors of Bain Capital, LLC. Amounts disclosed for Messrs. Balson and Nunnelly are also included above in the amounts disclosed for Bain Capital Fund VI, L.P. and related funds.

(1)	Consists of (i) 1,849,036 shares of Class A-1 common stock owned by Bain Capital Fund VI, L.P. (“Fund VI”), whose sole general partner is Bain Capital Partners VI, L.P. (“BCP VI “), whose sole general partner is Bain Capital Investors, LLC, a Delaware limited liability company (“BCI”), (ii) 2,104,694 shares of Class A-1 common stock owned by Bain Capital VI Coinvestment Fund, L.P. (“Coinvest Fund”), whose sole general partner is BCP VI, whose sole general partner is BCI, (iii) 6,164 shares of Class A-1 common stock owned by PEP Investments PTY Ltd. (“PEP”), a New South Wales company limited by shares for which BCI is Attorney-in-Fact, (iv) 161,215 shares of Class A-1 common stock owned by BCIP Associates II (“BCIP II”), whose managing partner is BCI, (v) 34,702 shares of Class A-1 common stock owned by BCIP Trust Associates II (“BCIP Trust II”), whose managing partner is BCI, (vi) 26,043 shares of Class A-1 common stock owned by BCIP Associates II-B (“BCIP II-B”), whose managing partner is BCI, (vii) 10,221 shares of Class A-1 common stock owned by BCIP Trust Associates II-B (“BCIP Trust II-B”), whose managing partner is BCI, (viii) 50,349 shares of Class A-1 common stock owned by BCIP Associates II-C (“BCIP II-C), whose managing partner is BCI, (ix) 96,419 shares of Class A-1 common stock owned by Sankaty High Yield Asset Partners, L.P., whose sole general partner is Sankaty High Yield Asset Investors, LLC, whose sole managing member is Sankaty Investors, LLC, whose sole managing member is Mr. Jonathan S. Lavine, and (x) 385,675 shares of Class A-1 common stock owned by Brookside Capital Partners Fund, L.P., whose sole general partner is Brookside Capital Investors, L.P., whose sole general partner is Brookside Capital Management, LLC, whose sole managing member is Mr. Roy Edgar Brakeman, III.
(2)	Consists of (i) 1,849,036 shares of Class A-1 common stock owned by Fund VI, whose sole general partner is BCP VI, whose sole general partner is BCI, of which Mr. Balson is a member, (ii) 2,104,694 shares of Class A-1 common stock owned by Coinvest Fund, whose sole general partner is BCP VI, whose sole general partner is BCI, of which Mr. Balson is a member, (iii) 6,164 shares of Class A-1 common stock owned by PEP, for which BCI, of which Mr. Balson is a member, is Attorney-in-Fact, (iv) 26,043 shares of Class A-1 common stock owned by BCIP II-B, a Delaware general partnership of which Mr. Balson or an entity affiliated with him is a general partner and whose managing partner is BCI, of which Mr. Balson is a member, and (v) 10,221 shares of Class A-1 common stock owned by BCIP Trust II-B, a Delaware general partnership of which an entity affiliated with Mr. Balson is a general partner and whose managing partner is BCI, of which Mr. Balson is a member. Mr. Balson disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest.
(3)	Consists of (i) 1,849,036 shares of Class A-1 common stock owned by Fund VI, whose sole general partner is BCP VI, whose sole general partner is BCI, of which Mr. Nunnelly is a member, (ii) 2,104,694 shares of Class A-1 common stock owned by Coinvest Fund, whose sole general partner is BCP VI, whose sole general partner is BCI, of which Mr. Nunnelly is a member, (iii) 6,164 shares of Class A-1 common stock owned by PEP, for which BCI, of which Mr. Nunnelly is a member, is Attorney-in-Fact, (iv) 161,215 shares of Class A-1 common stock owned by BCIP II, a Delaware general partnership of which Mr. Nunnelly or an entity affiliated with him is a general partner and whose managing partner is BCI, of which Mr. Nunnelly is a member, and (v) 34,702 shares of Class A-1 common stock owned by BCIP Trust II, a Delaware general partnership of which an entity affiliated with Mr. Nunnelly is a general partner and whose managing partner is BCI, of which Mr. Nunnelly is a member. Mr. Nunnelly disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest.
(4)	Mr. Ruggiero is an executive officer of the ultimate general partners of J.P. Morgan Partners (BHCA), L.P. (formerly known as Chase Equity Associates, L.P. and hereinafter referred to as “JPMP BHCA”), and Sixty Wall Street Fund, L.P. (hereinafter referred to as “Sixty WSF”) and an executive officer of JPMP Capital, LLC (formerly known as J.P. Morgan Capital Corporation and hereinafter referred to as “JPMP Capital”). Mr. Ruggiero is also a partner of J.P. Morgan Partners, LLC, an investment adviser to JPMP BHCA, JPMP Capital and Sixty WSF. JPMP BHCA is a member of DP Investors I, LLC which holds 472,452 shares of Class A-1 common stock. Each of JPMP Capital and Sixty WSF holds 446,834 and 25,618 shares of Class A-1 common stock, respectively. Accordingly, Mr. Ruggiero may be deemed the indirect beneficial owner of the voting shares held by JPMP BHCA, JPMP Capital and Sixty WSF. Mr. Ruggiero disclaims beneficial ownership of any such shares held by each of JPMP BHCA, JPMP Capital and Sixty WSF, except to the extent of his pecuniary interest therein which is not readily determinable because it is subject to several variables including without limitation, the internal rates of returns and vesting of each of JPMP BHCA, JPMP Capital and Sixty WSF.

The following table sets forth information with respect to ownership of TISM, Inc. non-voting stock as of July 1, 2003 by each named executive officer. Under certain circumstances these shares are convertible into voting Class A-1 common stock.

Name	Class A-3 common stock	Class L common stock

David A. Brandon	400,000	44,444
Harry J. Silverman	100,000	—
Michael D. Soignet	100,000	—
Patrick W. Knotts	—	—
J. Patrick Doyle	27,276	3,031

Certain relationships and related transactions

Stockholders agreement

In connection with our recapitalization in 1998, TISM, we, Thomas S. Monaghan, our former majority stockholder, and his affiliates, and all of the other equity holders of TISM (including the investment funds affiliated with Bain Capital, LLC, the other institutional investors and certain members of our management), entered into a stockholders agreement that, among other things, provides for the right of a minority stockholder to sell shares in a sale transaction entered into by a majority stockholder, commonly known as a tag-along right, the right of a majority stockholder to force a minority stockholder to sell shares upon the sale of a majority owner’s interest, at the same price and on the same other terms and conditions as the majority owner, commonly known as a drag-along right, registration rights and related lock-up agreements, restrictions on the transfer of shares held by parties to the stockholders agreement together with rights of repurchase by us upon specified stockholder’s termination of employment and certain preemptive rights for certain stockholders. Under the terms of the stockholders agreement, the approval of the investment funds affiliated with Bain Capital, LLC will be required for TISM, its subsidiaries, including us, and its stockholders to take various specified actions, including major corporate transactions such as a sale or initial public offering, acquisitions, divestitures, financings, declarations of dividends, recapitalizations and mergers, as well as other actions such as amending charters or by-laws, hiring and firing senior managers, setting management compensation, entering into partnerships or joint ventures or transactions with affiliates, establishing capital and operating budgets and business plans and entering into material contracts. Pursuant to the stockholders agreement and TISM’s Articles of Incorporation, the investment funds affiliated with Bain Capital, LLC have the power to elect up to half of the Board of Directors of TISM. The stockholders agreement includes customary indemnification provisions in favor of any person who is or might be deemed to be a controlling person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, who we refer to as controlling persons, and related parties against liabilities under the Securities Act incurred in connection with the registration of any of our debt or equity securities. These provisions provide indemnification against certain liabilities arising under the Securities Act and certain liabilities resulting from violations of other applicable laws in connection with any filing or other disclosure made by us under the securities laws relating to any such registrations. We have agreed to reimburse such persons for any legal or other expenses incurred in connection with investigating or defending any such liability, action or proceeding, except that neither we nor any of our subsidiaries will be required to indemnify any such person or reimburse related legal or other expenses if such loss or expense arises out of or is based on any untrue statement or omission made in reliance upon and in conformity with written information provided by such person.

Management agreement

In connection with our recapitalization in 1998, TISM and certain of its subsidiaries entered into a management agreement with Bain Capital Partners VI, L.P. pursuant to which it provides financial, management and operation consulting services. These services include advice in connection with the negotiation and consummation of agreements and other documents to provide us with financing from banks or other entities, as well as financial, managerial and operational advice in connection with our day-to-day operations, including advice with respect to the investment of funds and advice with respect to the development and implementation of strategies for improving our operating, marketing and financial performance. In exchange for such services, Bain Capital

Partners VI, L.P. is entitled to an annual management fee of $2.0 million plus reimbursement of the expenses of Bain Capital Partners VI, L.P. and its affiliates incurred in connection with the management agreement, our 1998 recapitalization or otherwise related to their investment in Domino’s. In addition, in exchange for assisting us in negotiating the senior financing for any recapitalization, acquisition or other similar transaction, Bain Capital Partners VI, L.P. is entitled to a transaction fee equal to 1% of the gross purchase price, including assumed liabilities, for such transaction, irrespective of whether such senior financing is actually committed or drawn upon. The management agreement will continue in effect as long as Bain Capital Partners VI, L.P. continues to provide such services. The management agreement, however, may be terminated (i) by mutual consent of the parties, (ii) by either party following a material breach of the management agreement by the other party and the failure of such other party to cure the breach within thirty days of written notice of such breach or (iii) by Bain Capital Partners VI, L.P. upon sixty days written notice. The management agreement includes customary indemnification provisions in favor of Bain Capital Partners VI, L.P. and its affiliates and related parties. Messrs. Balson and Nunnelly are managing directors of Bain Capital, LLC, an affiliate of Bain Capital Partners VI, L.P. The management agreement indemnification provision provides that we will indemnify each of the above-referenced entities and persons from and against all liabilities and expenses incurred in connection with our 1998 recapitalization, the management agreement or the transactions contemplated thereby, except for any such liability or expense arising on account of such indemnified person’s willful misconduct.

Financing arrangements

One of our directors, Mr. Robert Ruggiero, Jr., is an executive officer of the ultimate general partners of J.P. Morgan Partners (BHCA), L.P., and Sixty Wall Street Fund, L.P. and an executive officer of JPMP Capital, LLC, each of whom is a TISM stockholder (collectively, the “JPMorgan Stockholders”). Affiliates of the JPMorgan Stockholders provide services to us from time to time on terms which we believe are no less favorable than obtainable from an unrelated third party. During 2002 and in connection with the consummation of our previous senior secured credit facility, these affiliates provided financing services for which they were paid approximately $2.3 million in financing fees. These affiliates, in their respective capacities, acted as joint lead arranger, administrative agent and a lender under our new senior secured credit facility, for which they received customary fees, and also have received or will receive commitment and letters of credit fees for their ratable portion of our previous senior secured credit facility and our new senior secured credit facility. In addition, J.P. Morgan Securities Inc., an affiliate of the JPMorgan Stockholders served as the book-running manager of the offering of the outstanding notes and as dealer manager and solicitation agent for the 2009 Notes Tender Offer and related consent solicitation, for which it received customary fees. A separate affiliate was also counterparty to our $70.0 million interest rate collar agreement which expired in June 2003.

Shareholder indemnification of legal settlement

In 2000, we settled a lawsuit in which we paid the plaintiffs $5.0 million for a full release of all related claims. Thomas S. Monaghan, a principal stockholder, agreed to indemnify TISM for 80% of all related legal settlements. Mr. Monaghan paid $4.0 million to us in 2000 and $521,000 in 2002 in accordance with this indemnification agreement. Mr. Monaghan has no further obligations under this indemnification agreement.

Lease agreement

In connection with our recapitalization in 1998, Domino’s Pizza LLC entered into a new lease agreement with Domino’s Farms Office Park, L.L.C. with respect to its World Resource Center and Michigan distribution center. The lease provided for lease payments of $4.3 million in the first year, increasing annually to approximately $4.5 million in the fifth year. Thomas S. Monaghan, a TISM shareholder and former director of TISM and Domino’s, is the ultimate general partner of Domino’s Farms Office Park, L.L.C.

In August of 2002, we amended the aforementioned lease agreement with Domino’s Farms Office Park, L.L.C. The new lease provides for no lease payments in the first year, lease payments of approximately $5.0 million in the second year, increasing annually to approximately $6.2 million in the tenth year. We believe that this lease, as amended, is on terms no less favorable than are obtainable from unrelated third parties.

Contingent note payable

TISM is contingently liable to pay Thomas S. Monaghan and his wife an amount not to exceed approximately $15 million under a note payable, plus 8% interest per annum beginning in 2003, in the event the majority stockholders of TISM sell a certain percentage of their TISM common stock to an unaffiliated party. TISM is the sole obligor under the contingent note.

Consulting agreement with Thomas S. Monaghan

In connection with our 1998 recapitalization, Mr. Monaghan entered into a consulting agreement that has a term of ten years, is terminable by either us or Mr. Monaghan upon thirty days prior written notice, and may be extended or renewed by written agreement. Under the consulting agreement, Mr. Monaghan may be required to make himself available to Domino’s Pizza on a limited basis. Mr. Monaghan received a retainer of $1.0 million for the first twelve months of the agreement and was entitled to receive $500,000 per year for the remainder of the term of the agreement. The agreement provided that upon termination for any reason, we would pay Mr. Monaghan a lump sum payment equal to the full amount of the retainer for the remainder of the term. During 2002, we terminated the consulting agreement in exchange for a payment of approximately $2.9 million. As a consultant, Mr. Monaghan was entitled to reimbursement of travel and other expenses incurred in performance of his duties but is not entitled to participate in any of our employee benefit plans or other benefits or conditions of employment available to our employees.

Sale of company-owned stores

In October 2000 we sold 32 of our company-owned stores in Detroit, Michigan, Nashville, Tennessee and Scottsville, Kentucky to a corporation owned by Patrick Kelly, one of our former executive officers. Mr. Kelly is operating these stores as franchise stores. In addition, Mr. Kelly’s corporation assumed obligations relating to three new store openings in Nashville, Tennessee. In exchange for these stores, Mr. Kelly’s corporation paid us $982,000 in cash and delivered a secured promissory note in the amount of approximately $4.4 million. The note bears interest at an annual rate of 10% and is secured by a lien on each of these stores. In addition, Mr. Kelly guaranteed the obligations of his corporation under the note. The repayment schedule on the note is based on a fifteen year amortization schedule but the entire principal amount of the note is due in January 2005. In connection with this transaction, Mr. Kelly’s corporation also agreed to purchase all food and supplies for these stores from our dough manufacturing and distribution centers for a minimum of five years. If Mr. Kelly’s corporation ceases purchasing food and supplies from us prior to October 2003, we will be entitled to $315,000. We also agreed to finance up to an additional $750,000 in connection with the construction of four new stores, which amount will, if borrowed, be added to the principal balance of the outstanding note.

In March 2002 we sold nine of our company-owned stores in Ann Arbor and Ypsilanti, Michigan to a corporation controlled by Hoyt D. Jones III, one of our former executive officers. Mr. Jones is operating these stores as franchise stores. In exchange for these stores, Mr. Jones’ corporation paid us $200,000 in cash and delivered a secured promissory note in the amount of $450,000. The note bears interest at an annual rate of 12% and is secured by a lien on each of these stores. In addition, Mr. Jones guaranteed the obligations of his corporation under the note. The note is being repaid in 11 equal monthly payments of principal and interest commencing in June 2002. In connection with this transaction, Mr. Jones’ corporation also agreed to purchase all food and supplies for these stores from our dough manufacturing and distribution centers for a minimum of eight years.

Description of senior secured credit facility

New senior secured credit facility

As part of the Transactions, we amended and restated our previous senior secured credit facility, which amendment and restatement we refer to as our new senior secured credit facility. Domino’s, Inc. is the only borrower under our new senior secured credit facility. We entered into an agreement with various banks and financial institutions, providing for our new senior secured credit facility, which consists of:

•	a term loan facility of $610.0 million in term loans; and

•	a revolving credit facility of up to $125.0 million in revolving credit loans, letters of credit and swingline loans.

This new senior secured credit facility replaced our previous senior secured credit facility that was entered into in on July 29, 2002. As of June 15, 2003, we had approximately $362.3 million of outstanding indebtedness under our previous senior secured credit facility.

We are obligated with respect to all amounts owing under our new senior secured credit facility. In addition, our new senior secured credit facility is:

•	guaranteed by TISM, Inc., our parent corporation;

•	jointly and severally guaranteed by each of our material domestic subsidiaries (other than Domino’s National Advertising Fund Inc., a special purpose advertising affiliate);

•	guaranteed by one of our international subsidiaries;

•	secured by a first priority lien on specified parcels of our and most of our material domestic subsidiaries’ real property and substantially all of our and most of our material domestic subsidiaries’ tangible and intangible personal property; and

•	secured by a pledge of all of our capital stock, the capital stock of most of our material domestic subsidiaries and 65% of the capital stock of most of our foreign subsidiaries.

Our future material domestic subsidiaries will guarantee the new senior secured credit facility and secure that guarantee with specified real property and substantially all of their tangible and intangible personal property.

Our new senior secured credit facility requires us to meet financial tests, including, without limitation, a maximum leverage ratio, maximum senior leverage ratio and minimum interest coverage ratio. In addition, our new senior secured credit facility contains negative covenants limiting, among other things, additional liens and indebtedness, capital expenditures, transactions with affiliates, mergers and consolidations, liquidations and dissolutions, sales of assets, dividends, investments and joint ventures, loans and advances, prepayments and modifications of debt instruments, and other matters customarily restricted in such agreements. Our new senior secured credit facility contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, events of bankruptcy and insolvency, failure of any guaranty or security document supporting the new senior secured credit facility to be in full force and effect, and a change of control of our business.

The term loan facility matures in quarterly installments from June 25, 2003, the closing date of our new senior secured credit facility, through the seventh anniversary of the closing date

(provided that for the fiscal year 2010, only two installments will be required to be paid), and the revolving credit facility will terminate on the sixth anniversary of the closing date.

Our borrowings under the new senior secured credit facility bear interest at a floating rate and may be maintained as base rate loans or as Eurodollar loans. Base rate loans bear interest at the base rate plus the applicable base rate margin, as defined in the new senior secured credit facility. Base rate is defined as the higher of (1) the rate of interest announced publicly by JPMorgan Chase Bank in New York, New York, from time to time, as JPMorgan Chase Bank’s base rate, or (2) the Federal Reserve reported overnight funds rate plus 1/2 of 1%. Eurodollar loans bear interest at the adjusted Eurodollar rate, as described in the new senior secured credit facility, plus the applicable Eurodollar rate margin.

The applicable margins with respect to the term loan facility and the revolving credit facility will vary from time to time in accordance with the terms thereof and agreed upon pricing grids based on our leverage ratio. The initial applicable margin with respect to the term loan facility and the revolving credit facility is:

•	2.00% in the case of base rate loans; and

•	3.00% in the case of Eurodollar loans.

Had our new senior secured credit facility been in effect at June 15, 2003, the interest rate on the term loan facility would have been 4.29% and the commitment fee on the undrawn revolving credit facility would have been 0.50%.

With respect to letters of credit, which may be issued as a part of the revolving loan commitment, the revolver lenders will be entitled to receive a commission equal to the product of the applicable Eurodollar rate margin then in effect and the daily amount available to be drawn under such letters of credit. In addition, the issuing bank will be entitled to receive a fronting fee of 0.125% per annum plus its other standard and customary processing charges. Such commission and fronting fees will be payable quarterly in arrears based on the aggregate undrawn amount of all letters of credit outstanding from time to time under the revolver.

The new senior secured credit facility prescribes that specified amounts must be used to prepay the term loan facility and reduce commitments under the revolving credit facility, including:

•	100% of the net proceeds of any issuance of indebtedness after the closing date by us, our parent company and all of its other subsidiaries, subject to exceptions for permitted debt;

•	100% of the net proceeds of any sale or other disposition by us, our parent company and all of its other subsidiaries of any assets, subject to exceptions if the aggregate amount of such net proceeds does not exceed a certain amount or such proceeds are reinvested in other business-related assets;

•	75% of excess cash flow, as defined in the new senior secured credit facility, for any fiscal year, provided, that the foregoing percentage may be reduced to either 50% or 25% upon satisfaction of specified leverage ratio tests;

•	100% of the net proceeds of casualty insurance, condemnation awards or other recoveries, subject to exceptions;

•	50% of the net proceeds from the issuance of common equity or “qualified” preferred equity by, and capital contributions to, TISM, subject to exceptions; and

•	100% of the net proceeds from (x) the issuance of redeemable or other “non-qualified” preferred equity by TISM and (y) the issuance of equity by, and capital contributions to, subsidiaries of TISM, subject to exceptions.

Voluntary prepayments of our new senior secured credit facility are permitted at any time.

In general, the mandatory prepayments described above will be applied first to prepay the term loan facility and second to reduce commitments under the revolving credit facility. If the amount of revolving loans under the revolving credit facility then outstanding exceeds the commitments as so reduced, then that excess amount must be prepaid. Prepayments of the term loan facility, optional or mandatory, will be applied pro rata to the scheduled installments of the term loan facility; provided, however, optional prepayments and certain mandatory prepayments will be applied first to scheduled payments due and payable during the 12 months immediately following the date of such prepayments and thereafter on a pro rata basis as provided above.

This summary of the new senior secured credit facility may not contain all of the information that is important to you and is subject to, and qualified in its entirety by reference to, all of the provisions of the credit agreement and related documents, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Description of Notes

You can find the definitions of certain terms used in this description under the subheading “Certain definitions.” In this description, the word “Domino’s” refers only to Domino’s, Inc. and not to any of its subsidiaries. For purposes of this summary, the term “Notes” refers to both the outstanding notes and the exchange notes.

The outstanding notes were issued, and the exchange notes will be issued, under an Indenture among Domino’s, the Guarantors and BNY Midwest Trust Company, as trustee. The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these Notes. Copies of the indenture are available as set forth below under the subheading “Additional information.” Certain defined terms used in this description but not defined below under “—Certain definitions” have the meanings assigned to them in the indenture.

Brief description of the Notes and the Subsidiary Guarantees

The Notes

These Notes:

•	are general unsecured obligations of Domino’s;

•	are subordinated in right of payment to all existing and future Senior Debt of Domino’s; and

•	are senior in right of payment to any future junior subordinated Indebtedness of Domino’s.

The Subsidiary Guarantees

These Notes are guaranteed by each domestic subsidiary of Domino’s on the Issue Date (other than Domino’s National Advertising Fund Inc.) and by Domino’s Pizza NS Co., a Canadian subsidiary of Domino’s.

The Subsidiary Guarantees of these Notes:

•	are general unsecured obligations of each Guarantor;

•	are subordinated in right of payment to all existing and future Guarantor Senior Debt of each Guarantor; and

•	are senior in right of payment to any future junior subordinated Indebtedness of each Guarantor.

After giving effect to the Transactions, as of June 15, 2003, Domino’s and the Guarantors would have had total Senior Debt and Guarantor Senior Debt of approximately $610.5 million, and an additional $125.0 million would have been available for borrowings under the revolving credit portion of the Senior Credit Facilities (excluding outstanding letters of credit of $21.8 million). As indicated above and as discussed in detail below under the subheading “Subordination,”

payments on the Notes and under the Subsidiary Guarantees will be subordinated to the prior payment in full in cash or Cash Equivalents (other than cash equivalents of the type referred to in clauses (3) and (4) of the definition of Cash Equivalents) of all Senior Debt and Guarantor Senior Debt. The indenture will permit us and the Guarantors to incur additional Senior Debt and Guarantor Senior Debt.

As of the date of the indenture, all of our subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “Certain covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture. Unrestricted Subsidiaries will not guarantee these Notes.

Not all of our “Restricted Subsidiaries” will guarantee these Notes; Domino’s National Advertising Fund Inc., our Foreign Subsidiaries (other than Domino’s Pizza NS Co.) and any Securitization Entity will not be Guarantors. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. Our non-guarantor subsidiaries are not significant.

Principal, maturity and interest

The indenture provides that Domino’s may issue Notes with an aggregate principal amount of up to an unlimited amount, of which $403.0 million was issued in the offering of the outstanding notes. The Notes and any additional Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Domino’s will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on July 1, 2011.

Interest on these Notes will accrue at the rate of 8 1/4% per annum and will be payable semi-annually in arrears on January 1 and July 1, commencing on January 1, 2004.

Domino’s will make each interest payment to the Holders of record of these Notes on the immediately preceding December 15 and June 15.

Interest on these Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of receiving payments

If a Holder has given wire transfer instructions to Domino’s, Domino’s will make all principal, premium and interest and additional interest, if any, payments on those Notes in accordance with those instructions. All other payments on these Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless Domino’s elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying agent and registrar

The Trustee will initially act as Paying Agent and Registrar. Domino’s may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and Domino’s or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and exchange

A Holder may transfer or exchange Notes in accordance with the indenture. The Registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Domino’s may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Domino’s is not required to transfer or exchange any Note selected for redemption. Also, Domino’s is not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption.

The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Subsidiary Guarantees

The Guarantors will jointly and severally guarantee, on a senior subordinated basis, the obligations of Domino’s under the Notes. Each Subsidiary Guarantee will be subordinated to the prior payment in full in cash or Cash Equivalents (other than cash equivalents of the type referred to in clauses (3) and (4) of the definition of Cash Equivalents and foreign currencies) of all Guarantor Senior Debt of that Guarantor. The subordination provisions applicable to the Subsidiary Guarantees will be substantially similar to the subordination provisions applicable to the Notes as set forth below under “Subordination.” The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to seek to prevent that Subsidiary Guarantee from constituting (after giving effect to all Guarantor Senior Debt of the respective Guarantor) a fraudulent conveyance under applicable law. See “Risk factors—If the issuance of the Notes or the subsidiary guarantees is deemed to be a fraudulent conveyance, the Notes and the subsidiary guarantees may be subordinated to all of our other debts and those of our subsidiaries.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Domino’s or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation), if the disposition is to

Domino’s or another Guarantor or if Domino’s applies the Net Proceeds of that sale or other disposition in accordance with the applicable provisions of the indenture;

(2) in connection with any sale of all of the capital stock of a Guarantor, if Domino’s applies the Net Proceeds of that sale in accordance with the applicable provisions of the Indenture;

(3) if Domino’s designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

(4) upon the release or discharge of all guarantees of such Guarantor, and all pledges of property or assets of such Guarantor securing, all other Indebtedness of Domino’s and the other Guarantors.

See “Repurchase at the option of holders—Asset Sales.”

Subordination

The payment of principal, premium, interest, additional interest, if any, and any other Obligations on, or relating to, these Notes will be subordinated to the prior payment in full in cash or Cash Equivalents (other than cash equivalents of the type referred to in clauses (3) and (4) of the definition of Cash Equivalents and foreign currencies) of all Senior Debt of Domino’s.

The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents (other than cash equivalents of the type referred to in clauses (3) and (4) of the definition of Cash Equivalents and foreign currencies) of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy or other like proceeding at the rate specified in the applicable Senior Debt, whether or not such interest is an allowable claim) before the Holders of Notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under “Legal Defeasance and Covenant Defeasance” so long as the deposit of amounts therein satisfied the relevant conditions specified in the indenture at the time of such deposit), in the event of any distribution to creditors of Domino’s:

(1) in a liquidation or dissolution of Domino’s;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Domino’s or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshalling of the assets and liabilities of Domino’s.

Domino’s also may not make any payment or distribution of any kind or character with respect to any Obligations on, or with respect to, the Notes or acquire any of the Notes for cash or property or otherwise (except in Permitted Junior Securities or from the trust described under “Legal Defeasance and Covenant Defeasance”) if:

(1) a payment default on Designated Senior Debt occurs and is continuing; or

(2) any other default occurs and is continuing on Designated Senior Debt that permits holders of such Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from the holders or the Representative of any Designated Senior Debt.

Payments on the Notes may and shall be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in case of a nonpayment default, the earlier of the date on which all nonpayment defaults are cured or waived (so long as no other event of default exists), 179 days after the date the applicable Payment Blockage Notice is received or the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any action after the date of delivery of such initial Payment Blockage Notice, or any breach of any financial covenants for a period commencing after the date of delivery of such initial Payment Blockage Notice, that, in either case, would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

Domino’s must promptly notify holders of Senior Debt or their Representative if payment of the Notes is accelerated because of an Event of Default; provided that any failure to give such notice shall have no effect whatsoever on the subordination provisions described herein.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Domino’s, Holders of these Notes may recover less ratably than creditors of Domino’s who are holders of Senior Debt. See “Risk factors—Your right to receive payments on the Notes is junior to our existing indebtedness and the existing senior indebtedness of our subsidiary guarantors and all of our and their future senior indebtedness.”

Optional redemption

Before July 1, 2006, Domino’s may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the indenture at a redemption price of 108.25% of the principal amount of the Notes, plus accrued and unpaid interest and additional interest thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 60% of the aggregate principal amount of Notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(2) the redemption must occur within 120 days of the date of the closing of the Equity Offering.

Before July 1, 2007, Domino’s may also redeem these Notes, as a whole but not in part, upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days’ prior notice (but in no event may any such redemption occur more than 90 days after the occurrence of such

Change of Control), at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest and additional interest thereon, if any, to, the date of redemption (the “Redemption Date”).

Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the option of Domino’s prior to July 1, 2007.

On or after July 1, 2007, Domino’s may redeem all or a part of these Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 1 of the years indicated below:

Year	Percentage

2007	104.125%
2008	102.063%
2009 and thereafter	100.000%

Mandatory redemption

Domino’s is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the option of holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require Domino’s to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to the Change of Control Offer. In the Change of Control Offer, Domino’s will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and additional interest thereon, if any, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, Domino’s will mail a notice to each Holder and the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the purchase date specified in such notice (which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as required by law (the “Change of Control Payment Date”)), pursuant to the procedures required by the Indenture and described in such notice. Domino’s will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Domino’s will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict. Domino’s will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Prior to the mailing of the notice referred to above, but in any event within 30 days following any Change of Control, Domino’s covenants to:

(1) repay in full all Obligations, and terminate all commitments, under the Senior Credit Facilities and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full all Obligations, and terminate all commitments, under the Senior Credit Facilities and all other such Senior Debt and to repay the Indebtedness owed to (and terminate the commitments of) each lender which has accepted such offer; or

(2) obtain the requisite consents under the Senior Credit Facilities and all other such Senior Debt to permit the repurchase of the Notes as provided below.

Domino’s shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes or send the notice pursuant to the provisions described herein. The failure of Domino’s to comply with the covenant described in the immediately preceding paragraph (and any failure to send the notice referred to in the second preceding paragraph as a result of a prohibition described in the first sentence of this paragraph) may (with notice and lapse of time) constitute an Event of Default described in clause (3) but shall not constitute an Event of Default described in clause (2), under “Events of Default” below.

On the Change of Control Payment Date, Domino’s will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3) deliver or cause to be delivered to the trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Domino’s.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000.

The provisions described above that require Domino’s to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the Notes to require that Domino’s repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Domino’s outstanding Senior Debt currently prohibits Domino’s from purchasing the Notes (subject to limited exceptions), and also provides that certain change of control events with respect to Domino’s would constitute a default under the agreements governing the Senior Debt. Any future credit agreements or other agreements relating to Senior Debt to which Domino’s becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Domino’s is prohibited from purchasing Notes, Domino’s could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If Domino’s does not obtain such a consent or repay such borrowings, Domino’s will remain prohibited from purchasing Notes. In such case, Domino’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of Notes.

Domino’s will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Domino’s and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of Domino’s and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require Domino’s to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

If a Change of Control does occur, Domino’s may not have the financial resources at the time of such Change of Control to make any required repurchases of the Notes.

Asset Sales

Domino’s will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Domino’s (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) in the event of an Asset Sale involving assets having a fair market value in excess of $5.0 million (or in excess of $10.0 million in the case of the sale of Domino’s stores), such fair market value is determined by the Board of Directors of Domino’s and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3) at least 75% of the consideration therefor received by Domino’s or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities, as shown on Domino’s or such Restricted Subsidiary’s most recent balance sheet, of Domino’s or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Domino’s or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by Domino’s or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Domino’s or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

(c) any Designated Noncash Consideration received by Domino’s or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received since the date of the Indenture pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $40 million and 10% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Domino’s may apply such Net Proceeds at its option:

(1) to repay Senior Debt or Guarantor Senior Debt (and to correspondingly reduce commitments if the Senior Debt or Guarantor Senior Debt repaid is revolving credit borrowings);

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make a capital expenditure; and/or

(4) to acquire assets that are used or useable in a Permitted Business.

Pending the final application of any such Net Proceeds, Domino’s may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $15.0 million, Domino’s will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and additional interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Selection and notice

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

(1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount of the Note to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain covenants

Restricted Payments

Domino’s will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Domino’s Equity Interests or to the direct or indirect holders of Domino’s Equity Interests in their capacity as such, other than dividends or distributions payable in Equity Interests, other than Disqualified Stock, of Domino’s. These payments include, without limitation, any payment in connection with any merger or consolidation involving Domino’s or any of its Restricted Subsidiaries;

(2) purchase, redeem or otherwise acquire or retire for value, including, without limitation, in connection with any merger or consolidation involving Domino’s, any Equity Interests of Domino’s or any direct or indirect parent of Domino’s, other than any such Equity Interests owned by Domino’s or any Restricted Subsidiary of Domino’s;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity of the Notes; or

(4) make any Restricted Investment,

all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as “Restricted Payments”,

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment; and

(2) Domino’s would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and issuance of preferred stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Domino’s and its Restricted Subsidiaries after December 29, 2002, excluding Restricted Payments permitted by clauses (3), (4), (6), (7), (8), (9) and (11) of the next succeeding paragraph, is less than the sum, without duplication, of

(a) 50% of the Consolidated Net Income of Domino’s for the period, taken as one accounting period from the beginning of the first fiscal quarter commencing after December 29, 2002 to the end of Domino’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit, plus

(b) 100% of the aggregate net cash proceeds received by Domino’s, other than from a Restricted Subsidiary, since December 29, 2002 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Domino’s, other than Disqualified Stock, or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Domino’s that have been converted into or exchanged for such Equity Interests, other than Equity Interests or Disqualified Stock or debt securities sold to a Subsidiary of Domino’s, plus

(c) to the extent that any Restricted Investment that was made after December 29, 2002 is sold for cash or otherwise liquidated or repaid for cash, the lesser of the cash return of capital with respect to such Restricted Investment, less the cost of disposition, if any, and the initial amount of such Restricted Investment.

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of such dividend, if at said date of declaration such payment would have complied with the provisions of the indenture;

2) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such dividend or payment, following the consummation of an Initial Public Offering, the payment of dividends on the common stock of Domino’s or the payment to any direct or indirect parent corporation of Domino’s for the purpose of funding the payment of dividends by such direct or indirect parent corporation on its common stock, in each case in an amount of up to 6% per annum of the net cash proceeds received by Domino’s or contributed to Domino’s in an Initial Public Offering or any subsequent public offering of Qualified Capital Stock by any direct or indirect parent corporation of Domino’s or by Domino’s;

(3) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Domino’s or any Guarantor or of any Equity Interests of Domino’s or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale, other than to a Subsidiary of Domino’s, of, Equity Interests of Domino’s, other than Disqualified Stock; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(4) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Domino’s or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(5) payments to any direct or indirect parent corporation of Domino’s for the purpose of permitting, and in an amount equal to the amount required to permit, such direct or indirect parent corporation of Domino’s to redeem or repurchase such direct or indirect parent corporation of Domino’s common equity or options in respect of such common equity, in each case in connection with the repurchase provisions of employee, director or Franchisee stock option or stock purchase agreements or other agreements to compensate management employees or directors. All such redemptions or repurchases pursuant to this clause (5) shall not exceed $25.0 million in the aggregate since the date of the indenture plus (A) the amount of any net cash proceeds received from the sale since the date of the indenture of Equity Interests, other than Disqualified Stock, to members of Domino’s management team, directors and Franchisees that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of clause (3)(b) of the preceding paragraph and (B) the cash proceeds of any “key-man” life insurance policies that are used to make such redemptions or repurchases. The cancellation of Indebtedness owing to Domino’s from members of management of Domino’s or any of its Restricted Subsidiaries in connection with such a repurchase of Capital Stock of any direct or indirect parent corporation of Domino’s will not be deemed to constitute a Restricted Payment under the indenture;

(6) the making of distributions, loans or advances to any direct or indirect parent corporation of Domino’s in an amount not to exceed $1.5 million per annum, which amount would increase to $5.0 million per annum upon the consummation of an Initial Public Offering, in order to permit such direct or indirect parent corporation of Domino’s to pay the ordinary operating expenses of such direct or indirect parent corporation of Domino’s, including, without limitation, directors’ fees, indemnification obligations, professional fees and expenses;

(7) payments to any direct or indirect parent corporation of Domino’s in respect of:

•	federal income taxes for the tax periods for which a federal consolidated return is filed by such direct or indirect parent corporation of Domino’s for a consolidated group of which such direct or indirect parent corporation of Domino’s is the parent and Domino’s and its Subsidiaries are members, in an amount not to exceed the hypothetical federal income taxes that Domino’s would have paid if Domino’s and its Restricted Subsidiaries filed a separate consolidated return with Domino’s as the parent, taking into account carryovers and carrybacks of tax attributes, including net operating losses, that would have been allowed if such separate consolidated return had been filed;

•	state income tax for the tax periods for which a state combined, consolidated or unitary return is filed by such direct or indirect parent corporation of Domino’s for a combined, consolidated or unitary group of which such direct or indirect parent corporation of Domino’s is the parent and Domino’s and its Subsidiaries are members, in an amount not to exceed the hypothetical state income taxes that Domino’s would have paid if Domino’s and its Restricted Subsidiaries had filed a separate combined, consolidated or unitary return taking into account carryovers and carrybacks of tax attributes, including net operating losses, that would have been allowed if such separate combined return had been filed; and

•	capital stock, net worth, or other similar taxes, but for the avoidance of doubt, excluding any taxes based on net or gross income, payable by such direct or indirect parent corporation of Domino’s based on or attributable to its investment in or ownership of Domino’s and its Restricted Subsidiaries.

In no event shall any such tax payment pursuant to this clause (7) exceed the amount of federal or state, as the case may be, income tax that is, at the time Domino’s makes such tax payments, actually due and payable by such direct or indirect parent corporation of Domino’s to the relevant taxing authorities or to become due and payable within 30 days of such payment by Domino’s; provided, that for purposes of this clause (7), payments made by an Unrestricted Subsidiary to a Restricted Subsidiary or Domino’s which are in turn distributed by such Restricted Subsidiary or Domino’s to any direct or indirect parent corporation of Domino’s shall be disregarded;

(8) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such dividend, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock, other than Disqualified Stock, of Domino’s or any Restricted Subsidiary issued after the date of the indenture; provided that, at the time of such issuance, Domino’s, after giving effect to such issuance on a pro forma basis, would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1.0 for the most recent Four-Quarter Period;

(9) distributions to Parent and other payments made by Domino’s in connection with the Refinancing;

(10) the repurchase, redemption or other acquisition or retirement for value of subordinated Indebtedness with Excess Proceeds to the extent such Excess Proceeds are permitted to be used for general corporate purposes under the covenant entitled “Asset Sales”;

(11) the repurchase of Capital Stock of Domino’s upon the surrender of such Capital Stock in satisfaction of all or a portion of the exercise price of a stock option granted under any stock option plan established by Domino’s for the benefit of its directors, employees or consultants; provided that no payment in cash or other property is made by Domino’s in connection therewith; and

(12) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment and Domino’s would be permitted to incur at least $1.00 of additional Indebtedness, other than Permitted Debt, in compliance with the covenant described below under the caption “—Incurrence of Indebtedness and issuance of preferred stock,” other Restricted Payments in an aggregate amount not to exceed $40.0 million since the date of the indenture.

The amount of all Restricted Payments, other than cash, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Domino’s or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $15.0 million. Not later than the date of making any Restricted Payment, Domino’s shall deliver to the trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

Incurrence of Indebtedness and issuance of preferred stock

Domino’s will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable,

contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, including Acquired Debt, and Domino’s will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock. Notwithstanding the foregoing, Domino’s and any Guarantor may incur Indebtedness, including Acquired Debt, or issue Disqualified Stock, and any Guarantor may issue preferred stock, if in each case the Fixed Charge Coverage Ratio for Domino’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis, including a pro forma application of the net proceeds therefrom and as otherwise provided in accordance with the provisions contained in the definition of “Fixed Charge Coverage Ratio”, as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Domino’s and any Guarantor of Indebtedness pursuant to the Senior Credit Facilities and/or the incurrence by a Securitization Entity of Indebtedness pursuant to a Permitted Securitization Transaction in an aggregate principal amount at any time outstanding not to exceed $735.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Domino’s or any of its Restricted Subsidiaries to permanently repay Indebtedness under the Senior Credit Facilities pursuant to the covenant described above under the caption “—Asset Sales”. For purposes of the foregoing, letters of credit are deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder, provided, that letters of credit constituting Standard Securitization Undertakings will be excluded for purposes of this clause (1). The amount of Indebtedness permitted to be incurred pursuant to the Senior Credit Facilities and pursuant to Permitted Securitization Transactions in accordance with this clause (1) shall be in addition to any Indebtedness permitted to be incurred pursuant to the Senior Credit Facilities in reliance on, and in accordance with, clauses (4) and (15) below and in addition to any Indebtedness permitted to be incurred pursuant to Permitted Securitization Transactions in reliance on, and in accordance with, clause (15) below;

(2) the incurrence by Domino’s and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Domino’s and the Guarantors of Indebtedness represented by the Notes issued on the date of the indenture, the Subsidiary Guarantees of such Notes, the Exchange Notes issued in exchange for such Notes, or in exchange for any additional Notes issued in accordance with the terms of the Indenture, and the Subsidiary Guarantees of such Exchange Notes;

(4) the incurrence by Domino’s or any of its Restricted Subsidiaries of Indebtedness, including Capital Lease Obligations, to finance the purchase, lease or improvement of real or personal property or equipment, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, within 180 days after such purchase, lease or improvement in an aggregate principal amount outstanding not to exceed the greater of:

•	$50.0 million; or

•	10.0% of Total Assets at the time of any incurrence of such Indebtedness, including any Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4).

Such amount may, but need not, be incurred in whole or in part under the Senior Credit Facilities.

(5) the incurrence by Domino’s or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness, other than intercompany Indebtedness, that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4) or (15) of this paragraph;

(6) the incurrence by Domino’s or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Domino’s and any of its Restricted Subsidiaries; provided, however, that:

(a) if Domino’s or any Guarantor is the obligor on such Indebtedness and the obligee is not Domino’s or any Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of Domino’s, or the Subsidiary Guarantee of such Guarantor, in the case of a Guarantor; and

(b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Domino’s or a Restricted Subsidiary of Domino’s, and any sale or other transfer of any such Indebtedness to a Person that is not either Domino’s or a Restricted Subsidiary of Domino’s shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Domino’s or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by Domino’s or any of its Restricted Subsidiaries of Hedging Obligations that are incurred:

•	for the purpose of fixing or hedging interest rate risk with respect to any floating or fixed rate Indebtedness that is permitted by the terms of the indenture to be outstanding;

•	for the purpose of fixing or hedging the value of foreign currencies purchased or received by Domino’s in the ordinary course of business; or

•	under Commodity Hedging Agreements;

(8) the guarantee by Domino’s or any of the Guarantors of Indebtedness of Domino’s, a Guarantor or a Foreign Subsidiary that was permitted to be incurred by another provision of this covenant;

(9) the incurrence of Indebtedness and/or the issuance of preferred stock by Foreign Subsidiaries of Domino’s, which together with the aggregate principal amount of Indebtedness incurred pursuant to this clause (9) and the aggregate liquidation value of all preferred stock issued pursuant to this clause (9), does not exceed $40.0 million at any one time outstanding;

(10) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock; provided, in each such case, that the amount of such interest, accretion, amortization or dividend is included in Fixed Charges of Domino’s as accrued;

(11) Indebtedness incurred by Domino’s or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business including, without limitation, in respect of workers’ compensation claims or self insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(12) Indebtedness arising from agreements of Domino’s or a Restricted Subsidiary of Domino’s providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of Domino’s, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Domino’s and its Restricted Subsidiaries in connection with such disposition;

(13) obligations in respect of performance and surety bonds and completion guarantees provided by Domino’s or any Restricted Subsidiary of Domino’s in the ordinary course of business;

(14) Indebtedness supported by one or more letters of credit incurred under the Senior Credit Facilities in accordance with clause (1); provided the amount of Indebtedness permitted to be incurred under this clause (14) relating to any such letter of credit shall not exceed the amount of the letter of credit provided for therein. Upon any reduction, cancellation or termination of the applicable letter of credit, there shall be deemed to be an incurrence of Indebtedness under the indenture equal to the excess of the amount of such Indebtedness outstanding immediately after such reduction, cancellation or termination over the remaining stated amount, if any, of such letter of credit or the stated amount of any letter of credit issued in replacement of such letter of credit; and

(15) the incurrence by Domino’s or any of its Restricted Subsidiaries of additional Indebtedness, and/or the issuance by any Guarantor of preferred stock, in an aggregate principal amount, or accreted value, or aggregate liquidation value, as applicable, at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred or preferred stock issued pursuant to this clause (15), not to exceed $50.0 million at any one time outstanding. Such amount may, but need not, be incurred in whole or in part under the Senior Credit Facilities.

For purposes of determining compliance with this “Incurrence of Indebtedness and issuance of preferred stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Domino’s will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. All borrowings outstanding on the date of the indenture under the Senior Credit Facilities will be deemed to have been borrowed pursuant to clause (1) of the definition of Permitted Debt.

No senior subordinated debt

Domino’s will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of Domino’s and senior in any respect in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of such Guarantor and senior in any respect in right of payment to such Guarantor’s Subsidiary Guarantee. For purposes of the foregoing, no

Indebtedness will be deemed to be contractually subordinated in right of payment or junior in respect to any other Indebtedness of the Company or a Guarantor solely by virtue of being unsecured or by virtue of the fact that the holders of secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

Domino’s will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the Indebtedness so secured until such time as such is no longer secured by a Lien. If such Indebtedness is by its terms expressly subordinated to the Notes or any Subsidiary Guarantee, the Lien securing such Indebtedness shall be subordinate and junior to the Lien securing the Notes and the Subsidiary Guarantees with the same relative priority as such subordinate or junior Indebtedness shall have with respect to the Notes and the Subsidiary Guarantees.

Dividend and other payment restrictions affecting Subsidiaries

Domino’s will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Domino’s or any of Domino’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of Domino’s Restricted Subsidiaries;

(2) make loans or advances to Domino’s or any of Domino’s Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Domino’s or any of Domino’s Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness as in effect on the date of the indenture;

(2) the indenture, the Notes and the Subsidiary Guarantees;

(3) the Senior Credit Facilities;

(4) applicable law;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by Domino’s or any of its Restricted Subsidiaries as in effect at the time of such acquisition, except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6) non-assignment provisions in leases, licenses or similar agreements entered into in the ordinary course of business and consistent with past practices;

(7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(8) asset sale agreements and stock sale agreements, including any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, in the good faith judgment of the Board of Directors of Domino’s, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) restrictions on the transfer of assets subject to any Lien permitted under the indenture imposed by the holder of such Lien;

(11) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “—Liens” that limit the right of Domino’s or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(12) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(14) any agreement or instrument governing Indebtedness or preferred stock, whether or not outstanding, of Foreign Subsidiaries of Domino’s that was permitted by the Indenture to be incurred;

(15) Indebtedness incurred after the Issue Date in accordance with the terms of the indenture; provided that the restrictions contained in the agreements governing such new Indebtedness are, in the good faith judgment of the Board of Directors of Domino’s, not materially less favorable, taken as a whole, to the Holders of the Notes than those contained in the agreements governing Indebtedness on the Issue Date;

(16) any agreement or instrument placing contractual restrictions applicable only to a Securitization Entity effected in connection with, or Liens on receivables or related assets which are the subject of, a Permitted Securitization Transaction; and

(17) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above; provided that such amendments, modifications restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of Domino’s, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, consolidation, or sale of assets

Domino’s may not, directly or indirectly:

(1) consolidate or merge with or into another Person, whether or not Domino’s is the surviving corporation; or

(2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(1) either Domino’s is the surviving corporation, or the Person formed by or surviving any such consolidation or merger, if other than Domino’s, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger, if other than Domino’s, or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Domino’s under the Notes, the indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) Domino’s or the Person formed by or surviving any such consolidation or merger, if other than Domino’s, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and issuance of preferred stock.”

In addition, Domino’s may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, consolidation, or sale of assets” covenant will not apply to a sale, lease, assignment, transfer, conveyance or other disposition of assets, including by way of consolidation or merger, between or among Domino’s and any of its Wholly Owned Restricted Subsidiaries.

Transactions with Affiliates

Domino’s will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to Domino’s or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Domino’s or such Restricted Subsidiary with an unrelated Person; and

(2) Domino’s delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of Domino’s or any Subsidiary as determined in good faith by the Board of Directors of Domino’s or senior management;

(2) transactions between or among Domino’s and/or its Restricted Subsidiaries;

(3) any agreement or instrument as in effect as of the date of the indenture or any amendment or replacement thereto or any transaction contemplated thereby, including pursuant to any amendment or replacement thereto, so long as any such amendment or replacement agreement or instrument is, in the good faith judgment of the Board of Directors of Domino’s, not more disadvantageous to the Holders of Notes in any material respect than the original agreement or instrument as in effect on the date of the Indenture;

(4) the payment of customary management, consulting and advisory fees and related expenses to the Principals and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Board of Directors of Domino’s or such Restricted Subsidiary in good faith;

(5) payments or loans to employees or consultants that are approved by the Board of Directors of Domino’s in good faith;

(6) the existence of, or the performance by Domino’s or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, including any registration rights agreement or purchase agreement related thereto, to which it is a party as of the date of the indenture and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Domino’s or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the indenture shall only be permitted by this clause (6) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders of Notes in any material respect;

(7) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business, including, without limitation, pursuant to joint venture agreements, and otherwise in compliance with the terms of the indenture which are fair to Domino’s or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Domino’s or the senior management of Domino’s, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(8) sales of Capital Stock, other than Disqualified Stock, to Affiliates of Domino’s otherwise permitted by the indenture and the granting of registration rights in connection therewith;

(9) Restricted Payments and Permitted Investments that are permitted by the indenture; and

(10) transactions effected as part of a Permitted Securitization Transaction.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an

Unrestricted Subsidiary, all outstanding Investments owned by Domino’s and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or Permitted Investments, as determined in good faith by the Board of Directors of Domino’s. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Limitations on issuances of Guarantees of Indebtedness

Domino’s will not permit any Restricted Subsidiary that is not a Guarantor, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of Domino’s or any Guarantor, other than such Restricted Subsidiary, unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Subsidiary, which Guarantee shall be senior to or pari passu with such Restricted Subsidiary’s Guarantee of or pledge to secure such other Indebtedness, unless such other Indebtedness is Senior Debt or Guarantor Senior Debt, in which case the Guarantee of the Notes shall be subordinated to the Guarantee of such Senior Debt or Guarantor Senior Debt to the same extent as the Notes are subordinated to such Senior Debt.

Notwithstanding the preceding paragraph, any Subsidiary Guarantee of the Notes will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption “Subsidiary Guarantees.” The form of the Subsidiary Guarantee will be attached as an exhibit to the indenture.

Business activities

Domino’s will not, and will not permit any Restricted Subsidiary, other than a Securitization Entity, to, engage in any business other than Permitted Businesses.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, Domino’s will furnish to the Holders of Notes and the trustee, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Domino’s were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Domino’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Domino’s were required to file such reports.

If Domino’s has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent permitted by applicable law, the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in management’s discussion and analysis of financial condition and results of operations, of the financial condition and results of operations of Domino’s and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Domino’s.

In addition, whether or not required by the Commission, unless the Commission will not accept such a filing Domino’s will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the trustee and the Commission for public availability within the time periods specified in the Commission’s rules and regulations and make such information available to securities analysts and prospective investors upon request. Moreover, Domino’s has agreed, and any Guarantor will agree, that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or additional interest with respect to, the Notes, whether or not prohibited by the subordination provisions of the indenture;

(2) default in payment when due of the principal of or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by Domino’s or any of its Restricted Subsidiaries for 30 days after specified notice from the trustee or the Holders of at least 25% of the outstanding principal amount of the Notes to comply with any of the other agreements in the indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Domino’s or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Domino’s or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal at the final stated maturity of such Indebtedness (giving effect to any applicable grace periods and any extensions of such grace periods) (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated aggregates $20.0 million or more;

(5) failure by Domino’s or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (excluding amounts covered by an enforceable insurance policy issued by an insurer with a Best’s rating of at least B+, as to which the insurer has acknowledged liability), which judgments are not paid, discharged or stayed for a period of 60 consecutive days after such judgments become final and non-appealable; and

(6) certain events of bankruptcy or insolvency with respect to Domino’s or any of its Significant Restricted Subsidiaries.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Domino’s, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default specified in the indenture occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on the Notes to be due and payable by notice in writing to Domino’s and the trustee specifying the respective Event of Default and that such notice is a “notice of acceleration” (the “Acceleration Notice”), and the same:

(1) shall become immediately due and payable; or

(2) if there are any amounts outstanding under the Senior Credit Facilities, shall become immediately due and payable upon the first to occur of an acceleration under the Senior Credit Facilities or five Business Days after receipt by Domino’s and the Representative under the Senior Credit Facilities of such Acceleration Notice but only if such Event of Default is then continuing.

Holders of the Notes may not enforce the indenture or the Notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the indenture (including rescinding any acceleration of the payment of the Notes) except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Domino’s with the intention of avoiding payment of the premium that Domino’s would have had to pay if Domino’s then had elected to redeem the Notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to July 1, 2007, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to July 1, 2007, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

Domino’s is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Domino’s is required to deliver to the trustee a statement specifying such Default or Event of Default.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Company, any direct or indirect parent corporation of Domino’s or any Guarantor, as such, shall have any liability for any obligations of Domino’s or the Guarantors under the Notes, the indenture, the Subsidiary

Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Domino’s may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and additional interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) the obligations of Domino’s with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Domino’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, Domino’s may, at its option and at any time, elect to have the obligations of Domino’s and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events, including non-payment of other indebtedness, bankruptcy, receivership, rehabilitation and insolvency events described under “Events of Default” and the limitations contained in clauses (3) and (4) of “Merger, consolidation, or Sale of Assets”, will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Domino’s must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of such cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and additional interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and Domino’s must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Domino’s shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that Domino’s has received from, or there has been published by, the Internal Revenue Service a ruling, or, since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based on such change in the applicable federal income tax law such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Domino’s shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit, or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument, other than the indenture, to which Domino’s or any of its Subsidiaries is a party or by which Domino’s or any of its Subsidiaries is bound;

(6) Domino’s must have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) Domino’s must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by Domino’s with the intent of defeating, hindering, delaying or defrauding creditors of Domino’s or others; and

(8) Domino’s must deliver to the trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, supplement and waiver

Except as provided in the next four succeeding paragraphs, the indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the option of holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “Repurchase at the option of holders”); or

(8) make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the Notes will require the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding.

Notwithstanding the preceding, without the consent of any Holder of Notes, Domino’s, or any Guarantor, with respect to its Subsidiary Guarantee or the Indenture, and the trustee may amend or supplement the indenture or the Notes or any Subsidiary Guarantee:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of Domino’s, or any Guarantor’s, obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s, or such Guarantor’s, as the case may be, assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes, including providing for additional Subsidiary Guarantees or that does not adversely affect the legal rights under the Indenture of any such Holder; or

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Notwithstanding the foregoing, no amendment of, or supplement or waiver to, the indenture shall adversely effect the rights of the holders of any Senior Debt or Guarantor Senior Debt under the subordination provisions of the indenture (including any defined terms as used therein) without the consent of the requisite holders of Senior Debt or Guarantor Senior Debt, as the case may be, affected thereby.

Concerning the trustee

If the trustee becomes a creditor of Domino’s or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an

Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of Notes, unless such Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional information

Anyone who receives this prospectus may obtain a copy of the indenture and Registration Rights Agreement without charge by writing to Domino’s, Inc., 30 Frank Lloyd Wright Drive, P.O. Box 997, Ann Arbor, Michigan 48106-0997, Attention: General Counsel.

Certain definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; or

(2) the excess of (A) the present value at such Redemption Date of the redemption price of such Note at July 1, 2007 (such redemption price being set forth in the fourth paragraph under “—Optional redemption”), plus all required interest payments due on such Note through July 1, 2007 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate at such Redemption Date plus 50 basis points over (B) the principal amount of such Note.

“Asset Acquisition” means (a) an Investment by Domino’s or any Restricted Subsidiary of Domino’s in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of Domino’s, or shall be merged with or into Domino’s or any Restricted Subsidiary of Domino’s, or (b) the acquisition by Domino’s or any Restricted Subsidiary of

Domino’s of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback), other than sales, leases or licenses in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Domino’s and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Change of Control” and/or the provisions described above under the caption “—Merger, consolidation or sale of assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of the Restricted Subsidiaries of Domino’s or the sale of Equity Interests in any of its Restricted Subsidiaries (other than director’s qualifying shares and shares issued to foreign nationals under applicable law).

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $2.5 million; or (b) results in net proceeds to Domino’s and its Subsidiaries of less than $2.5 million;

(2) disposals or replacements of obsolete equipment in the ordinary course of business;

(3) the sale, lease, conveyance, disposition or other transfer by Domino’s or any Restricted Subsidiary of assets or property or Equity Interests of any Restricted Subsidiary to one or more Restricted Subsidiaries in connection with Investments permitted by the covenant described under the caption “—Restricted Payments”;

(4) a transfer of assets between or among Domino’s and its Restricted Subsidiaries;

(5) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to Domino’s or to another Wholly Owned Restricted Subsidiary;

(6) a Restricted Payment or Permitted Investment that is permitted by the indenture;

(7) the issuance by a Restricted Subsidiary of Disqualified Stock or preferred stock that is permitted by the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and issuance of preferred stock”;

(8) other than for purposes of determining the Fixed Charge Coverage Ratio, the exchange of a Domino’s store or stores and related assets for another store or stores which become a Domino’s store or stores upon the completion of such exchange; provided, the fair market value of a store or stores and related assets received in the exchange (together with the other consideration received therefor) is equal to or greater than the fair market value of the store or stores and related assets to be exchanged and; provided, further, in the event the fair market value of the store or stores and related assets to be exchanged or received is greater than $10.0 million, such fair market value is determined by the Board of Directors of Domino’s, whose resolution with respect thereto shall be delivered to the trustee, and in the event the fair market value of the store or stores and related assets to be exchanged or received is greater than $15.0 million, the Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing; and

(9) sales of accounts receivable, Permitted Notes Receivable and related assets of the type described in the definition of “Permitted Securitization Transaction” to a Securitization

Entity for the fair market value of accounts receivable, Permitted Notes Receivable and related assets of the type described in the definition of “Permitted Securitization Transaction” and transfers of accounts receivable, Permitted Notes Receivable and related assets of the type described in the definition of “Permitted Securitization Transactions” (or a fractional undivided interest therein) by a Securitization Entity in a Permitted Securitization Transaction.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars and for purposes of the Permitted Investments definition only, pounds sterling, Euros or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support of such securities) having maturities of not more than twelve months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any lender party to the Senior Credit Facilities or, with any commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within twelve months after the date of acquisition; and

(6) money market funds substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Domino’s and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of Domino’s;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principals or any Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Domino’s, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the Board of Directors of Domino’s are not Continuing Directors; or

(5) Domino’s consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Domino’s, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Domino’s is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Domino’s outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Commodity Hedging Agreements” means any futures contract or similar agreement or arrangement designed to protect Domino’s or any Restricted Subsidiary against fluctuations in prices of commodities used by Domino’s or any Restricted Subsidiary in the ordinary course of its business and not entered into for speculative purposes.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and the net effect of all payments made or received, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash write-offs of goodwill, intangibles and long-lived assets and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization, non-cash write-offs and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business and the reversal of reserves in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of Domino’s shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Domino’s only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Domino’s by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” of Domino’s means, for any period, the aggregate net income (or loss) of Domino’s and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that there shall be excluded therefrom:

(1) gains and losses from Asset Sales (without regard to the $2.5 million limitation set forth in the definition of Asset Sales and without regard to clause (8) of such definition) and the related tax effects according to GAAP;

(2) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(3) items classified as extraordinary, unusual or nonrecurring gains and losses (including, without limitation, severance, relocation and other restructuring costs), and the related tax effects according to GAAP;

(4) the net income of any Restricted Subsidiary of Domino’s to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of Domino’s of that income is restricted by contract, operation of law or otherwise;

(5) the net loss of any Person, other than a Restricted Subsidiary of Domino’s;

(6) the net income of any Person, that is not a Restricted Subsidiary of Domino’s, except to the extent of cash dividends or distributions paid to Domino’s or a Restricted Subsidiary of Domino’s by such Person;

(7) (A) the costs and expenses of Domino’s and its Subsidiaries and (B) the aggregate amount of compensatory make-whole payments to specified stockholders of Parent and to officers, directors and employees who hold stock options of Parent as provided for in the definition of “Refinancing”, in each case incurred or made in connection with the Refinancing and on a consolidated basis and determined in accordance with GAAP;

(8) the cumulative effect of a change in accounting principles; and

(9) non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Domino’s who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means any non-cash consideration received by Domino’s or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officers’ Certificate executed by the principal executive officer and the principal financial officer of Domino’s or such Restricted Subsidiary. Such Officers’ Certificate shall state the basis of such valuation, which shall be a report of a nationally recognized investment banking firm with respect to the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $15.0 million. A particular item of Designated Noncash Consideration shall no longer be considered to be outstanding to the extent it has been sold for cash or redeemed or paid in the case of non-cash consideration in the form of promissory notes or equity.

“Designated Preferred Stock” means preferred stock that is designated as Designated Preferred Stock, pursuant to an Officers’ Certificate executed by the principal executive officer and the principal financial officer of Domino’s, on the issuance date of such preferred stock, the cash proceeds of which are excluded from the calculation set forth in clause (3)(b) of the second paragraph of the covenant entitled “Restricted Payments.”

“Designated Senior Debt” means:

(1) any Indebtedness under or in respect of the Senior Credit Facilities and, solely for purposes of clause (1) of the third paragraph under the caption “Subordination,” any other Senior Debt the principal amount of which is $25.0 million or more that is payable to a lender party to the Senior Credit Facilities (or an Affiliate of such lender); and

(2) any other Senior Debt the principal amount of which is $25.0 million or more and that has been specifically designated by the Company in the instrument or agreement relating to the same as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of such Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of such Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of such Capital Stock have the right to require Domino’s to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Domino’s may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “Certain covenants—Restricted Payments.”

“Domestic Subsidiary” means, with respect to Domino’s, any Restricted Subsidiary of the Company that was formed under the laws of the United States of America.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any offering of Qualified Capital Stock of any direct or indirect parent corporation of Domino’s or Domino’s; provided that, in the event of any Equity Offering by any direct or indirect parent corporation of Domino’s, such direct or indirect parent corporation of Domino’s contributes to the common equity capital of Domino’s (other than as Disqualified Stock) the portion of the net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to the first paragraph under the subheading “Optional redemption.”

“Existing Indebtedness” means Indebtedness of Domino’s and its Subsidiaries (other than Indebtedness under the Senior Credit Facilities) in existence on the date of the indenture, until such amounts are repaid.

“Existing Indenture” means the indenture dated as of December 21, 1998 among Domino’s, the subsidiary guarantors named therein and The Bank of New York, as successor to IBJ Schroder Bank & Trust Company, as trustee.

“Existing Notes” means the 10 3/8% senior subordinated notes due 2009 of Domino’s issued under the Existing Indenture.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non- cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received, if any, pursuant to Hedging Obligations, but excluding amortization or write-off of debt issuance costs; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests to the extent paid in Equity Interests of Domino’s (other than Disqualified Stock) or to Domino’s or a Restricted Subsidiary of Domino’s, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any date, the ratio of the Consolidated Cash Flow of such Person during the most recent four full fiscal quarters for which internal financial statements are available (the “Four-Quarter Period”) ending on or prior to such date (the “Transaction Date”) to the Fixed Charges of such Person for the Four-Quarter Period.

In addition to and without limitation of the preceding paragraph, for purposes of this definition, Consolidated Cash Flow and Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any preferred stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds of such Indebtedness or Preferred Stock) and any repayment of other Indebtedness or redemption of other preferred stock occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds of such Indebtedness or Preferred Stock), occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Debt and also including any Consolidated Cash Flow (including any Pro Forma Cost Savings) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Debt) occurred on the first day of the Four-Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating Fixed Charges for purposes of determining the denominator (but not the numerator) of this Fixed Charge Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Foreign Subsidiary” means any Subsidiary of Domino’s that is not a Domestic Subsidiary.

“Franchisee” means any franchisee or licensee of Domino’s or a Restricted Subsidiary engaged in a Permitted Business or any Affiliate of Domino’s or a Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect of such guarantee, of all or any part of any Indebtedness.

“Guarantor Senior Debt” means, with respect to any Guarantor:

(1) all Indebtedness outstanding under Senior Credit Facilities and all Hedging Obligations (including guarantees of such obligations) of such Guarantor, whether outstanding on the date of the Indenture or thereafter incurred;

(2) any other Indebtedness incurred by such Guarantor, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to such Guarantor’s Subsidiary Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

Notwithstanding anything to the contrary in the preceding, Guarantor Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by such Guarantor;

(2) any Indebtedness such Guarantor to any of its Subsidiaries or other Affiliates of such Guarantor;

(3) any trade payables;

(4) that portion of any Indebtedness that is incurred by such Guarantor in violation of the Indenture; provided, that (x) as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (4) if the holder(s) of such Indebtedness or their Representative shall have received an officers’ certificate of (or representation from) Domino’s to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture, or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount of such Indebtedness at the date on which the initial borrowing thereunder is made would not violate the provisions of the indenture and (y) any revolving Indebtedness of such Guarantor under the Senior Credit Facilities incurred in violation of clause (1) of the definition of “Permitted Debt” at any time Indebtedness pursuant to a Permitted Securitization Transaction is outstanding shall not be excluded from Guarantor Senior Debt, so long as such Indebtedness was extended in good faith to such Guarantor;

(5) any Capital Lease Obligations; or

(6) such Guarantor’s Subsidiary Guarantee; or

(7) notes payable to franchisee or licensee captive insurers.

“Guarantors” means each of:

(1) each domestic Restricted Subsidiary of Domino’s on the Issue Date, other than Domino’s National Advertising Fund Inc.;

(2) Domino’s Pizza NS Co., a Canadian Restricted Subsidiary; and

(3) any other Restricted Subsidiary (other than a Securitization Entity) that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

“Hedging Obligations” means, with respect to any Person, the net obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or the value of foreign currencies; and

(3) Commodity Hedging Agreements.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect of such bonds, notes, debentures or similar instruments or letters of credit);

(3) banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) the net amount owing under Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value of such Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of such Indebtedness, in the case of any other Indebtedness.

“Initial Public Offering” means the first underwritten public offering of Qualified Capital Stock by any direct or indirect parent corporation of Domino’s or by Domino’s pursuant to a registration statement (other than a registration statement on Form S-4 or S-8) filed with the Commission in accordance with the Securities Act for aggregate net cash proceeds of at least $65.0 million; provided that in the event the Initial Public Offering is consummated by any direct or indirect parent corporation of Domino’s, such direct or indirect parent corporation of Domino’s shall have contributed to the common equity capital of Domino’s at least $65.0 million of the net cash proceeds of the Initial Public Offering.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Domino’s or any Subsidiary of Domino’s sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Domino’s such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Domino’s, Domino’s shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “Certain covenants—Restricted Payments.”

“Issue Date” means the closing date for the sale and original issuance of the outstanding notes under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature of such conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds received by Domino’s or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of such Asset Sale, taxes paid or payable as a result of such Asset Sale, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness, other than debt under the Senior Credit Facilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means indebtedness:

(1) as to which neither Domino’s nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender, and in each case other than Standard Securitization Undertakings;

(2) no default with respect to which (including any rights that the holders of such Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Senior Credit Facilities or the Notes) of Domino’s or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Domino’s or any of its Restricted Subsidiaries, except in the case of Standard Securitization Undertakings.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at that rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), penalties, fees, indemnifications, expenses, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent” means TISM, Inc., a Michigan corporation and owner of all of the outstanding Capital Stock of Domino’s, or any other entity owning a majority of the Voting Stock of Domino’s.

“Permitted Business” means:

(1) the business conducted by Domino’s and its Restricted Subsidiaries on the Issue Date;

(2) the restaurant business;

(3) other food businesses;

(4) distribution activities relating to any of the foregoing; and

(5) businesses which derive a majority of their revenues from products and activities reasonably related to any of the foregoing.

“Permitted Group” means any group of investors if deemed to be a “person” (as such term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Stockholders Agreement, as the same may be amended, modified or supplemented from time to time, provided that:

(1) the Principals are party to such Stockholders Agreement;

(2) the persons party to the Stockholders Agreement as so amended, supplemented or modified from time to time that were not parties, and are not Affiliates of persons who were parties, to the Stockholders Agreement on the Issue Date, together with their respective Affiliates (collectively the “New Investors”) are not the direct or indirect Beneficial Owners (determined without reference to the Stockholders Agreement) of more than 50% of the Voting Stock owned by all parties to the Stockholders Agreement as so amended, supplemented of modified; and

(3) the New Investors, individually or in the aggregate, do not, directly or indirectly, have the right, pursuant to the Stockholders Agreement (as so amended, supplemented or modified) or otherwise to designate more than one-half of the directors of the Board of Directors of Domino’s or any direct or indirect parent entity of Domino’s.

“Permitted Investments” means:

(1) any Investment in Domino’s or in a Restricted Subsidiary of Domino’s that is a Guarantor or a Foreign Subsidiary or, in an amount at any time outstanding not to exceed $10.0 million, in Domino’s National Advertising Fund Inc.;

(2) any Investment in Cash Equivalents;

(3) any Investment by Domino’s or any Restricted Subsidiary of Domino’s in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Domino’s that is a Guarantor or a Foreign Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Domino’s or a Restricted Subsidiary of Domino’s that is a Guarantor or a Foreign Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Repurchase at the option of holders—Asset Sales”;

(5) Investments existing on the date of the Indenture;

(6) loans and advances to employees and officers of Domino’s and its Restricted Subsidiaries in the ordinary course of business;

(7) any acquisition of assets to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Domino’s;

(8) Investments in securities of trade creditors, franchisees, licensees, suppliers or customers received in compromise of obligations of such persons incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors, franchisees, licensees, suppliers or customers;

(9) Investments in a Permitted Business in an aggregate amount at any time outstanding not to exceed $20.0 million;

(10) receivables owing to Domino’s or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(11) Guarantees otherwise permitted by the terms of the indenture;

(12) Hedging Obligations entered into in the ordinary course of Domino’s or its Restricted Subsidiaries’ business and otherwise in compliance with the indenture;

(13) any Investment by Domino’s or any Restricted Subsidiary in a Securitization Entity or any Investment by a Securitization Entity in any other person, in each case in connection with a Permitted Securitization Transaction; provided, however, that the foregoing Investment is in the form of a Purchase Money Note that the Securitization Entity or such other person is required to repay as soon as practicable or equity interests; and

(14) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed the greater of (a) $40.0 million or (b) 10% of Total Assets.

“Permitted Junior Securities” means debt or equity securities of Domino’s or any successor corporation issued pursuant to a plan of reorganization or readjustment of Domino’s that are subordinated to the payment of all then outstanding Senior Debt of Domino’s at least to the same extent that the Notes are subordinated to the payment of all Senior Debt of Domino’s on the date of the indenture, so long as:

(1) the effect of the use of this defined term in the subordination provisions contained in the indenture is not to cause the Notes to be treated as part of:

(a) the same class of claims as the Senior Debt of Domino’s; or

(b) any class of claims pari passu with, or senior to, the Senior Debt of Domino’s for any payment or distribution in any case or proceeding or similar event relating to the liquidation, insolvency, bankruptcy, dissolution, winding up or reorganization of Domino’s; and

(2) to the extent that any Senior Debt of Domino’s outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, either:

(a) the holders of any such Senior Debt not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment; or

(b) such holders receive securities which constitute Senior Debt of Domino’s (which are guaranteed pursuant to guarantees constituting Guarantor Senior Debt of each Guarantor) and which have been determined by the relevant court to constitute satisfaction in full in money or money’s worth of any Senior Debt of Domino’s (and any related Guarantor Senior Debt of the Guarantors) not paid in full in cash.

“Permitted Liens” means:

(1) Liens on assets of Domino’s and any Guarantor securing Indebtedness and other Obligations under the Senior Credit Facilities;

(2) Liens in favor of Domino’s or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Domino’s or any Subsidiary of Domino’s; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Domino’s or the Subsidiary;

(4) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(5) judgment Liens not giving rise to an Event of Default;

(6) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Domino’s or any of its Restricted Subsidiaries;

(7) any interest or title of a lessor under any Capital Lease Obligation;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds of such reimbursement obligations;

(10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Domino’s or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Domino’s and its Restricted Subsidiaries;

(12) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(13) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(14) Liens on property existing at the time of acquisition of such property by Domino’s or any Subsidiary of Domino’s, provided that such Liens were in existence prior to the contemplation of such acquisition;

(15) Liens to secure the performance of statutory obligations and Liens imposed by law, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(16) Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(17) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “Incurrence of Indebtedness and issuance of preferred stock” covering only the assets acquired with such Indebtedness;

(18) Liens existing on the date of the Indenture, together with any Liens securing Indebtedness incurred in reliance on clause (5) of the second paragraph of the covenant entitled “Incurrence of Indebtedness and issuance of preferred stock” in order to refinance the Indebtedness secured by Liens existing on the date of the indenture; provided that the Liens securing the refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced;

(19) Liens on assets of Domino’s and its Restricted Subsidiaries to secure Senior Debt of Domino’s or such Restricted Subsidiary, as the case may be, that was permitted by the Indenture to be incurred;

(20) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(21) Liens incurred in the ordinary course of business of Domino’s or any Restricted Subsidiary of Domino’s with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(22) Liens securing Indebtedness of foreign Restricted Subsidiaries of Domino’s incurred in accordance with the indenture; and

(23) Liens on assets transferred to a Securitization Entity or an asset of a Securitization Entity, in either case, incurred in connection with a Permitted Securitization Transaction.

“Permitted Notes Receivable” means notes receivable evidencing Indebtedness of a Franchisee to Domino’s or a Restricted Subsidiary.

“Permitted Refinancing Indebtedness” means any Indebtedness of Domino’s or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Domino’s or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest and premiums on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable costs and expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Domino’s or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Securitization Transaction” means any transaction or series of transactions pursuant to which Domino’s or any of its Restricted Subsidiaries may sell, contribute, convey or otherwise transfer to:

(1) a Securitization Entity (in the case of a transfer by Domino’s or any of its Restricted Subsidiaries); and

(2) any other person (in the case of a transfer by a Securitization Entity),

or may grant a security interest in, any accounts receivable or Permitted Notes Receivable (whether now existing or arising in the future) of Domino’s or any of its Restricted Subsidiaries, and any assets directly related thereto, including, without limitation, all collateral securing such accounts receivable, Permitted Notes Receivable and other assets (including contract rights and all guarantees or other obligations in respect to such accounts receivable or Permitted Notes Receivable, proceeds of such accounts receivable or Permitted Notes Receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable or Permitted Notes Receivable).

“Principals” means Bain Capital, LLC and any of its Affiliates.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in costs and related adjustments that occurred during the Four-Quarter Period or after the end of the Four-Quarter Period and on or prior to the Transaction Date that were:

(1) directly attributable to an Asset Acquisition or Asset Sale and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the Issue Date; or

(2) implemented by the business that was the subject of any such Asset Acquisition or Asset Sale within six months of the date of the Asset Acquisition or Asset Sale and that are supportable and quantifiable by the underlying accounting records of such business, as if, in the case of each of clause (1) and (2), all such reductions in costs and related adjustments had been effected as of the beginning of such period.

“Public Equity Offering” means a cash Equity Offering by any direct or indirect parent corporation of the Company or by the Company pursuant to a registration statement (other than a registration statement on Form S-4 or S-8) filed with the Commission in accordance with the Securities Act.

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from Domino’s or any Restricted Subsidiary in connection with a Permitted Securitization Transaction to a Securitization Entity, which note is repayable from cash available to such Securitization Entity, other than amounts required to be established as reserves pursuant to contractual arrangements with entities that are not Affiliates entered into as part of such Permitted Securitization Transaction, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable or Permitted Notes Receivable.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Refinancing” means the transactions described under “Use of proceeds” in this prospectus (including (1) payment to Domino’s parent of funds to effect the redemption of the parent’s cumulative preferred stock, (2) payment to Domino’s parent of funds to effect the common stock dividend, (3) payment by Domino’s or payment to Domino’s parent of funds to effect compensatory make-whole payments to specified stockholders of Parent and to officers, directors and employees who hold stock options of Parent and (4) the refinancing of the senior credit facilities of Domino’s and the Existing Notes) to the extent contemplated thereby.

“Representative” means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Securitization Entity” means a Wholly Owned Restricted Subsidiary of Domino’s that engages in no activities other than in connection with the financing of accounts receivable or Permitted Notes Receivable and that is designated by the Board of Directors of Domino’s (as provided below) as a Securitization Entity:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (1) is guaranteed by Domino’s or any other Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (2) is recourse to or obligates Domino’s or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or (3) subjects any property or asset of Domino’s or any other Restricted Subsidiary of Domino’s, directly or indirectly, contingently or otherwise, to the satisfaction of such Indebtedness or other obligations, other than pursuant to Standard Securitization Undertakings;

(b) with which neither Domino’s nor any other Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Domino’s or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of Domino’s, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

(c) to which neither Domino’s nor any Restricted Subsidiary (other than such entity) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of Domino’s shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of Domino’s giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Senior Credit Facilities” means one or more debt facilities from time to time in effect, including that certain Credit Agreement, dated as of June 25, 2003, by and among Domino’s and JPMorgan Chase Bank, as administrative agent, and the other lenders party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement of such agreements), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of Domino’s as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Senior Debt” means:

(1) all Indebtedness outstanding under Senior Credit Facilities and all Hedging Obligations (including guarantees of such Indebtedness) of Domino’s, whether outstanding on the date of the Indenture or thereafter incurred;

(2) any other Indebtedness incurred by Domino’s or a Restricted Subsidiary, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by Domino’s;

(2) any Indebtedness of Domino’s to any of its Subsidiaries or other Affiliates;

(3) any trade payables;

(4) that portion of any Indebtedness that is incurred in violation of the indenture; provided, that (x) as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (4) if the holder(s) of such Indebtedness or their Representative shall have received an officers’ certificate of (or representation from) Domino’s to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture, or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount of such Indebtedness at the date on which the initial borrowing thereunder is made would not violate the provisions of the Indenture and (y) any revolving Indebtedness under the Senior Credit Facilities incurred in violation of clause (1) of the definition of “Permitted Debt” at any time Indebtedness pursuant to a Permitted Securitization Transaction is outstanding shall not be excluded from Senior Debt, so long as such Indebtedness was extended in good faith to the Company;

(5) any Capitalized Lease Obligations; or

(6) the Notes; or

(7) notes payable to franchisee captive insurers.

“Standard Securitization Undertakings” mean representations, warranties, guarantees, covenants and indemnities entered into by Domino’s or any Restricted Subsidiary that are reasonably customary in securitization transactions relating to accounts receivable or Permitted Notes Receivable and reimbursement obligations under letters of credit not to exceed an amount equal to 15% of the total assets of the applicable Securitization Entity in connection with a Permitted Securitization Transaction.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment of such interest or principal.

“Stockholders Agreement” means that certain stockholders agreement dated December 21, 1998, by and among the Principals, Parent and the other stockholders of Parent referred to therein, as in effect from time to time.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination of such Person and one or more Subsidiaries of that Person); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination of such Person and one or more Subsidiaries of that Person).

“Total Assets” means the total consolidated assets of Domino’s and its Restricted Subsidiaries, as set forth on the most recent consolidated balance sheet of Domino’s.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to July 1, 2007; provided, however, that if the period from such Redemption Date to July 1, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means any Subsidiary of Domino’s that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Domino’s or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Domino’s or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Domino’s;

(3) is a Person with respect to which neither Domino’s nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Domino’s or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Domino’s as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption

“Certain covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Domino’s as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “Incurrence of Indebtedness and issuance of preferred stock,” Domino’s shall be in default of such covenant. The Board of Directors of Domino’s may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Domino’s of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “Certain covenants—Incurrence of Indebtedness and issuance of preferred stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than (x) directors’ qualifying shares, (y) shares issued to foreign nationals to the extent required by applicable law and (z) Capital Stock or other ownership interests issued to a Person other than Domino’s or a Wholly Owned Restricted Subsidiary of Domino’s in connection with a Permitted Securitization Transaction for the purpose of establishing independence and not in order to provide substantive economic or controlling voting interests to such Person) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

Exchange offer and registration rights agreement

We and our subsidiary guarantors have entered into a registration rights agreement with the initial purchasers of the outstanding notes. In that agreement, we agreed for the benefit of the holders of the outstanding notes that we will use our reasonable best efforts to file with the Commission and cause to become effective a registration statement relating to an offer to exchange the outstanding notes for exchange notes with terms identical to the outstanding notes (except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below).

When the Commission declares the exchange offer registration statement effective, we will offer the exchange notes in return for the outstanding notes. The exchange offer will remain open for at least 20 business days after the date we mail notice of the exchange offer to noteholders. For each outstanding note surrendered to us under the exchange offer, the noteholder will receive an exchange note of equal principal amount. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the outstanding notes or, if no interest has been paid on the outstanding notes, from the closing date of the offering of outstanding notes.

If applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer, we will use our reasonable best efforts to cause to become effective a shelf registration statement relating to resales of the outstanding notes and to keep that shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all outstanding notes covered by the shelf registration statement have been sold. We will, in the event of such a shelf registration, provide to each noteholder copies of the prospectus that is a part of the shelf registration statement, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the outstanding notes. A noteholder that sells outstanding notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations).

If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is 210 days after the closing date (the “Target Registration Date”), the annual interest rate borne by the outstanding notes will be increased 0.25% per annum, with respect to the first 90 days after the Target Registration Date, and, if the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) prior to the end of such 90-day period, by an additional 0.25% per annum for each subsequent 90-day period during which the registration default continues, up to a maximum amount of 1.0% per annum, in each case until the exchange offer is completed or, if required, the shelf registration statement is declared effective.

If we effect the exchange offer, we will be entitled to close the exchange offer 20 business days after its commencement, provided that we have accepted all outstanding notes validly surrendered in accordance with the terms of the exchange offer. Outstanding notes not tendered in the exchange offer shall bear interest at 8 1/4% per annum and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

This summary of the provisions of the registration rights agreement may not contain all of the information that is important to you and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

The exchange offer

Purpose and effect of the exchange offer

In connection with the sale by us of the outstanding notes on June 25, 2003, we and the subsidiary guarantors entered into a registration rights agreement, dated June 25, 2003, with the initial purchasers of the outstanding notes, which requires that we file a registration statement under the Securities Act with respect to the outstanding notes and, upon the effectiveness of that registration statement, offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of Notes. The registration rights agreement further provides that we must use our reasonable best efforts to cause the registration statement with respect to the exchange offer to be declared effective and to consummate the exchange offer within 210 days of the issue date of the outstanding notes.

Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the outstanding notes will terminate. A copy of the registration rights agreement is incorporated herein by reference as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement may not contain all of the information that is important to you and is qualified in its entirety by reference to the complete registration rights agreement. As a result of the timely effectiveness of the registration statement of which this prospectus is a part, we will not have to pay certain additional interest on the outstanding notes as provided in the registration rights agreement. Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected upon consummation of the exchange offer.

In order to participate in the exchange offer, a holder must represent to us, among other things, that:

•	any Notes to be received by the holder will be acquired in the ordinary course of business;

•	the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Notes in violation of the provisions of the Securities Act;

•	the holder is not an “affiliate” (within the meaning of Rule 405 under Securities Act) of Domino’s; and

•	if the holder is a broker-dealer that will receive Notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of such Notes.

Under limited circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offering in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, Notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of

Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	acquired the Notes other than in the ordinary course of the holder’s business;

•	has an arrangement with any person to engage in a distribution of Notes;

•	is an “affiliate” of Domino’s within the meaning of Rule 405 under the Securities Act; or

•	is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the Notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives Notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Notes. See “Plan of distribution.” Broker-dealers who acquired outstanding notes directly from us and not as a result of market-making or other trading activities may not rely on the SEC staff’s interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.

Terms of the exchange offer

The exchange offer will remain in effect for a limited time. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                     , 2003 or such date and time to which we extend the offer. We will issue $1,000 in principal amount of Notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount.

The Notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the outstanding notes.

As of the date of this prospectus, outstanding notes representing $403 million in aggregate principal amount at maturity were outstanding and there was one registered holder, a nominee of The Depository Trust Company, or DTC. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral notice, promptly confirmed in writing, or written notice thereof to BNY Midwest Trust Company, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Notes from us and delivering the Notes to such holders. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “—Conditions to the exchange offer” or otherwise, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes promptly after the expiration date unless the exchange offer is extended.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain taxes applicable to the exchange offer. See “—Fees and expenses.”

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes and the registration rights agreement.

Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and to not accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Conditions to the Exchange Offer.” We will satisfy or waive all conditions to the exchange offer described below under the caption “—Conditions to the exchange offer,” other than those regarding necessary governmental approvals, prior to the expiration of the exchange offer.

Expiration date; extensions; amendments

The expiration date shall be 5:00 p.m., New York City time, on                          , 2003, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral notice, promptly confirmed in writing, or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

•	to delay accepting any outstanding notes, to extend the exchange offer or, if any of the conditions set forth under “—Conditions to the exchange offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

Notwithstanding the foregoing, we will not delay the prompt payment for outstanding notes validly tendered to us in the exchange offer subsequent to expiration of the exchange offer other than in anticipation of receiving necessary governmental approval and we will return any outstanding notes that have been tendered for exchange but that are not exchanged for any reason, without cost, promptly after withdrawal, rejection of tender, or termination of the exchange offer. In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement of which this prospectus is a part. We are generally required to extend the offering period for any material change, including the waiver of a material condition, so at least five business days remain in the exchange offer after the material change.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

Procedures for tendering outstanding notes

Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program, or ATOP, procedures described below.

In addition, either:

•	the exchange agent must receive outstanding notes along with the letter of transmittal; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If a letter of transmittal is signed by a person other than the registered holder of the outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

If a letter of transmittal or any outstanding note or bond power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by us, such person should also submit evidence satisfactory to us of such person’s authority to deliver the letter of transmittal.

DTC has confirmed that any financial institution that is a participant in DTC’s system may use DTC’s ATOP procedures to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. To the extent that we waive any of the conditions to the exchange offer described under the heading “—Conditions to the exchange offer,” such waiver will be effective for all holders of outstanding notes that have been validly tendered and have not been validly withdrawn prior to the expiration date of the exchange offer. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing a letter of transmittal, each tendering holder of outstanding notes will represent to us that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•	the holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of Domino’s or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-entry transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of outstanding notes being tendered by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent’s account at the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under the heading “—Exchange agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

DTC’s ATOP is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain language by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed delivery procedures

If a registered holder of the outstanding notes desires to tender outstanding notes and the outstanding notes are not immediately available, or time will not permit that holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from that eligible institution a properly completed and duly executed letter of transmittal or a facsimile of a duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by fax transmission, mail or hand delivery, setting forth the name and address of the holder of outstanding notes and the amount of outstanding notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal rights

Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal of a tender of outstanding notes to be effective, a written, or for DTC participants electronic ATOP transmission, notice of withdrawal must be received by the exchange agent at its address set forth under the heading “—Exchange agent” prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn, whom we refer to as the depositor;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any such outstanding notes are to be registered, if different from that of the depositor.

All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, which determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to the holder of those outstanding notes without cost to that holder promptly after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures under the heading “—Procedures for tendering outstanding notes” at any time on or prior to the expiration date.

Conditions to the exchange offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue Notes in exchange for, any outstanding notes and may terminate or amend the exchange offer if at any time before the acceptance of those outstanding notes for exchange or the exchange of the Notes for those outstanding notes, we determine in our reasonable discretion that the exchange offer violates any applicable federal or state securities or other similar law or applicable interpretation of the Staff of the SEC, which includes the position of the Staff of the SEC enunciated in the Exxon Capital Holdings Corp. (available April 13, 1989), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993) no-action letters.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time. To the extent that we waive any of the conditions to the exchange offer described in this section, such waiver will be effective for all holders of outstanding notes that have been validly tendered and have not been validly withdrawn prior to the expiration date of the exchange offer. We will satisfy or waive all of such conditions, other than those regarding necessary governmental approvals, prior to the expiration of the exchange offer.

In addition, we will not accept for exchange any outstanding notes tendered, and no Notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part. We are required to use reasonable best efforts to obtain the withdrawal of any stop order at the earliest possible time.

Consequences of failure to exchange

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

The tender of outstanding notes in the exchange offer will reduce the outstanding principal amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.

Accounting treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

Exchange agent

All executed letters of transmittal should be directed to the exchange agent. BNY Midwest Trust Company has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail, Hand Delivery or Overnight Courier:

Bank of New York

Corporate Trust Operation

Reorganization Unit

101 Barclay Street-7 East

New York, N.Y. 10286

Attention: Mr. Bernard Arsenec

Telephone: (212) 815-5098

Facsimile: (212) 298-1915

Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The cash expenses to be incurred in connection with the exchange offer will be paid by us and will include accounting, legal, printing and related fees and expenses.

Transfer taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register Notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may from time to time in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

Book-entry settlement and clearance

The global notes

The Notes will initially be issued in the form of one or more registered notes in global form, without interest coupons, which are called the global notes.

Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which are called DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions-between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have Notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated Notes; and

•	will not be considered the owners or holders of the Notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the Notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

Material United States federal income tax considerations

In general

The following is a summary of the material U.S. federal income tax (and, with respect to non-U.S. holders, estate tax) consequences to you of the ownership and disposition of the Notes. It:

•	is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury Department regulations all of which are subject to change (possibly with retroactive effect) or to different interpretations;

•	does not address the tax consequences to you if you purchase the Notes after their original issuance.

•	assumes that you hold the Notes as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes);

•	does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances (such as the application of the alternative minimum tax) or that may be relevant to you because you are subject to special rules, such as rules applicable to financial institutions, tax-exempt entities, holders whose “functional currency” is not the U.S. dollar, insurance companies, dealers in securities or foreign currencies, persons holding the Notes as part of a hedge, straddle, “constructive sale,” “conversion” or other integrated transaction, or former U.S. citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code;

•	does not discuss the effect of any state, local or foreign laws;

•	does not discuss tax consequences to an owner of Notes held through a partnership or other pass-through entity; and

•	assumes that:

—	the Notes are properly characterized as debt for U.S. federal income tax purposes;

—	the Notes are not convertible;

—	the Notes cannot be integrated with any other financial instrument;

— a substantial amount of the Notes will be issued for money; and

—	the Notes are not high yield debt obligations, are not payable in our stock or the stock of a party related to us, and do not constitute corporate acquisition indebtedness.

The Internal Revenue Service (“IRS”) or any court may disagree with the statements made in this discussion. You are urged to consult your own tax advisor regarding the application of U.S. federal income tax laws to your particular situation and the consequences of federal estate and gift tax laws, state, local and foreign laws and tax treaties.

As used in this section, a U.S. holder of a Note means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) a valid election is in place to treat the trust as a U.S. person.

As used in this section, a non-U.S. holder means a beneficial owner of a Note that is not a U.S. holder.

Tax consequences to U.S. holders

This section applies to you if you are a U.S. holder.

Exchange of outstanding notes

The exchange of outstanding notes for the freely tradeable Notes in the exchange offer will not constitute a taxable event to holders. Consequently, you will not recognize gain or loss upon receipt of a Note, the holding period of the Note will include the holding period of the outstanding note exchanged therefor and your basis in the Note will be the same as the adjusted tax basis of the outstanding note exchanged for the Note immediately before the exchange.

Payments of stated interest

The payment of stated interest will be taxed as ordinary interest income. In general, you must report interest on the Notes in accordance with your accounting method. If you are a cash method taxpayer, which is the case for most individuals, you must report interest on the Notes in your income when you receive it. If you are an accrual method taxpayer, you must report interest on the Notes in your income as it accrues.

Original issue discount

The outstanding notes were issued at a 0.722% discount to the face value of the outstanding notes. For federal income tax purposes, the excess of the stated redemption price at maturity (the “face value”) of a debt instrument over its issue price constitutes original issue discount (“OID”). In general, federal income tax regulations relating to OID (the “OID Rules”) require OID to be included in income as interest under the constant yield method over the term of the debt instrument, in advance of receiving the cash attributable to such amount, regardless of the holder’s method of accounting. However, if the amount of the OID is de minimis (i.e., less than 0.25% times the number of complete years to maturity (which is eight in the case of the Notes)), then the OID shall be treated as zero for purposes of the OID Rules and, therefore, no amount of OID is required to be included in income in advance of receiving the cash attributable to such amount under such OID Rules. We expect the discount on the Notes to be de minimis under the OID Rules and, therefore, the amount of the OID on the Notes will be treated as zero under the OID Rules. Please consult your tax adviser regarding your treatment of discounts on the Notes.

Registration default and redemption and repurchase rights

As described elsewhere in this prospectus, we will pay additional interest on the Notes if a registration statement for freely tradeable exchange notes does not become effective  within the required time period. In addition, as described elsewhere in this prospectus, we may under specified circumstances be required to repurchase the Notes. Based on our current expectations, the chance that we will pay such additional interest or be required to repurchase or redeem the Notes is remote. Accordingly, we intend to take the position that these contingent payments do not, as of the issue date, cause the Notes to have OID and do not affect the yield to maturity or the maturity date of the Notes. You may not take a contrary position unless you disclose your contrary position in the proper manner to the IRS.

We have the option to repurchase the Notes under specified circumstances at a premium to the issue price. If we were to exercise this option, the yield on the Notes would be greater than it would otherwise be. Thus, under special rules governing this type of unconditional option, for tax purposes, we will be deemed not to exercise this option, and the possibility of this redemption premium will not affect the amount of interest income you recognize in advance of any such redemption premium.

You should consult your tax adviser with respect to the contingent payments and optional redemption rights described above. If, contrary to our expectations, we pay such additional interest or repurchase or redeem the Notes, or if the IRS takes the position that certain of the payments described were not remote as of the issue date, the amount and timing of interest income you must include in taxable income may have to be redetermined.

Sale, exchange or retirement of the Notes

On the sale, exchange (other than in the exchange offer) or retirement of the Notes:

•	You will have taxable gain or loss equal to the difference between the amount received by you (other than amounts representing accrued and unpaid interest) and your adjusted tax basis in the Notes. Your tax basis is the cost of the Notes to you, decreased by any principal payments you receive with respect to the Notes.

•	Your gain or loss will generally be a capital gain or loss and will be a long-term capital gain or loss if you held the Notes for more than one year. The deductibility of capital losses is subject to limitation.

•	If you sell the Notes between interest payment dates, a portion of the amount you receive will reflect interest that has accrued on the Notes but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

•	You should not have taxable gain or loss on the exchange of outstanding notes for exchange notes. Instead, your basis in the outstanding notes should carry over to the exchange notes received and the holding period of the exchange notes should include the holding period of the outstanding notes surrendered.

Information reporting and backup withholding

Under the tax rules concerning information reporting and backup withholding to the IRS:

•	If you hold the Notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest and retirement proceeds on the Notes, unless an exemption applies.

•	Similarly, unless an exemption applies, you must provide the intermediary or us with your taxpayer identification number for use in reporting information to the IRS. If you are an individual, this is generally your social security number. You may also be required to comply with other IRS requirements concerning information reporting, including a certification that you are not subject to backup withholding and that you are a U.S. person.

•	If you are subject to these requirements but do not comply, the intermediary must withhold a percentage of all amounts payable to you on the Notes, including principal payments. Under current law, this percentage is 28% through 2010, and 31% thereafter. This is called backup withholding. Backup withholding may also apply if we are notified by the IRS that such withholding is required or that the taxpayer identification number you provided is incorrect.

•	Backup withholding is not an additional tax. You may use the withheld amounts, if any, as a credit against your federal income tax liability provided that the required procedures are followed.

•	All individuals are subject to these requirements. Some non-individual holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax consequences to non-U.S. holders

This section applies to you if you are a non-U.S. holder.

Interest

Subject to the discussion below concerning effectively connected income and backup withholding, payments of interest on the Notes by us or any paying agent to you will not be subject to U.S. federal withholding tax, provided that either:

•	pursuant to the “portfolio interest” exception:

—	you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote,

—	you are not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us,

—	you are not a bank receiving interest on the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business,

—	you certify to us or our paying agent on IRS Form W-8BEN (or appropriate substitute form) under penalties of perjury, that you are not a U.S. person, provided that if you hold the Notes through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent and your agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries; or

•	you are otherwise entitled to the benefits of an income tax treaty under which such interest is exempt from U.S. federal withholding tax, and you or your agent provides to us a properly executed IRS Form W-8BEN (or an appropriate substitute form evidencing eligibility for the exemption).

Payments of interest on the Notes that do not meet the above-described requirements will be subject to a U.S. federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty) collected by means of withholding. However, if you have purchased a Note with bond premium please see your own tax advisor regarding the application of the bond premium rules.

Sale, exchange or retirement of the Notes

Subject to the discussion below concerning effectively connected income and backup withholding, you will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or retirement of the Notes unless you are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the Notes, and other conditions are satisfied. Notwithstanding this, the exchange of outstanding notes for Notes will not be a taxable sale or exchange. For additional information regarding the exchange, see “—Tax consequences to U.S. holders—Sale, exchange or retirement of the Notes.”

Effectively connected income

The preceding discussion assumes that the interest and gain received by you is not effectively connected with the conduct by you of a trade or business in the United States. If you are engaged in a trade or business in the United States and your investment in a Note is effectively connected with such trade or business:

•	You will be exempt from the 30% withholding tax on interest (provided a certification requirement, generally on IRS Form W-8ECI, is met) and will instead generally be subject to regular U.S. federal income tax on any interest and gain with respect to the Notes in the same manner as if you were a U.S. holder.

•	If you are a foreign corporation, you may also be subject to an additional branch profits tax of 30% or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty.

•	If you are eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by you in the United States.

U.S. federal estate tax

A Note held or beneficially owned by an individual who, for estate tax purposes, is not a citizen or resident of the United States at the time of death will not be includable in the decedent’s gross estate for U.S. estate tax purposes, provided that (i) such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and (ii) at the time of death, payments with respect to such Note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. In addition, the U.S. estate tax may not apply with respect to such Note under the terms of an applicable estate tax treaty.

Information reporting and backup withholding

U.S. rules concerning information reporting and backup withholding applicable to non-U.S. holders are as follows:

•	Interest payments you receive will be automatically exempt from the usual backup withholding rules if such payments are subject to the 30% withholding tax on interest or if they are exempt from that tax by application of a tax treaty or the “portfolio interest” exception. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, information reporting may still apply to payments of interest (on Form 1042-S) even if certification is provided and the interest is exempt from the 30% withholding tax.

•	Sale proceeds you receive on a sale of your Notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption, or do not provide the certification described above. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but generally not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States.

•	Copies of the information returns reporting such interest and withholding may be made available to the tax authorities in the country in which a non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

•	Backup withholding is not an additional tax. You may use the withheld amount, if any, as a credit against your federal income tax liability, provided that the required procedures are followed.

We suggest that you consult your tax advisor concerning the application of information reporting and backup withholding rules.

Plan of distribution

Each broker-dealer that receives Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for the resale of Notes received in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making or other trading activities. We have agreed that for a period of up to 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in any such resale.

We will not receive any proceeds from any sale of Notes by broker-dealers or any other persons. Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Notes. Any broker-dealer that resells Notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of such Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all outstanding notes acquired by broker-dealers for their own accounts as a result of market-making or other trading activities have been exchanged for exchange notes and such exchange notes have been resold by such broker-dealers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in any letter of transmittal. We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of outstanding notes, including any broker-dealers, and specified parties related to such holders, against specified types of liabilities, including liabilities under the Securities Act.

If you are an affiliate of Domino’s or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, you cannot rely on the applicable interpretations of the SEC and you must comply with the registration requirements of the Securities Act in connection with any resale transaction involving the Notes.

Legal matters

Certain legal matters in connection with the exchange notes and the guarantees by those of the guarantors that are incorporated under the laws of the State of Delaware will be passed upon for Domino’s by its counsel, Ropes & Gray LLP, Boston, Massachusetts. Some partners of Ropes & Gray LLP are members in RGIP LLC, which owned 68,631 shares of Class A-3 common stock and 7,626 shares of Class L common stock of TISM, Inc. as of July 1, 2003. RGIP LLC is also an investor in certain investment funds affiliated with Bain Capital, LLC. Certain legal matters relating to those of the guarantors that are incorporated under the laws of the State of Michigan will be passed upon for Domino’s by its Michigan counsel, Miller, Canfield, Paddock and Stone, P.L.C. Certain legal matters relating to the guarantor that is incorporated under the laws of the State of Texas will be passed upon for Domino’s by its Texas counsel, Munsch Hardt Kopf & Harr, P.C. Certain legal matters relating to the guarantor that is incorporated under the laws of the State of Florida will be passed upon for Domino’s by its Florida counsel, Trenam Kemker. Certain legal matters relating to the guarantor that is incorporated under the laws of the Province of Nova Scotia will be passed upon for Domino’s by its Nova Scotia counsel, Stewart McKelvey Stirling Scales.

Experts

The financial statements as of December 30, 2001 and December 29, 2002 and for each of the three years in the period ended December 29, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Available information

Domino’s, Inc. and the subsidiary guarantors have filed with the Commission a registration statement on Form S-4, the “exchange offer registration statement,” which term shall encompass all amendments, exhibits, annexes and schedules thereto, pursuant to the Securities Act of 1933 and the rules and regulations thereunder covering the Notes being offered. This prospectus does not contain all the information in the exchange offer registration statement. For further information with respect to Domino’s, Inc., the subsidiary guarantors and the exchange offer, please refer to the exchange offer registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the documents filed as exhibits.

We file reports and other information with the Securities and Exchange Commission. Such reports and other information filed by us may be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. For further information about the public reference room, call 1-800-SEC-0330. The Commission also maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, and such website is located at

http://www.sec.gov. We have agreed that, whether or not we are required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, we will furnish to the holders of the Notes and will, if permitted, file with the Commission (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Form 10-Q and Form 10-K if we were required to file such forms, including a “Management’s discussion and analysis of financial condition and results of operations” and, with respect to the annual information only, a report thereon by our certified independent accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports. In addition, for so long as any of the Notes remain outstanding, we have agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

Report of independent accountants

To Domino’s, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of comprehensive income, of stockholder’s deficit and of cash flows present fairly, in all material respects, the financial position of Domino’s, Inc. and its subsidiaries (the “Company”) at December 30, 2001 and December 29, 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 29, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for goodwill in 2002.

/s/ PRICEWATERHOUSECOOPERS LLP

Detroit, Michigan

February 3, 2003 except as to

Note 11, which is as of July 24, 2003

Domino’s Inc. and Subsidiaries

Consolidated balance sheets

(In thousands, except share and per share amounts)	December 30, 2001	December 29, 2002

Assets
Current assets:
Cash and cash equivalents	$55,147	$22,472
Accounts receivable, net of reserves of $6,071 in 2001 and $3,764 in 2002	54,225	57,497
Inventories	22,088	21,832
Notes receivable, net of reserves of $1,546 in 2001 and $1,785 in 2002	4,024	3,398
Prepaid expenses and other	4,892	6,673
Deferred income taxes	9,330	6,809

Total current assets	149,706	118,681

Property, plant and equipment:
Land and buildings	15,983	15,986
Leasehold and other improvements	50,684	57,029
Equipment	114,904	145,513
Construction in progress	5,837	5,727

	187,408	224,255
Accumulated depreciation and amortization	99,763	103,708

Property, plant and equipment, net	87,645	120,547

Other assets:
Investments in marketable securities, restricted	3,602	3,172
Notes receivable, less current portion, net of reserves of $1,947 in 2001 and $1,899 in 2002	14,720	10,755
Deferred financing costs, net of accumulated amortization of $18,040 in 2001 and $22,436 in 2002	24,594	18,264
Goodwill, net of accumulated amortization of $8,127 in 2001 and $7,934 in 2002	12,673	27,232
Capitalized software, net of accumulated amortization of $28,349 in 2001 and $25,930 in 2002	34,408	28,313
Other assets, net of accumulated amortization and reserves of $2,103 in 2001 and $1,880 in 2002	7,008	6,945
Deferred income taxes	68,242	60,287

Total other assets	165,247	154,968

Total assets	$402,598	$394,196

The accompanying notes are an integral part of these consolidated balance sheets.

Domino’s, Inc. and Subsidiaries

Consolidated balance sheets — (continued)

(In thousands, except share and per share amounts)	December 30, 2001	December 29, 2002

Liabilities and stockholder’s deficit
Current liabilities:
Current portion of long-term debt	$43,157	$2,843
Accounts payable	50,430	46,131
Accrued compensation	26,620	26,723
Accrued interest	14,674	12,864
Accrued income taxes	2,164	1,173
Insurance reserves	7,365	8,452
Other accrued liabilities	30,029	30,811

Total current liabilities	174,439	128,997

Long-term liabilities:
Long-term debt, less current portion	611,532	599,180
Insurance reserves	6,334	12,510
Other accrued liabilities	35,167	29,090

Total long-term liabilities	653,033	640,780

Commitments and contingencies
Stockholder’s deficit:
Common stock, par value $0.01 per share; 3,000 shares authorized; 10 shares issued and outstanding	—	—
Additional paid-in capital	120,202	120,723
Retained deficit	(542,540)	(491,793)
Accumulated other comprehensive loss	(2,536)	(4,511)

Total stockholder’s deficit	(424,874)	(375,581)

Total liabilities and stockholder’s deficit	$402,598	$394,196

The accompanying notes are an integral part of these consolidated balance sheets.

Domino’s, Inc. and Subsidiaries

Consolidated statements of income

	For the Years Ended

(Dollars in thousands)	December 31, 2000	December 30, 2001	December 29, 2002

Revenues:
Domestic Company-owned stores	$377,971	$362,189	$376,533
Domestic franchise	120,608	134,195	140,667
Domestic distribution	604,096	691,902	676,018
International	63,405	69,995	81,762

Total revenues	1,166,080	1,258,281	1,274,980

Operating expenses:
Cost of sales	862,161	937,899	938,972
General and administrative	190,690	193,494	179,774

Total operating expenses	1,052,851	1,131,393	1,118,746

Income from operations	113,229	126,888	156,234
Interest income	3,961	1,778	537
Interest expense	(75,800)	(68,380)	(60,321)

Income before provision for income taxes	41,390	60,286	96,450
Provision for income taxes	16,184	23,506	35,789

Net income	$25,206	$36,780	$60,661

The accompanying notes are an integral part of these consolidated statements.

Domino’s, Inc. and Subsidiaries

Consolidated statements of comprehensive income

	For the Years Ended

(Dollars in thousands)	December 31, 2000	December 30, 2001	December 29, 2002

Net income	$25,206	$36,780	$60,661

Other comprehensive income (loss), before tax:
Currency translation adjustment	(147)	(259)	1,082
Cumulative effect of change in accounting for derivative instruments	—	2,685	—
Unrealized losses on derivative instruments	—	(8,124)	(10,241)
Reclassification adjustment for (gains) losses included in net income	(548)	2,384	5,389

	(695)	(3,314)	(3,770)
Tax attributes of items in other comprehensive loss	219	1,130	1,795

Other comprehensive loss, net of tax	(476)	(2,184)	(1,975)

Comprehensive income	$24,730	$34,596	$58,686

The accompanying notes are an integral part of these consolidated statements.

Domino’s, Inc. and Subsidiaries

Consolidated statements of stockholder’s deficit

	Common Stock	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Loss

(Dollars in thousands)				Currency Translation Adjustment	Unrealized Gain on Investments in Marketable Securities	Fair Value of Derivative Instruments

Balance at January 2, 2000	$—	$120,202	$(599,292)	$(205)	$329	$—
Net income	—	—	25,206	—	—	—
Distributions to Parent	—	—	(571)	—	—	—
Currency translation adjustment	—	—	—	(147)	—	—
Reclassification adjustment for gains included in net income	—	—	—	—	(329)	—

Balance at December 31, 2000	—	120,202	(574,657)	(352)	—	—
Net income	—	—	36,780	—	—	—
Distributions to Parent	—	—	(4,663)	—	—	—
Currency translation adjustment	—	—	—	(259)	—	—
Cumulative effect of change in accounting for derivative instruments, net of tax	—	—	—	—	—	1,692
Unrealized losses on derivative instruments, net of tax	—	—	—	—	—	(5,119)
Reclassification adjustment for losses included in net income	—	—	—	—	—	1,502

Balance at December 30, 2001	—	120,202	(542,540)	(611)	—	(1,925)
Net income	—	—	60,661	—	—	—
Distributions to Parent	—	—	(9,914)	—	—	—
Capital contribution	—	521	—	—	—	—
Currency translation adjustment	—	—	—	1,082	—	—
Unrealized losses on derivative instruments, net of tax	—	—	—	—	—	(6,452)
Reclassification adjustment for losses included in net income	—	—	—	—	—	3,395

Balance at December 29, 2002	$—	$120,723	$(491,793)	$471	$—	$(4,982)

The accompanying notes are an integral part of these consolidated statements.

Domino’s, Inc. and Subsidiaries

Consolidated statements of cash flows

	For the Years Ended

(Dollars in thousands)	December 31, 2000	December 30, 2001	December 29, 2002

Cash flows from operating activities:
Net income	$25,206	$36,780	$60,661
Adjustments to reconcile net income to net cash provided by operating activities—
Depreciation and amortization	33,604	33,092	28,273
Provision (benefit) for losses on accounts and notes receivable	2,201	2,996	(441)
Losses on sale/disposal of assets and other	1,338	1,964	2,919
Provision for deferred income taxes	2,993	4,101	12,271
Amortization of deferred financing costs	6,582	6,031	9,966
Changes in operating assets and liabilities—
Increase in accounts receivable	(10,095)	(10,050)	(2,252)
Decrease (increase) in inventories, prepaid expenses and other	(290)	3,427	(1,196)
Increase (decrease) in accounts payable and accrued liabilities	10,972	11,567	(12,488)
Increase (decrease) in insurance reserves	(6,211)	(2,727)	7,263

Net cash provided by operating activities	66,300	87,181	104,976

Cash flows from investing activities:
Capital expenditures	(37,903)	(40,606)	(53,931)
Proceeds from sale of property, plant and equipment	5,034	2,225	719
Acquisitions of franchise operations	(5,072)	(1,362)	(22,157)
Repayments of notes receivable, net	5,334	4,807	3,247
Other	(2,144)	180	108

Net cash used in investing activities	(34,751)	(34,756)	(72,014)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	—	365,000
Repayments of long-term debt	(31,475)	(32,332)	(417,736)
Cash paid for financing costs	—	—	(3,636)
Distributions to Parent	(571)	(2,893)	(9,914)
Capital contributions from Parent	4,000	—	521

Net cash used in financing activities	(28,046)	(35,225)	(65,765)

Effect of exchange rate changes on cash and cash equivalents	53	41	128

Increase (decrease) in cash and cash equivalents	3,556	17,241	(32,675)
Cash and cash equivalents, at beginning of period	34,350	37,906	55,147

Cash and cash equivalents, at end of period	$37,906	$55,147	$22,472

The accompanying notes are an integral part of these consolidated statements.

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements

(1)  Description of business and summary of significant accounting policies

Principles of consolidation

The accompanying consolidated financial statements include the accounts of Domino’s, Inc. (Domino’s), a Delaware corporation, and its subsidiaries (collectively, the Company). All significant intercompany accounts and transactions have been eliminated. Domino’s is a wholly-owned subsidiary of TISM, Inc. (the Parent). The Parent is the surviving entity from a leveraged recapitalization in December 1998 (the Recapitalization).

Description of business

The Company is primarily engaged in the following business activities: (1) retail sales through Company-owned Domino’s Pizza stores, (2) sales of food, equipment and supplies to Company-owned and franchised Domino’s Pizza stores through Company-owned distribution centers, and (3) receipt of royalties and fees from domestic and international Domino’s Pizza franchisees.

Fiscal year

The Company’s fiscal year ends on the Sunday closest to December 31. The 2000 fiscal year ended December 31, 2000; the 2001 fiscal year ended December 30, 2001; and the 2002 fiscal year ended December 29, 2002. Each of these fiscal years consists of fifty-two weeks.

Cash and cash equivalents

Cash equivalents consist of highly liquid investments with maturities of three months or less at the date of purchase. These investments are carried at cost, which approximates fair value.

Inventories

Inventories are valued at the lower of cost (on a first-in, first-out basis) or market.

Inventories at December 30, 2001 and December 29, 2002 are comprised of the following:

(Dollars in thousands)	2001	2002

Food	$15,479	$16,123
Equipment and supplies	6,609	5,709

Inventories	$22,088	$21,832

Notes receivable

During the normal course of business, the Company may provide financing to franchisees (i) to stimulate franchise store growth, (ii) to finance the sale of Company-owned stores to franchisees, (iii) to facilitate new equipment rollouts, or (iv) to otherwise assist a franchisee. Substantially all

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

of the related notes receivable require monthly payments of principal and interest, or monthly payments of interest only, generally ranging from 10% to 12%, with balloon payments of the remaining principal due one to ten years from the original issuance date. Related interest income is included in revenues. Such notes are generally secured by the related assets or business. The carrying amounts of these notes approximate fair value.

Property, plant and equipment

Additions to property, plant and equipment are recorded at cost. Repair and maintenance costs are expensed as incurred. Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the related assets. Estimated useful lives are generally as follows (in years):

Buildings	20
Leasehold and other improvements	10
Equipment	3–12

Depreciation expense was approximately $14.1 million, $16.0 million and $19.5 million in 2000, 2001 and 2002, respectively.

Impairments of long-lived assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company evaluates the potential impairment of long-lived assets based on various analyses including the projection of undiscounted cash flows, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the carrying amount of a long-lived asset exceeds the amount of the expected future undiscounted cash flows, an impairment loss is recognized and the asset is written down to its estimated fair value. No impairment losses of long-lived assets have been recognized in 2000, 2001 or 2002.

Investments in marketable securities

Investments in marketable securities include investments in various funds made by eligible individuals as part of our deferred compensation plan (Note 5). These investments are stated at aggregate fair value, are restricted and have been placed in a rabbi trust whereby the amounts are irrevocably set aside to fund the Company’s obligations under the deferred compensation plan.

Deferred financing costs

Deferred financing costs include debt issuance costs primarily incurred by the Company as part of the Recapitalization. Amortization is provided using the effective interest rate method over the terms of the respective debt instruments to which the costs relate and is included in interest expense.

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

In connection with the consummation of the 2002 Agreement (Note 2), the Company expensed financing costs of approximately $4.5 million. Amortization of deferred financing costs, including the aforementioned $4.5 million, was approximately $6.6 million, $6.0 million and $10.0 million in 2000, 2001 and 2002, respectively.

Goodwill

Goodwill, primarily arising from franchise store acquisitions, was amortized using the straight-line method over periods not exceeding ten years for fiscal years prior to 2002. Amortization expense was approximately $2.3 million and $2.0 million in 2000 and 2001, respectively. The Company adopted SFAS No. 142, “Goodwill and Other Intangibles”, effective December 31, 2001 and, accordingly, ceased amortizing goodwill. In addition, the Company performed the required transition impairment test and determined that no impairment adjustment was required as of the date of adoption. The Company also performed its annual impairment test at December 29, 2002 and determined that no impairment adjustment was required.

SFAS No. 142 requires prospective application and does not permit restatement of prior period financial statements. Had this Statement been applied in prior years, net income would have been approximately $26.7 million and $38.1 million in 2000 and 2001, respectively.

During 2002, the Company recorded approximately $14.6 million of goodwill in connection with the acquisition of the Arizona Stores (Note 9). This goodwill is expected to be deductible for tax purposes.

Capitalized software

Capitalized software is recorded at cost and includes purchased, internally developed and externally developed software used in the Company’s operations. Amortization for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the software, which range from two to seven years. During 2002, the Company expensed approximately $5.3 million of certain capitalized software costs, which is included in general and administrative expense as a loss on disposal of assets. Amortization expense was approximately $5.9 million, $9.4 million and $8.5 million in 2000, 2001 and 2002, respectively.

Other assets

Other assets primarily include deposits, investments in international franchisees, covenants not-to-compete and other intangibles primarily arising from franchise acquisitions, and, at  December 30, 2001, assets relating to the fair value of derivatives. Amortization expense of covenants not-to-compete is provided using the straight-line method or an accelerated method (Note 7) and was approximately $11.2 million, $5.5 million and $185,000 in 2000, 2001 and 2002, respectively. Amortization of certain other intangible assets is provided using the straight-line method and was approximately $94,000 in 2000 and 2001, respectively, and $42,000 in 2002.

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

Insurance reserves

The Company’s health insurance program provides coverage for life, medical, dental and accidental death and dismemberment (AD&D) claims. Self-insurance limitations for medical per a covered individual’s lifetime are $2.0 million in 2000, 2001 and 2002. The AD&D and life insurance components of the health insurance program are fully insured by the Company through third-party insurance carriers.

In December 1998, the Company entered into a guaranteed cost, combined casualty insurance program that is effective for the period from December 1998 to December 2001. This program covers insurance claims on a first dollar basis for workers’ compensation, general liability and owned and non-owned automobile liabilities. Total insurance limits under this program are $106.0 million per occurrence for general liability and owned and non-owned automobile liabilities and up to the applicable statutory limits for workers’ compensation.

The Company is partially self-insured for workers’ compensation, general liability and owned and non-owned automobile liabilities for certain periods prior to December 1998 and for periods after December 2001. The Company is generally responsible for up to $1.0 million per occurrence under these retention programs for workers’ compensation and general liability. The Company is also generally responsible for between $500,000 and $3.0 million per occurrence under these retention programs for owned and non-owned automobile liabilities. Total insurance limits under these retention programs vary depending on the year covered and range up to $108.0 million per occurrence for general liability and owned and non-owned automobile liabilities and up to the applicable statutory limits for workers’ compensation.

Insurance reserves, other than health insurance reserves, are determined using actuarial estimates from an independent third party. These estimates are based on historical information along with certain assumptions about future events. Changes in assumptions for such factors as medical costs and legal actions, as well as changes in actual experience, could cause these estimates to change in the near term. In management’s opinion, the insurance reserves at December 29, 2002 are sufficient to cover related losses.

Other accrued liabilities

Current and long-term other accrued liabilities primarily include accruals for sales, income and other taxes, legal matters, marketing and advertising expenses, store operating expenses, deferred gains on store sales, liabilities relating to the fair value of derivatives, deferred compensation liabilities and, at December 30, 2001, a consulting fee payable to our former majority stockholder (Note 7). Gains on store sales that are financed by the Company with a note receivable are deferred and are recognized in income as the related note receivable payments are received.

Foreign currency translation

The Company’s foreign entities use their local currency or the U.S. dollar as the functional currency, in accordance with the provisions of SFAS No. 52, “Foreign Currency Translation.”

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

Where the functional currency is the local currency, the Company translates net assets into U.S. dollars at yearend exchange rates, while income and expense accounts are translated at average annual exchange rates. Currency translation adjustments are included in accumulated other comprehensive loss and other foreign currency transaction gains and losses are included in determining net income.

Revenue recognition

Domestic Company-owned store revenues are comprised of retail sales through Company-owned stores located in the contiguous U.S. and are recognized when the items are delivered to or carried out by customers.

Domestic franchise revenues are primarily comprised of royalties and, to a lesser extent, fees and other income from franchisees with operations in the contiguous U.S. Royalty revenues are recognized when the items are delivered to or carried out by franchise customers.

Domestic distribution revenues are primarily comprised of sales of food, equipment and supplies to franchised stores located in the contiguous U.S. Revenues from the sales of food are recognized upon delivery of the food to franchisees while revenues from the sales of equipment and supplies are recognized upon shipment of the related products to franchisees.

International revenues are primarily comprised of sales of food, and royalties and fees from foreign, Alaskan and Hawaiian franchisees and are recognized consistently with the policies applied for revenues generated in the contiguous U.S.

Advertising

Advertising costs are expensed as incurred. Advertising expense, which relates primarily to Company-owned stores, was approximately $38.1 million, $35.3 million and $36.0 million during 2000, 2001 and 2002, respectively.

Domestic Stores (Note 8) are required to contribute a certain percentage of sales to the Domino’s National Advertising Fund, Inc. (DNAF), a not-for-profit subsidiary that administers the Domino’s Pizza system’s national and local advertising activities. Included in advertising expense was national advertising contributions from Company-owned stores to DNAF of approximately $11.3 million, $10.9 million and $11.3 million in 2000, 2001 and 2002, respectively. DNAF also received national advertising contributions from franchisees of approximately $68.1 million, $73.6 million and $76.5 million during 2000, 2001 and 2002, respectively. Franchisee contributions and offsetting expenses are presented net in the accompanying statements of income.

Derivative instruments

During 1999, the Company entered into two interest rate swap agreements (the 1999 Swap Agreements) to effectively convert the variable Eurodollar component of the effective interest rate on a portion of the Company’s debt under the 1998 Agreement (Note 2) to a fixed rate of

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

5.12% beginning in January 1999 and continuing through December 2001, in an effort to reduce the impact of interest rate changes on income. The total notional amount under the 1999 Swap Agreements was initially $179.0 million and decreased over time to a total notional amount of $167.0 million in December 2001. The 1999 Swap Agreements expired on December 31, 2001.

On January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and two related Statements which require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Adoption of these Statements resulted in the recognition of an approximately $2.7 million derivative asset relating to the fair value of the 1999 Swap Agreements which the Company designated as cash flow hedges.

During 2001 and 2002, the Company entered into several interest rate agreements to effectively convert the variable Eurodollar component of the effective interest rate on a portion of the Company’s debt under the 1998 Agreement and the 2002 Agreement to various fixed rates, in an effort to reduce the impact of interest rate changes on income. The Company has designated all of these agreements as cash flow hedges. The Company has determined that no ineffectiveness exists related to these derivatives. Related gains and losses upon settlement of these derivatives are recorded in interest expense. These agreements are summarized as follows:

Derivative	Total Notional Amount	Term	Rate

Interest Rate Collar	$70.0 million	June 2001—June 2003	3.86%—Floor 6.00%—Ceiling
Interest Rate Swap	$70.0 million	June 2001—June 2004	4.90%
Interest Rate Swap	$35.0 million	September 2001—September 2003	3.645%
Interest Rate Swap	$35.0 million	September 2001—September 2004	3.69%
Interest Rate Swap	$75.0 million	August 2002—June 2005	3.25%

At December 29, 2002, the fair value of all of the Company’s derivative instruments is a net liability of approximately $7.9 million, of which $6.0 million is included in current other accrued liabilities and $1.9 million is included in long-term other accrued liabilities.

New accounting pronouncements

In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections”, which, among other things, eliminates the requirement to report certain extinguishments of debt as extraordinary items. As a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” The Company adopted SFAS No. 145 effective December 31, 2001. Accordingly, the gain on extinguishment of debt of approximately $181,000 (net of tax provision

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

of approximately $111,000) in 2000 and loss on extinguishment of debt of approximately $327,000 (net of tax benefit of approximately $207,000) in 2001, both previously recorded as extraordinary, have been reclassified in the accompanying statements of income.

In November 2002, the FASB issued FASB Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 clarifies the requirements of SFAS No. 5 “Accounting for Contingencies”, relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. The interpretation’s guidance is required to be followed beginning in fiscal 2003 and is not expected to have a material effect on the Company’s results of operations or financial condition.

Supplemental disclosures of cash flow information

The Company paid interest of approximately $69.9 million, $60.6 million and $51.8 million during 2000, 2001 and 2002, respectively. Cash paid for income taxes was approximately $8.7 million, $11.4 million and $24.0 million in 2000, 2001 and 2002, respectively.

The Company financed the sale of certain Company-owned stores to franchisees with notes totaling approximately $5.6 million, $7.0 million and $811,000 in 2000, 2001 and 2002, respectively, including $4.4 million of notes to a former minority Parent stockholder in 2000 and $450,000 of notes to a former minority Parent stockholder in 2002.

During 2001, the Company distributed approximately $1.8 million of accounts receivable to the Parent.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain amounts from fiscal 2000 and 2001 have been reclassified to conform to the fiscal 2002 presentation.

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

(2)  Financing arrangements

At December 30, 2001 and December 29, 2002, long-term debt consisted of the following:

(Dollars in thousands)	2001	2002

2002 Agreement—Term Loan	$—	$363,175
1998 Agreement—Term Loan A	139,114	—
1998 Agreement—Term Loan B	127,563	—
1998 Agreement—Term Loan C	127,965	—
Other borrowings	1,047	408
Senior subordinated notes, 10 3/8%	259,000	238,440

	654,689	602,023
Less—current portion	43,157	2,843

	$611,532	$599,180

On December 21, 1998, Domino’s and a subsidiary entered into a credit agreement (the 1998 Agreement) with a consortium of banks primarily to finance a portion of the Recapitalization, to repay existing indebtedness under a previous credit agreement and to provide available borrowings for use in the normal course of business. The 1998 Agreement consisted of a $100 million revolving credit facility and three term loans (Term Loan A, Term Loan B and Term  Loan C, respectively) totaling $445 million in aggregate initial borrowings.

Effective July 29, 2002, the Company entered into a new credit agreement (the 2002 Agreement) with a consortium of banks and used the proceeds to repay borrowings outstanding under the 1998 Agreement. The 2002 Agreement contains more favorable interest rate margins and improved flexibility as compared to the 1998 Agreement. The 2002 Agreement provides the following credit facilities: a term loan (the Term Loan) and a revolving credit facility (the Revolver). The aggregate borrowings available under the 2002 Agreement are $465 million.

The 2002 Agreement provides borrowings of $365 million under the Term Loan. The Term Loan was initially fully borrowed. Borrowings under the Term Loan bear interest, payable at least quarterly, at either (i) the higher of (a) the specified bank’s prime rate (4.25% at December 29, 2002) and (b) 0.50% above the Federal Reserve reported overnight funds rate, each plus an applicable margin of between 1.25% to 1.50%, or (ii) the Eurodollar rate (1.80% at December 29, 2002) plus an applicable margin of between 2.25% to 2.50%, with margins determined based upon the Company’s ratio of indebtedness to earnings before interest, taxes, depreciation and amortization (EBITDA) (Note 8), as defined. At December 29, 2002, the Company’s effective borrowing rate was 4.30% for the Term Loan. As of December 29, 2002, all borrowings under the Term Loan were under a Eurodollar contract with an interest period of 90 days. The 2002 Agreement requires Term Loan principal payments of $3.65 million per year during the first five years of the agreement with equal quarterly payments totaling $346.75 million in the final year of the agreement. The final scheduled principal payment on the outstanding borrowings under the Term Loan is due in June 2008.

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

The 2002 Agreement also provides for borrowings of up to $100 million under the Revolver, of which up to $60 million is available for letter of credit advances. Borrowings under the Revolver (excluding letters of credit) bear interest, payable at least quarterly, at either (i) the higher of  (a) the specified bank’s prime rate and (b) 0.50% above the Federal Reserve reported overnight funds rate, each plus an applicable margin of between 0.50% to 1.50%, or (ii) the Eurodollar rate plus an applicable margin of between 1.50% to 2.50%, with margins determined based upon the Company’s ratio of indebtedness to EBITDA, as defined. The Company also pays a commitment fee on the unused portion of the Revolver ranging from 0.375% to 0.50%, determined based upon the Company’s ratio of indebtedness to EBITDA, as defined. At December 29, 2002, the commitment fee for such unused borrowings is 0.50%. The fee for letter of credit amounts outstanding ranges from 1.50% to 2.50%. At December 29, 2002, the fee for letter of credit amounts outstanding is 2.50%. At December 29, 2002, there is $82.1 million in available borrowings under the Revolver, with $17.9 million of letters of credit outstanding. The Revolver expires in June 2007.

The borrowings under the 2002 Agreement are guaranteed by the Parent, are jointly and severally guaranteed by each of Domino’s domestic subsidiaries, and are secured by substantially all of the assets of the Company.

The 2002 Agreement contains certain financial and non-financial covenants that, among other restrictions, require the maintenance of certain financial ratios related to interest coverage and leverage, as defined in the 2002 Agreement. At December 29, 2002, the Company is in compliance with its covenants. The 2002 Agreement also restricts the Company’s ability to pay dividends on or redeem or purchase the Company’s capital stock, incur additional indebtedness, make investments, use assets as security in other transactions and sell certain assets or merge with or into other companies.

On December 21, 1998, the Company issued $275 million of 10 3/8% Senior Subordinated Notes due 2009 (the Notes) requiring semi-annual interest payments, which began July 15, 1999. Before January 15, 2004, the Company may, at a price above par, redeem all, but not part, of the Notes if a change in control occurs, as defined in the Notes. Beginning January 15, 2004, the Company may redeem some or all of the Notes at fixed redemption prices, ranging from 105.19% of par in 2004 to 100% of par in 2007 through maturity. In the event of a change in control, as defined, the Company will be obligated to repurchase Notes tendered at the option of the holders at a fixed price. The Notes are guaranteed by certain Domino’s subsidiaries (non-guarantor subsidiaries do not represent a significant amount of revenues and assets) and are subordinated in right of payment to all existing and future senior debt of the Company.

The indenture related to the Notes restricts the Company and certain subsidiaries from, among other restrictions, paying dividends or redeeming equity interests, with certain specified exceptions, unless a minimum fixed charge coverage ratio is met and, in any event, such payments are limited to 50% of the Company’s cumulative net income from January 4, 1999 to the payment date plus the net proceeds from any capital contributions or the sale of equity interests.

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

As of December 29, 2002, management estimates the fair value of the Notes to be approximately $259.3 million. The carrying amounts of the Company’s other debt approximate fair value.

In 2000, the Company amended the 1998 Agreement whereby an amount not to exceed $30.0 million was made available for the early retirement of Notes at the Company’s option. With the execution of the 2002 Agreement, an additional amount not to exceed $30.0 million was made available for the early retirement of Notes at the Company’s option. In 2000, 2001 and 2002, the Company retired $10.0 million, $6.0 million and $20.6 million, respectively, of the Notes through open market transactions using funds generated from operations. These retirements resulted in an after-tax gain of approximately $181,000 in 2000 and after-tax losses of approximately $327,000 in 2001, and $1.7 million in 2002. These items include approximately $583,000, $317,000 and $944,000 in deferred financing cost amortization expense in 2000, 2001 and 2002, respectively, and $207,000 in 1998 Agreement amendment fees in 2000. As of December 29, 2002, the Company had $23.0 million remaining under the 2002 Agreement for future Notes repurchases.

At December 29, 2002 an affiliate of a stockholder of the Parent had Term Loan holdings of $42.9 million and Notes holdings of $16.5 million. Interest expense to this affiliate related to the 1998 Agreement, the 2002 Agreement and the Notes was approximately $3.4 million, $3.8 million, and $2.0 million in 2000, 2001 and 2002, respectively.

As of December 29, 2002, maturities of long-term debt are as follows:

(Dollars in thousands)

2003	$2,843
2004	4,620
2005	3,683
2006	3,683
2007	88,545
Thereafter	498,649

$602,023

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

(3)  Commitments and contingencies

Lease commitments

The Company leases equipment, vehicles, retail store and distribution center locations and its corporate headquarters under operating leases with expiration dates through 2018. Rent expenses totaled approximately $23.1 million, $23.4 million and $25.5 million during 2000, 2001 and 2002, respectively. As of December 29, 2002, the future minimum rental commitments for all noncancellable leases, which include approximately $54.6 million in commitments to related parties and is net of approximately $4.8 million in future minimum rental commitments which have been assigned to certain franchisees, are as follows:

(Dollars in thousands)

2003	$32,291
2004	22,544
2005	23,473
2006	18,566
2007	15,165
Thereafter	65,653

$177,692

Legal proceedings and related matters

The Company is a party to lawsuits, revenue agent reviews by taxing authorities and legal proceedings, of which the majority involve workers’ compensation, employment practices liability, general liability, and automobile and franchisee claims arising in the ordinary course of business. In management’s opinion, these matters, individually and in the aggregate, will not have a significant adverse effect on the financial condition of the Company, and the established reserves adequately provide for the estimated resolution of such claims.

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

(4)  Income taxes

The Parent files a consolidated Federal income tax return which includes the Company’s operations. For financial reporting purposes and in accordance with a tax-sharing agreement, the Company accounts for income taxes as if it files its own consolidated Federal income tax return.

The differences between the United States Federal statutory income tax provision (using the statutory rate of 35%) and the Company’s consolidated income tax provision for 2000, 2001 and 2002 are as follows:

(Dollars in thousands)	2000	2001	2002

Federal income tax provision based on the statutory rate	$14,487	$21,100	$33,758
State and local income taxes, net of related Federal income taxes	906	1,588	1,908
Non-resident withholding and foreign income taxes	3,382	3,726	3,829
Foreign tax and other tax credits	(3,709)	(4,158)	(4,506)
Losses attributable to foreign subsidiaries	389	281	325
Non-deductible expenses	351	498	471
Other	378	471	4

	$16,184	$23,506	$35,789

The components of the 2000, 2001 and 2002 provision for income taxes are as follows:

(Dollars in thousands)	2000	2001	2002

Provision for Federal income taxes—
Current provision	$4,084	$11,674	$18,685
Deferred provision	7,324	5,663	10,340

Total provision for Federal income taxes	11,408	17,337	29,025
Provision (benefit) for state and local income taxes—
Current provision	5,725	4,005	1,004
Deferred provision (benefit)	(4,331)	(1,562)	1,931

Total provision for state and local income taxes	1,394	2,443	2,935

Provision for non-resident withholding and foreign income taxes	3,382	3,726	3,829

	$16,184	$23,506	$35,789

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

As of December 30, 2001 and December 29, 2002, the significant components of net deferred income taxes are as follows:

(Dollars in thousands)	2001	2002

Deferred Federal income tax assets—
Step-up of basis on subsidiaries sale of certain assets	$38,828	$35,580
Covenants not-to-compete	13,956	12,789
Insurance reserves	4,395	6,996
Other accruals and reserves	7,635	6,599
Bad debt reserves	3,220	2,465
Depreciation, amortization and asset basis differences	3,717	—
Deferred gains	2,503	1,310
Derivatives liability	1,130	2,925
Foreign net operating loss carryovers	3,370	4,481
Other	1,285	1,124

	80,039	74,269

Valuation allowance on foreign net operating loss carryovers	(3,370)	(4,481)

Total deferred Federal income tax assets	76,669	69,788

Deferred Federal income tax liabilities—
Capitalized software	7,187	6,893
Depreciation, amortization and asset basis differences	—	1,962
Other	4	—

Total deferred Federal income tax liabilities	7,191	8,855

Net deferred Federal income tax asset	69,478	60,933

Net deferred state and local income tax asset	8,094	6,163

Net deferred income taxes	$77,572	$67,096

As of December 30, 2001, the classification of net deferred income taxes is summarized as follows:

(Dollars in thousands)	Current	Long- term	Total

Deferred tax assets	$9,330	$75,433	$84,763
Deferred tax liabilities	—	(7,191)	(7,191)

Net deferred income taxes	$9,330	$68,242	$77,572

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

As of December 29, 2002, the classification of net deferred income taxes is summarized as follows:

(Dollars in thousands)	Current	Long- term	Total

Deferred tax assets	$6,809	$69,142	$75,951
Deferred tax liabilities	—	(8,855)	(8,855)

Net deferred income taxes	$6,809	$60,287	$67,096

Realization of the Company’s deferred tax assets is dependent upon many factors, including, but not limited to, the Company’s ability to generate sufficient taxable income. Although realization of the Company’s net deferred tax assets is not assured, management believes it is more likely than not that the net deferred tax assets will be realized. On an ongoing basis, management will assess whether it remains more likely than not that the net deferred tax assets will be realized. As of December 29, 2002, the Company has approximately $4.5 million of foreign loss carryovers expiring from 2004 through 2007 for which a valuation allowance has been provided.

(5)  Employee benefits

The Company has a retirement savings plan which qualifies under Internal Revenue Code Section 401(k). All employees of the Company who have completed 1,000 hours of service and are at least 21 years of age are eligible to participate in the plan. The plan requires the Company to match 50% of the first 6% of employee contributions per participant. These matching contributions vest immediately. The charges to operations for Company contributions to the plan were $2.2 million, $2.3 million and $2.4 million for 2000, 2001 and 2002, respectively.

The Company has established a nonqualified deferred compensation plan available for the members of the Company’s leadership team and certain other key employees. Under this plan, the participants may defer up to 40% of their annual compensation. The participants direct the investment of their deferred compensation within several investment funds. The Company is not required to contribute and has not contributed to this plan during 2000, 2001 and 2002.

(6)  Financial instruments with off-balance sheet risk

The Company is a party to letters of credit with off-balance sheet risk. The Company’s exposure to credit loss for letters of credit and financial guarantees is represented by the contractual amounts of these instruments. The Company uses the same credit policies in making conditional obligations as it does for on-balance sheet instruments. Total conditional commitments under letters of credit as of December 29, 2002 are $17.9 million. At December 30, 2001, $2.5 million of letters of credit were included in current other accrued liabilities.

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

(7)  Related party transactions

Leases

The Company leases its corporate headquarters under an operating lease agreement with a partnership owned by our former majority Parent stockholder. Total lease expense related to this lease was $4.4 million, $4.5 million and $4.6 million for 2000, 2001 and 2002, respectively.

At December 29, 2002, aggregate future minimum lease commitments under this lease are as follows:

(Dollars in thousands)

2003	$4,544
2004	—
2005	5,033
2006	5,108
2007	5,236
Thereafter	34,716

$54,637

Distributions

During the normal course of business, the Company may make discretionary distributions to the Parent.

During 2001, the Company distributed approximately $2.7 million to the Parent, which used the proceeds to satisfy Recapitalization-related obligations to our former majority Parent stockholder and certain members of his family.

During 2002, the Company distributed approximately $9.9 million to the Parent, which primarily used the proceeds to repurchase Parent stock.

Consulting agreement

As part of the Recapitalization, the Company entered into a $5.5 million, ten-year consulting agreement with our former majority Parent stockholder. The Company paid $500,000 in each of 2000 and 2001 under this agreement. During 2002, the Company and our former majority Parent stockholder mutually agreed to terminate the consulting agreement. The Company paid $2.9 million to our former majority Parent stockholder to effect such termination.

Covenant not-to-compete

As part of the Recapitalization, the Parent entered into a covenant not-to-compete with our former majority Parent stockholder. The Parent contributed this asset to the Company in 1998. Amortization expense for this covenant not-to-compete was provided using an accelerated

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

method over a three-year period and was approximately $10.9 million and $5.3 million in 2000 and 2001, respectively. As of December 30, 2001, this asset was fully amortized.

Management agreement and consulting services

As part of the Recapitalization, the Parent and its subsidiaries (collectively, the Group) entered into a management agreement with an affiliate of a stockholder of the Parent to provide the Group with certain management services. The Company is committed to pay an amount not to exceed $2.0 million per year on an ongoing basis for management services as defined in the management agreement. The Company incurred and paid $2.0 million for management services in each of 2000, 2001 and 2002, respectively. These amounts are included in general and administrative expense. Furthermore, the Group must allow the affiliate to participate in the negotiation and consummation of future senior financing for any acquisition or similar transaction and pay the affiliate a fee, as defined in the management agreement.

Stockholder indemnification of legal settlement

In 2000, the Company settled a lawsuit that was outstanding at January 2, 2000 in which the Company agreed to pay the plaintiffs $5.0 million for a full release of all related claims. This amount was recorded in general and administrative expense in 1999. The Company also recorded a related $1.8 million benefit for income taxes. Additionally, our former majority Parent stockholder agreed to indemnify the Parent and paid the Parent $4.0 million and $521,000 in 2000 and 2002, respectively. The Parent then contributed these amounts to the Company. The Company recorded the $4.0 million and $521,000 as capital contributions in 1999 and 2002, respectively. The former majority Parent stockholder has no further obligation to the Company under the related indemnification agreement.

Financing arrangements

As part of the 2002 Agreement, the Company paid approximately $2.3 million of financing costs to an affiliate of a Parent stockholder. A separate affiliate is counterparty to the $70.0 million interest rate collar agreement (Note 1).

(8)  Segment information

The Company has three reportable segments as determined by management using the “management approach” as defined in SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information”: (1) Domestic Stores, (2) Domestic Distribution, and  (3) International. The Company’s operations are organized by management on the combined bases of line of business and geography. The Domestic Stores segment includes Company operations with respect to all franchised and Company-owned stores throughout the contiguous United States. The Domestic Distribution segment primarily includes the distribution of food, equipment and supplies to the Domestic Stores segment from the Company’s regional distribution centers. The International segment primarily includes Company operations related to

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

its franchising business in foreign and non-contiguous United States markets and its food distribution business in Canada, France, the Netherlands, Alaska and Hawaii.

The accounting policies of the reportable segments are the same as those described in Note 1. The Company evaluates the performance of its segments and allocates resources to them based on EBITDA.

The tables below summarize the financial information concerning the Company’s reportable segments for 2000, 2001 and 2002. Intersegment Revenues are comprised of sales of food, equipment and supplies from the Domestic Distribution segment to the Company-owned stores in the Domestic Stores segment. Intersegment sales prices are market based. The “Other” column as it relates to EBITDA and income from operations information below primarily includes corporate administrative costs. The “Other” column as it relates to capital expenditures primarily includes capitalized software and certain equipment and leasehold improvements. All amounts presented below are in thousands.

(Dollars in thousands)	Domestic Stores	Domestic Distribution	International	Intersegment Revenues	Other	Total

Revenues—
2000	$498,579	$707,224	$63,405	$(103,128)	$—	$1,166,080
2001	496,384	796,808	69,995	(104,906)	—	1,258,281
2002	517,200	779,684	81,762	(103,666)	—	1,274,980
EBITDA—
2000	$120,940	$35,681	$15,190	N/A	$(24,515)	$147,296
2001	126,569	44,323	16,346	N/A	(25,077)	162,161
2002	137,626	49,953	25,910	N/A	(24,227)	189,262
Income from Operations—
2000	$109,713	$30,123	$14,422	N/A	$(41,029)	$113,229
2001	114,253	38,068	15,162	N/A	(40,595)	126,888
2002	126,714	43,155	25,141	N/A	(38,776)	156,234
Capital Expenditures—
2000	$17,439	$7,720	$1,393	N/A	$11,351	$37,903
2001	15,984	6,949	352	N/A	17,321	40,606
2002	26,218	7,690	722	N/A	19,301	53,931

The following table reconciles total EBITDA to consolidated income before provision for income taxes:

(Dollars in thousands)	2000	2001	2002

Total EBITDA	$147,296	$162,161	$189,262
Depreciation and amortization	(33,604)	(33,092)	(28,273)
Interest income	3,961	1,778	537
Interest expense	(75,800)	(68,380)	(60,321)
Losses on sale/disposal of assets	(1,338)	(1,964)	(2,919)
Gain (loss) on debt extinguishment	875	(217)	(1,836)

Income before provision for income taxes	$41,390	$60,286	$96,450

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

The following table summarizes the Company’s identifiable asset information as of December 30, 2001 and December 29, 2002:

(Dollars in thousands)	2001	2002

Domestic Stores	$87,972	$120,242
Domestic Distribution	90,564	94,460

Total Domestic Assets	178,536	214,702
International	19,624	23,167
Unallocated	204,438	156,327

Total Consolidated Assets	$402,598	$394,196

Unallocated assets primarily include cash and cash equivalents, investments in marketable securities, deferred financing costs, certain long-lived assets, deferred income taxes and, in 2001, assets relating to the fair value of derivatives.

Significantly all of the Company’s goodwill is included in the Domestic Stores segment.

(9)  Acquisition

On February 25, 2002, the Company purchased the assets of 83 Domino’s Pizza stores (the Arizona Stores) from our former franchisee in Arizona using funds generated from operations. The Company paid approximately $21.5 million to acquire these assets. The results of the Arizona Stores’ operations have been included in the Domestic Stores segment in the consolidated financial statements since that date.

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

(10)  Periodic financial data (unaudited, in thousands)

The Company’s convention with respect to reporting periodic financial data is such that each of the first three fiscal quarters consist of twelve weeks while the last fiscal quarter consists of sixteen weeks.

	For the Fiscal Quarter Ended				For the Fiscal Year Ended

(Dollars in thousands)	March 25, 2001	June 17, 2001	September 9, 2001	December 30, 2001	December 30, 2001

Total revenues	$287,631	$283,752	$289,456	$397,442	$1,258,281
Income before provision for income taxes	12,846	14,540	13,003	19,897	60,286
Net income	7,809	8,876	7,932	12,163	36,780

	For the Fiscal Quarter Ended				For the Fiscal Year Ended

(Dollars in thousands)	March 24, 2002	June 16, 2002	September 8, 2002	December 29, 2002	December 29, 2002

Total revenues	$308,056	$294,062	$277,060	$395,802	$1,274,980
Income before provision for income taxes	25,246	17,155	17,146	36,903	96,450
Net income	15,905	10,809	10,801	23,146	60,661

(11)  Recapitalization

On June 25, 2003, the Company, together with its parent, consummated a recapitalization transaction (the “2003 Recapitalization”) whereby the Company:

(1)	issued and sold $403.0 million aggregate principal amount at maturity of 8 1/4% Senior Subordinated Notes due 2011 (the “2011 Notes”) at a discount resulting in gross proceeds of $400.1 million;

(2)	borrowed $610.0 million in term loans and secured a $125.0 million revolving credit facility (collectively the “2003 Senior Credit Facility”); and

(3)	used the proceeds from the 2011 Notes, borrowings under the 2003 Senior Credit Facility and cash from operations to:

•	purchase an aggregate of $206.7 million principal amount of its 10 3/8% Senior Subordinated Notes due 2009 (the “2009 Notes”) for an aggregate purchase price of approximately $236.7 million;

•	repay all amounts outstanding under the previous senior credit facility;

•	distribute amounts to its parent to redeem all of its outstanding 11.5% Cumulative Preferred Stock for an aggregate redemption price of approximately $200.5 million;

•	distribute amounts to its parent to pay a dividend on its outstanding common stock in the aggregate amount of approximately $188.3 million;

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

•	make compensatory make-whole payments to specified parent shareholders and Company officers, directors and employees who hold parent stock options in the aggregate amount of approximately $12.4 million; and

•	pay related transaction fees and expenses.

The tables below present consolidating financial information for the applicable periods for: (1) Domino’s, Inc.; (2) on a combined basis, the guarantor subsidiaries of the 2011 Notes, which includes most of the domestic subsidiaries of the Company and one foreign subsidiary of the Company; and (3) on a combined basis, the non-guarantor subsidiaries of the 2011 Notes. Each of the guarantor subsidiaries is jointly, severally, fully and unconditionally liable under the related guarantee.

Domino’s, Inc.

Supplemental condensed consolidating

statements of income

	Fiscal year ended December 29, 2002

(Dollars in Thousands)	Domino’s, Inc.	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated

Revenues	$—	$1,258,400	$16,580	$—	$1,274,980
Cost of sales	—	926,089	12,883	—	938,972
General and administrative	1,836	173,811	4,127	—	179,774

Total operating expenses	1,836	1,099,900	17,010	—	1,118,746

Income (loss) from operations	(1,836)	158,500	(430)	—	156,234
Equity earnings in subsidiaries	101,935	—	—	(101,935)	—
Interest income (expense), net	(60,013)	338	(109)	—	(59,784)

Income (loss) before (provision) benefit for income taxes	40,086	158,838	(539)	(101,935)	96,450
(Provision) benefit for income taxes	20,575	(56,364)	—	—	(35,789)

Net income (loss)	$60,661	$102,474	$(539)	$(101,935)	$60,661

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

	Fiscal year ended December 30, 2001

(Dollars in thousands)	Domino’s, Inc.	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated

Revenues	$1,770	$1,249,004	$7,507	$—	$1,258,281
Cost of sales	—	931,972	5,927	—	937,899
General and administrative	217	191,229	2,048	—	193,494

Total operating expenses	217	1,123,201	7,975	—	1,131,393

Income (loss) from operations	1,553	125,803	(468)	—	126,888
Equity earnings in subsidiaries	82,955	—	—	(82,955)	—
Interest income (expense), net	(68,184)	1,604	(22)	—	(66,602)

Income (loss) before (provision) benefit for income taxes	16,324	127,407	(490)	(82,955)	60,286
(Provision) benefit for income taxes	20,456	(43,962)	—	—	(23,506)

Net income (loss)	$36,780	$83,445	$(490)	$(82,955)	$36,780

	Fiscal year ended December 31, 2000

(Dollars in thousands)	Domino’s, Inc.	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated

Revenues	$—	$1,160,999	$5,081	$—	$1,166,080
Cost of sales	—	857,847	4,314	—	862,161
General and administrative	(875)	189,591	1,974	—	190,690

Total operating expenses	(875)	1,047,438	6,288	—	1,052,851

Income (loss) from operations	875	113,561	(1,207)	—	113,229
Equity earnings in subsidiaries	76,590	—	—	(76,590)	—
Interest income (expense), net	(75,681)	3,855	(13)	—	(71,839)

Income (loss) before (provision) benefit for income taxes	1,784	117,416	(1,220)	(76,590)	41,390
(Provision) benefit for income taxes	23,422	(39,606)	—	—	(16,184)

Net income (loss)	$25,206	$77,810	$(1,220)	$(76,590)	$25,206

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

Domino’s, Inc.

Supplemental condensed consolidating balance sheets

	As of December 29, 2002

(Dollars in thousands)	Domino’s, Inc.	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated

Cash	$—	$21,522	$950	$—	$22,472
Accounts receivable	—	53,523	3,974	—	57,497
Other current assets	—	37,075	1,637	—	38,712

Current assets	—	112,120	6,561	—	118,681
Property, plant and equipment, net	—	116,916	3,631	—	120,547
Other assets	246,053	86,373	1,466	(178,924)	154,968

Total assets	$246,053	$315,409	$11,658	$(178,924)	$394,196

Current portion of long-term debt	$2,738	$—	$105	$—	$2,843
Accounts payable	—	38,010	8,121	—	46,131
Other current liabilities	18,858	59,746	1,419	—	80,023

Current liabilities	21,596	97,756	9,645	—	128,997
Long-term debt	598,877	—	303	—	599,180
Other long-term liabilities	1,161	40,165	274	—	41,600

Long-term liabilities	600,038	40,165	577	—	640,780
Stockholder’s equity (deficit)	(375,581)	177,488	1,436	(178,924)	(375,581)

Total liabilities and stockholder’s equity (deficit)	$246,053	$315,409	$11,658	$(178,924)	$394,196

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

	As of December 30, 2001

(Dollars in thousands)	Domino’s, Inc.	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated

Cash	$—	$53,966	$1,181	$—	$55,147
Accounts receivable	—	51,918	2,307	—	54,225
Other current assets	—	38,947	1,387	—	40,334

Current assets	—	144,831	4,875	—	149,706
Property, plant and equipment, net	—	84,498	3,147	—	87,645
Other assets	247,448	93,537	899	(176,637)	165,247

Total assets	$247,448	$322,866	$8,921	$(176,637)	$402,598

Current portion of long-term debt	$42,161	$—	$996	$—	$43,157
Accounts payable	—	41,493	8,937	—	50,430
Other current liabilities	18,680	60,836	1,336	—	80,852

Current liabilities	60,841	102,329	11,269	—	174,439
Long-term debt	611,481	—	51	—	611,532
Other long-term liabilities	—	41,212	289	—	41,501

Long-term liabilities	611,481	41,212	340	—	653,033
Stockholder’s equity (deficit)	(424,874)	179,325	(2,688)	(176,637)	(424,874)

Total liabilities and stockholder’s equity (deficit)	$247,448	$322,866	$8,921	$(176,637)	$402,598

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

Domino’s, Inc.

Supplemental condensed consolidating

statements of cash flows

	Fiscal year ended December 29, 2002

(Dollars in thousands)	Domino’s, Inc.	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated

Net cash flows provided by (used in) operating activities	$(53,686)	$157,381	$1,281	$—	$104,976

Capital expenditures	—	(53,059)	(872)	—	(53,931)
Other	—	(18,083)	—	—	(18,083)

Net cash flows used in investing activities	—	(71,142)	(872)	—	(72,014)

Proceeds from issuance of long-term debt	365,000	—	—	—	365,000
Repayments of long-term debt	(417,027)	—	(709)	—	(417,736)
Other	105,713	(118,742)	—	—	(13,029)

Net cash flows provided by (used in) financing activities	53,686	(118,742)	(709)	—	(65,765)

Effect of exchange rate differences on cash and cash equivalents	—	59	69	—	128

Decrease in cash and cash equivalents	—	(32,444)	(231)	—	(32,675)

Cash and cash equivalents, at the beginning of the period	—	53,966	1,181	—	55,147

Cash and cash equivalents, at the end of the period	$—	$21,522	$950	$—	$22,472

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

	Fiscal year ended December 30, 2001

(Dollars in thousands)	Domino’s, Inc.	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated

Net cash flows provided by (used in) operating activities	$(58,861)	$143,836	$2,206	$—	$87,181

Capital expenditures	—	(40,538)	(68)	—	(40,606)
Other	—	6,949	(1,099)	—	5,850

Net cash flows used in investing activities	—	(33,589)	(1,167)	—	(34,756)

Repayments of long-term debt	(32,290)	—	(42)	—	(32,332)
Other	91,151	(94,044)	—	—	(2,893)

Net cash flows provided by (used in) financing activities	58,861	(94,044)	(42)	—	(35,225)

Effect of exchange rate differences on cash and cash equivalents	—	55	(14)	—	41

Increase in cash and cash equivalents	—	16,258	983	—	17,241

Cash and cash equivalents, at the beginning of the period	—	37,708	198	—	37,906

Cash and cash equivalents, at the end of the period	$—	$53,966	$1,181	$—	$55,147

Domino’s, Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

	Fiscal year ended December 31, 2000

(Dollars in thousands)	Domino’s, Inc.	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated

Net cash flows provided by (used in) operating activities	$(68,973)	$134,479	$794	$—	$66,300

Capital expenditures	—	(37,080)	(823)	—	(37,903)
Other	—	3,152	—	—	3,152

Net cash flows used in investing activities	—	(33,928)	(823)	—	(34,751)

Repayments of long-term debt	(31,388)	—	(87)	—	(31,475)
Other	100,361	(96,932)	—	—	3,429

Net cash flows provided by (used in) financing activities	68,973	(96,932)	(87)	—	(28,046)

Effect of exchange rate differences on cash and cash equivalents	—	74	(21)	—	53

Increase (decrease) in cash and cash equivalents	—	3,693	(137)	—	3,556

Cash and cash equivalents, at the beginning of the period	—	34,015	335	—	34,350

Cash and cash equivalents, at the end of the period	$—	$37,708	$198	$—	$37,906

Domino’s, Inc. and Subsidiaries

Condensed consolidated balance sheets

(Dollars in thousands)	June 15, 2003	December 29, 2002

Assets	(Unaudited)	(Note)
Current assets:
Cash and cash equivalents	$51,746	$22,472
Accounts receivable	56,269	57,497
Inventories	20,539	21,832
Notes receivable	3,179	3,398
Prepaid expenses and other	8,917	6,673
Advertising fund assets, restricted	31,920	28,231
Deferred income taxes	7,141	6,809

Total current assets	179,711	146,912

Property, plant and equipment:
Land and buildings	15,865	15,986
Leasehold and other improvements	59,108	57,029
Equipment	150,675	145,513
Construction in progress	5,047	5,727

	230,695	224,255
Accumulated depreciation and amortization	111,161	103,708

Property, plant and equipment, net	119,534	120,547

Other assets:
Deferred financing costs	16,038	18,264
Goodwill	27,601	27,232
Capitalized software	27,374	28,313
Other assets	19,697	20,872
Deferred income taxes	56,416	60,287

Total other assets	147,126	154,968

Total assets	$446,371	$422,427

Liabilities and stockholder’s deficit
Current liabilities:
Current portion of long-term debt	$3,761	$2,843
Accounts payable	45,123	46,131
Insurance reserves	8,677	8,452
Advertising fund liabilities	31,920	28,231
Other accrued liabilities	73,906	71,571

Total current liabilities	163,387	157,228

Long-term liabilities:
Long-term debt, less current portion	576,905	599,180
Insurance reserves	15,011	12,510
Other accrued liabilities	29,386	29,090

Total long-term liabilities	621,302	640,780

Stockholder’s deficit:
Common stock	—	—
Additional paid-in capital	120,723	120,723
Retained deficit	(456,292)	(491,793)
Accumulated other comprehensive loss	(2,749)	(4,511)

Total stockholder’s deficit	(338,318)	(375,581)

Total liabilities and stockholder’s deficit	$446,371	$422,427

Note: The balance sheet at December 29, 2002 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

See accompanying notes.

Domino’s, Inc. and Subsidiaries

Condensed consolidated statements of income

(unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
(Dollars in thousands)	June 15, 2003	June 16, 2002	June 15, 2003	June 16, 2002

Revenues:
Domestic Company-owned stores	$85,875	$88,482	$175,817	$178,388
Domestic franchise	32,349	32,037	66,753	66,596
Domestic distribution	154,632	154,721	322,068	320,466
International	22,360	18,822	42,830	36,668

Total revenues	295,216	294,062	607,468	602,118

Operating expenses:
Cost of sales	216,583	215,790	446,635	441,128
General and administrative	39,407	47,473	80,260	91,644

Total operating expenses	255,990	263,263	526,895	532,772

Income from operations	39,226	30,799	80,573	69,346
Interest income	92	50	195	268
Interest expense	11,020	13,694	23,353	27,213

Income before provision for income taxes	28,298	17,155	57,415	42,401
Provision for income taxes	10,757	6,346	21,530	15,687

Net income	$17,541	$10,809	$35,885	$26,714

See accompanying notes.

Domino’s, Inc. and Subsidiaries

Condensed consolidated statements of cash flows

(unaudited)

	Two Fiscal Quarters Ended
(Dollars in thousands)	June 15, 2003	June 16, 2002

Cash flows from operating activities:
Net cash provided by operating activities	$60,458	$52,356

Cash flows from investing activities:
Capital expenditures	(11,556)	(24,696)
Acquisitions of franchise operations	—	(21,850)
Other	1,992	(618)

Net cash used in investing activities	(9,564)	(47,164)

Cash flows from financing activities:
Capital contribution	—	521
Repayments of long-term debt	(21,413)	(32,087)
Distributions to Parent	(384)	(10,063)

Net cash used in financing activities	(21,797)	(41,629)

Effect of exchange rate changes on cash and cash equivalents	(177)	(117)

Increase (decrease) in cash and cash equivalents	29,274	(36,320)
Cash and cash equivalents, at beginning of period	22,472	55,147

Cash and cash equivalents, at end of period	$51,746	$18,827

See accompanying notes.

Domino’s, Inc. and Subsidiaries

Notes to condensed consolidated financial statements

(unaudited; tabular amounts in thousands)

June 15, 2003

1. Basis	of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring items, considered necessary for a fair presentation have been included. Operating results for the fiscal quarter and two fiscal quarters ended June 15, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ending December 28, 2003. For further information, refer to the consolidated financial statements and footnotes thereto for the fiscal year ended December 29, 2002 included in our Form 10-K.

2.	Comprehensive income

	Fiscal quarter ended		Two fiscal quarters ended
	June 15, 2003	June 16, 2002	June 15, 2003	June 16, 2002

Net income	$17,541	$10,809	$35,885	$26,714
Unrealized loss on derivative instruments, net of tax	(1,464)	(2,543)	(1,565)	(2,898)
Reclassification adjustment for losses included in net income, net of tax	1,044	726	2,092	1,465
Currency translation adjustment	1,124	522	1,235	480

Comprehensive income	$18,245	$9,514	$37,647	$25,761

3.	Segment information

The following table summarizes revenues, income from operations and earnings before interest, taxes, depreciation and amortization, calculated in the manner required by SFAS No. 131 and which we refer to throughout this document as EBITDA, for each of the company’s reportable segments.

	Fiscal quarter ended June 15, 2003 and June 16, 2002
	Domestic stores	Domestic distribution	International	Intersegment revenues	Other	Total

Revenues –
2003	$118,224	$177,817	$22,360	$(23,185)	$—	$295,216
2002	120,519	179,391	18,822	(24,670)	—	294,062
Income from operations –
2003	$29,213	$10,407	$6,337	N/A	$(6,731)	$39,226
2002	28,620	9,830	5,042	N/A	(12,693)	30,799
EBITDA –
2003	$32,033	$12,125	$6,565	N/A	$(5,271)	$45,452
2002	30,789	11,360	5,207	N/A	(5,709)	41,647

	Two fiscal quarters ended June 15, 2003 and June 16, 2002
	Domestic stores	Domestic distribution	International	Intersegment revenues	Other	Total

Revenues –
2003	$242,570	$370,346	$42,830	$(48,278)	$—	$607,468
2002	244,984	369,065	36,668	(48,599)	—	602,118
Income from operations –
2003	$60,827	$22,331	$12,012	N/A	$(14,597)	$80,573
2002	62,104	19,937	9,646	N/A	(22,341)	69,346
EBITDA –
2003	$66,614	$25,720	$12,442	N/A	$(9,493)	$95,283
2002	66,584	22,971	9,965	N/A	(12,132)	87,388

The following table reconciles EBITDA to income before provision for income taxes.

	Fiscal quarter ended		Two fiscal quarters ended
	June 15, 2003	June 16, 2002	June 15, 2003	June 16, 2002

EBITDA	$45,452	$41,647	$95,283	$87,388
Depreciation and amortization	(6,587)	(6,671)	(13,325)	(13,823)
Interest expense	(11,020)	(13,694)	(23,353)	(27,213)
Interest income	92	50	195	268
Gains (losses) on sale/disposal of assets and other	361	(3,473)	358	(3,303)
Loss on debt extinguishments	—	(704)	(1,743)	(916)

Income before provision for income taxes	$28,298	$17,155	$57,415	$42,401

4.	Balance Sheet Presentation of Advertising Fund

The company has presented on a gross basis approximately $31.9 million of assets and liabilities of its advertising fund (the “Advertising Fund”) in the condensed consolidated balance sheet as of June 15, 2003 and has reclassified approximately $28.2 million of assets and liabilities of the Advertising Fund in the condensed consolidated balance sheet as of December 29, 2002. The company had previously presented these assets and liabilities on a net basis. As the related assets, consisting primarily of cash and accounts receivable, held by the Advertising Fund can only be used for activities that promote the Domino’s Pizza brand, all assets held by the Advertising Fund are considered restricted.

5.	Recapitalization

On June 25, 2003, the company, together with its parent, consummated a recapitalization transaction (the “2003 Recapitalization”) whereby the company:

(1)	issued and sold $403.0 million aggregate principal amount at maturity of 8¼% Senior Subordinated Notes due 2011 (the “2011 Notes”) at a discount resulting in gross proceeds of $400.1 million;

(2)	borrowed $610.0 million in term loans and secured a $125.0 million revolving credit facility (collectively the “2003 Senior Credit Facility”); and

(3)	used the proceeds from the 2011 Notes, borrowings under the 2003 Senior Credit Facility and cash from operations to:

•	purchase an aggregate of $206.7 million principal amount of its 10 3/8% Senior Subordinated Notes due 2009 (the “2009 Notes”) for an aggregate purchase price of approximately $236.7 million;

•	repay all amounts outstanding under the previous senior credit facility;

•	distribute amounts to its parent to redeem all of its outstanding 11.5% Cumulative Preferred Stock for an aggregate redemption price of approximately $200.5 million;

•	distribute amounts to its parent to pay a dividend on its outstanding common stock in the aggregate amount of approximately $188.3 million;

•	make compensatory make-whole payments to specified parent shareholders and company officers, directors and employees who hold parent stock options in the aggregate amount of approximately $12.4 million; and

•	pay related transaction fees and expenses.

The 2003 Recapitalization, including the transactions described above, will be recorded in the third fiscal quarter of 2003.

The tables below present condensed consolidating financial information for the applicable periods for: (1) Domino’s, Inc.; (2) on a combined basis, the guarantor subsidiaries of the 2011 Notes, which includes most of the domestic subsidiaries of the company and one foreign subsidiary of the company; and (3) on a combined basis, the non-guarantor subsidiaries of the 2011 Notes. Each of the guarantor subsidiaries is jointly, severally, fully and unconditionally liable under the related guarantee.

Domino’s, Inc.

Supplemental condensed consolidating statements of income

	Fiscal quarter ended June 15, 2003
	Domino’s, Inc.	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated

Revenues	$—	$289,882	$5,334	$—	$295,216
Cost of sales	—	212,626	3,957	—	216,583
General and administrative	—	38,018	1,389	—	39,407

Operating expenses	—	250,644	5,346	—	255,990

Income (loss) from operations	—	39,238	(12)	—	39,226
Equity earnings in subsidiaries	24,455	—	—	(24,455)	—
Interest income (expense), net	(10,961)	109	(76)	—	(10,928)

Income (loss) before (provision) benefit for income taxes	13,494	39,347	(88)	(24,455)	28,298
(Provision) benefit for income taxes	4,047	(14,804)	—	—	(10,757)

Net income (loss)	$17,541	$24,543	$(88)	$(24,455)	$17,541

	Two fiscal quarters ended June 15, 2003
	Domino’s, Inc.	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated

Revenues	$—	$597,496	$9,972	$—	$607,468
Cost of sales	—	439,039	7,596	—	446,635
General and administrative	1,743	75,979	2,538	—	80,260

Operating expenses	1,743	515,018	10,134	—	526,895

Income (loss) from operations	(1,743)	82,478	(162)	—	80,573
Equity earnings in subsidiaries	52,597	—	—	(52,597)	—
Interest income (expense), net	(23,253)	228	(133)	—	(23,158)

Income (loss) before (provision) benefit for income taxes	27,601	82,706	(295)	(52,597)	57,415
(Provision) benefit for income taxes	8,284	(29,814)	—	—	(21,530)

Net income (loss)	$35,885	$52,892	$(295)	$(52,597)	$35,885

	Fiscal quarter ended June 16, 2002
	Domino’s, Inc.	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated

Revenues	$—	$290,329	$3,733	$—	$294,062
Cost of sales	—	213,074	2,716	—	215,790
General and administrative	704	45,825	944	—	47,473

Operating expenses	704	258,899	3,660	—	263,263

Income (loss) from operations	(704)	31,430	73	—	30,799
Equity earnings in subsidiaries	20,227	—	—	(20,227)	—
Interest income (expense), net	(13,614)	23	(53)	—	(13,644)

Income (loss) before (provision) benefit for income taxes	5,909	31,453	20	(20,227)	17,155
(Provision) benefit for income taxes	4,900	(11,246)	—	—	(6,346)

Net income (loss)	$10,809	$20,207	$20	$(20,227)	$10,809

	Two fiscal quarters ended June 16, 2002
	Domino’s, Inc.	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated

Revenues	$—	$594,907	$7,211	$—	$602,118
Cost of sales	—	435,774	5,354	—	441,128
General and administrative	916	88,780	1,948	—	91,644

Operating expenses	916	524,554	7,302	—	532,772

Income (loss) from operations	(916)	70,353	(91)	—	69,346
Equity earnings in subsidiaries	44,733	—	—	(44,733)	—
Interest income (expense), net	(27,054)	212	(103)	—	(26,945)

Income (loss) before (provision) benefit for income taxes	16,763	70,565	(194)	(44,733)	42,401
(Provision) benefit for income taxes	9,951	(25,638)	—	—	(15,687)

Net income (loss)	$26,714	$44,927	$(194)	$(44,733)	$26,714

Domino’s, Inc.

Supplemental condensed consolidating balance sheets

	As of June 15, 2003
	Domino’s, Inc.	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated

Cash	$—	$50,736	$1,010	$—	$51,746
Accounts receivable	—	50,952	5,317	—	56,269
Advertising fund assets, restricted	—	—	31,920	—	31,920
Other current assets	—	37,923	1,853	—	39,776

Current assets	—	139,611	40,100	—	179,711
Property, plant and equipment, net	—	115,292	4,242	—	119,534
Other assets	262,163	79,404	2,457	(196,898)	147,126

Total assets	$262,163	$334,307	$46,799	$(196,898)	$446,371

Current portion of long-term debt	$3,650	$—	$111	$—	$3,761
Accounts payable	—	35,290	9,833	—	45,123
Advertising fund liabilities	—	—	31,920	—	31,920
Other current liabilities	19,504	61,850	1,229	—	82,583

Current liabilities	23,154	97,140	43,093	—	163,387

Long-term debt	576,553	—	352	—	576,905
Other long-term liabilities	774	43,372	251	—	44,397

Long-term liabilities	577,327	43,372	603	—	621,302
Stockholder’s equity (deficit)	(338,318)	193,795	3,103	(196,898)	(338,318)

Total liabilities and stockholder’s equity (deficit)	$262,163	$334,307	$46,799	$(196,898)	$446,371

	As of December 29, 2002
	Domino’s, Inc.	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated

Cash	$—	$21,522	$950	$—	$22,472
Accounts receivable	—	53,523	3,974	—	57,497
Advertising fund assets, restricted	—	—	28,231	—	28,231
Other current assets	—	37,075	1,637	—	38,712

Current assets	—	112,120	34,792	—	146,912
Property, plant and equipment, net	—	116,916	3,631	—	120,547
Other assets	246,053	86,373	1,466	(178,924)	154,968

Total assets	$246,053	$315,409	$39,889	$(178,924)	$422,427

Current portion of long-term debt	$2,738	$—	$105	$—	$2,843
Accounts payable	—	38,010	8,121	—	46,131
Advertising fund liabilities	—	—	28,231	—	28,231
Other current liabilities	18,858	59,746	1,419	—	80,023

Current liabilities	21,596	97,756	37,876	—	157,228

Long-term debt	598,877	—	303	—	599,180
Other long-term liabilities	1,161	40,165	274	—	41,600

Long-term liabilities	600,038	40,165	577	—	640,780
Stockholder’s equity (deficit)	(375,581)	177,488	1,436	(178,924)	(375,581)

Total liabilities and stockholder’s equity (deficit)	$246,053	$315,409	$39,889	$(178,924)	$422,427

Domino’s, Inc.

Supplemental condensed consolidating statements of cash flows

	Two fiscal quarters Ended June 15, 2003
	Domino’s, Inc.	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated

Net cash flows provided by (used in) operating activities	$(21,673)	$81,712	$419	$—	$60,458

Capital expenditures	—	(11,141)	(415)	—	(11,556)
Other	—	1,992	—	—	1,992

Net cash flows used in investing activities	—	(9,149)	(415)	—	(9,564)

Repayments of long-term debt	(21,413)	—	—	—	(21,413)
Other	43,086	(43,470)	—	—	(384)

Net cash flows provided by (used in) financing activities	21,673	(43,470)	—	—	(21,797)

Effect of exchange rate differences on cash and cash equivalents	—	121	56	—	177

Increase in cash and cash equivalents	—	29,214	60	—	29,274

Cash and cash equivalents, at the beginning of the period	—	21,522	950	—	22,472

Cash and cash equivalents, at the end of the period	$—	$50,736	$1,010	$—	$51,746

	Two fiscal quarters ended June 16, 2002
	Domino’s, Inc.	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated

Net cash flows provided by (used in) operating activities	$(14,195)	$66,060	$491	$—	$52,356

Capital expenditures	—	(24,260)	(436)	—	(24,696)
Other	—	(22,468)	—	—	(22,468)

Net cash flows used in investing activities	—	(46,728)	(436)	—	(47,164)

Repayments of long-term debt	(31,378)	—	(709)	—	(32,087)
Other	45,573	(55,115)	—	—	(9,542)

Net cash flows provided by (used in) financing activities	14,195	(55,115)	(709)	—	(41,629)

Effect of exchange rate differences on cash and cash equivalents	—	86	31	—	117

Decrease in cash and cash equivalents	—	(35,697)	(623)	—	(36,320)

Cash and cash equivalents, at the beginning of the period	—	53,966	1,181	—	55,147

Cash and cash equivalents, at the end of the period	$—	$18,269	$558	$—	$18,827

$403,000,000

Domino’s, Inc.

Offer to exchange all $403,000,000 8 1/4% Senior Subordinated Notes due 2011 for $403,000,000 8 1/4% Senior Subordinated Notes due 2011, which have been registered under the Securities Act of 1933.

Until                 , 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Domino’s, Inc. and the Delaware Guarantor

Domino’s, Inc. and Domino’s Pizza International, Inc. are incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payment of dividends and unlawful stock purchases and redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the Delaware Corporation Law.

The certificate of incorporation of each of Domino’s, Inc. and Domino’s Pizza International, Inc. provides that such corporation’s directors shall not be liable to such corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. In addition, the certificate of incorporation of each of Domino’s, Inc. and Domino’s Pizza International, Inc. provides that such corporation shall indemnify its directors to the full extent permitted by the laws of the State of Delaware.

All of the directors and officers of Domino’s, Inc. and Domino’s Pizza International, Inc. are covered by insurance policies maintained by Domino’s, Inc. Domino’s Pizza LLC and TISM, Inc., the parent corporation of Domino’s, Inc., against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933.

The Michigan Guarantors

Domino’s Pizza PMC, Inc. and Domino’s Franchise Holding Co. are incorporated under the laws of the State of Michigan. The By-laws of Domino’s Pizza PMC, Inc. and Domino’s Franchise Holding Co. provide that each such corporation shall indemnify its respective directors and officers to the fullest extent authorized or permitted by the Michigan Business Corporation Act. Section 450.1561 of the Michigan Business Corporation Act permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

Section 450.1562 of the Michigan Business Corporation Act further provides that a corporation may indemnify any such person serving in such capacity who was or is a party or is threatened to be made a party to a threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment its favor, against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with the action or suit if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, except that no indemnification shall be made for a claim, issue or matter in which the person has been found liable to the corporation except to the extent authorized by the court upon application for indemnification pursuant to Section 450.1564c.

Section 450.1567 of the Michigan Business Corporation Act also provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have power to indemnify him or her against liability under Sections 450.1561 to 450.1565.

All of the directors and officers of Domino’s Pizza PMC, Inc. and Domino’s Franchise Holding Co. are covered by insurance policies maintained by Domino’s, Inc., Domino’s Pizza LLC and TISM, Inc. against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933.

Domino’s Pizza LLC is organized under the laws of the State of Michigan. The operating agreement of Domino’s Pizza LLC, which is referred to as its Bylaws, provides that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, including all appeals (other than an action, suit or proceeding by or in the right of Domino’s Pizza LLC) by reason of the fact that the person is or was a manager, officer or employee of Domino’s Pizza LLC, or is or was serving at the request of Domino’s Pizza LLC as a manager, trustee, officer or employee of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, decrees, fines, penalties and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of Domino’s Pizza LLC and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Section 450.4408 of the Michigan Limited Liability Company Act provides that a limited liability company may indemnify and hold harmless a manager from and against any and all losses, expenses, claims, and demands sustained by reason of any acts or omissions or alleged acts or omissions as a manager, including judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which the person is a party or is threatened to be made a party because he or she is or was a manager, to the extent provided for in an operating agreement or in a contract with the person, or to the fullest extent permitted by agency law subject to any restriction in an operating agreement or contract, except that the company may not indemnify any person for conduct described in Section 450.4407(a), (b), or (c).

Section 450.4408 of the Michigan Limited Liability Company Act also provides that a limited liability company may purchase and maintain insurance on behalf of a manager against any liability or expense asserted against or incurred by him or her in any such capacity or arising out of his or her status as a manager, whether or not the company could indemnify him or her against liability.

All of Domino’s Pizza LLC’s managers are covered by insurance policies maintained by Domino’s, Inc. Domino’s Pizza LLC and TISM, Inc. against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933.

The Florida Guarantor

Domino’s Pizza International Payroll Services, Inc. is incorporated under the laws of the State of Florida. The Articles of Incorporation of Domino’s Pizza International Payroll Services, Inc. empowers the corporation to broadly indemnify its directors and officers. Section 607.0850 of the Florida Business Corporation Act permits a corporation to indemnify, on a case-by-case basis, any person who is or was a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or serving in such a capacity at the request of the corporation for another corporation, or other specified business entity, in which such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe his or her conduct was unlawful, for the amount of liability incurred in connection with such proceeding and any appeal thereof.

Section 607.0850 of the Florida Business Corporation Act also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of Section 607.0850.

All of the directors and officers of Domino’s Pizza International Payroll Services, Inc. are covered by insurance policies maintained by Domino’s, Inc., Domino’s Pizza LLC and TISM, Inc. against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933.

The Texas Guarantor

Domino’s Pizza - Government Services Division, Inc. is organized under the laws of the State of Texas. Article 2.02-1 of the Texas Business Corporation Act permits Texas corporations, in certain circumstances, to indemnify any present or former director, officer, employee or agent of the corporation against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of the corporation. Domino’s Pizza - Government Services Division, Inc.’s By-laws generally require it to indemnify its directors and officers to the fullest extent permissible under Texas law, require reimbursement of expenses under certain circumstances, except where any such person is adjudged to have been negligent or engaged in misconduct in the performance of his duty, unless independent counsel selected for such purpose advise the corporation that he or she acted without negligence or misconduct in performance of his or her duty and that such costs and expenses are not unreasonable.

Article 2.02-1 of the Texas Business Corporation Act also permits Texas corporations to purchase and maintain liability insurance for directors and officers.

All of the directors and officers of Domino’s Pizza - Government Services Division, Inc. are covered by insurance policies maintained by Domino’s, Inc., Domino’s Pizza LLC and TISM, Inc. against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933.

The Nova Scotia Guarantor

The articles of association of Domino’s Pizza NS Co. provide that every director or officer, former director or officer, or person who acts or acted at the request of Domino’s Pizza NS Co., as a director or officer of Domino’s Pizza NS Co., a body corporate, partnership or other association of which Domino’s Pizza NS Co. is or was a shareholder, partner, member or creditor, and the heirs and legal representatives of such person, in the absence of any dishonesty on the part of such person, shall be indemnified by Domino’s Pizza NS Co. against all costs, losses and expenses, including an amount paid to settle an action or claim or satisfy a judgment, that such person may incur or become liable to pay in respect of any claim made against such person or civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of Domino’s Pizza NS Co.

All of the directors and officer of Domino’s Pizza NS Co. are covered by insurance policies maintained by Domino’s Inc., Domino’s Pizza LLC and TISM, Inc. against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933.

Item 21.    Exhibits and Financial Statement Schedules.

(a) Exhibits:

3.1	Amended and Restated Certificate of Incorporation of Domino’s, Inc. (Incorporated by reference to Exhibit 3.1 to the Form S-4 Registration Statement filed March 22, 1999 (Reg. No. 333-74797), (the “1999 S-4”)).

3.2	Amended and Restated By-laws of Domino’s, Inc. (Incorporated by reference to Exhibit 3.2 to the 1999 S-4).

3.3	Articles of Organization of Domino’s Pizza LLC.*

3.4	Certificate of Amendment to the Articles of Organization for Domino’s Pizza LLC.*

3.5	Bylawsof Domino’s Pizza LLC.*

3.6	Articlesof Incorporation of Domino’s Franchise Holding Co. (Incorporated by reference to Exhibit 3.7 to the 1999 S-4).

3.7	By-laws of Domino’s Franchise Holding Co. (Incorporated by reference to Exhibit 3.8 to the 1999 S-4).

3.8	Amendedand Restated Certificate of Incorporation of Domino’s Pizza International, Inc. (Incorporated by reference to Exhibit 3.9 to the 1999 S-4).

3.9	Amended and Restated By-laws of Domino’s Pizza International, Inc. (Incorporated by reference to Exhibit 3.10 to the 1999 S-4).

3.10	Amended and Restated Articles of Incorporation of Domino’s Pizza International Payroll Services, Inc. (Incorporated by reference to Exhibit 3.11 to the 1999 S-4).

3.11	Amended and Restated By-laws of Domino’s Pizza International Payroll Services, Inc. (Incorporated by reference to Exhibit 3.12 to the 1999 S-4).

3.12	Articles of Incorporation of Domino’s Pizza—Government Services Division, Inc. (Incorporated by reference to Exhibit 3.13 to the 1999 S-4).

3.13	By-laws of Domino’s Pizza—Government Services Division, Inc. (Incorporated by reference to Exhibit 3.14 to the 1999 S-4).

3.14	Articles of Incorporation of Domino’s Pizza PMC, Inc. (Incorporated by reference to Exhibit 3.5 to Domino’s, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 2, 2000 (Reg. No. 333-74797) (the “1999 10-K”).

3.15	By-laws of Domino’s Pizza PMC, Inc. (Incorporated by reference to Exhibit 3.6 to the 1999 10-K).

3.16	Memorandum of Association of Domino’s Pizza NS Co.*

3.17	Articles of Association of Domino’s Pizza NS Co.*

4.1	Indenture dated as of December 21, 1998 by and among Domino’s Inc., Metro Detroit Pizza, Bluefence, Inc., Domino’s Pizza International, Inc., Domino’s Pizza International Payroll Services, Inc., Domino’s Pizza—Government Services Division, Inc. and IBJ Schroder Bank and Trust Company. (Incorporated by reference to Exhibit 4.1 to the 1999 S-4).

4.2	Supplemental Indenture dated June 7, 2000 by and among Domino’s, Inc., Domino’s Franchise Holding Co., Domino’s Pizza International, Inc., Domino’s Pizza International Payroll Services, Inc., Domino’s Pizza—Government Services Division, Inc., Domino’s Pizza LLC, Domino’s Pizza PMC, Inc., Domino’s Pizza NS Co. and The Bank of New York, as trustee. (Incorporated by reference to Exhibit 10.2 to Domino’s, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 10, 2000 (Reg. No. 333-74797)).

4.3	Second Supplemental Indenture dated as of May 10, 2003 by and among Domino’s, Inc., Domino’s Franchise Holding Co., Domino’s Pizza International, Inc., Domino’s Pizza International Payroll Services, Inc., Domino’s Pizza—Government Services Division, Inc., Domino’s Pizza LLC, Domino’s Pizza PMC, Inc., Domino’s Pizza NS Co. and The Bank of New York, as trustee. (Incorporated by reference to Exhibit 4.5 to Domino’s, Inc.’s Current Report on Form 8-K filed with the Commission on June 11, 2003 (Reg. No. 333-74797)).

4.4	Execution copy of Indenture dated June 25, 2003 by and among Domino’s, Inc., Domino’s Franchise Holding Co., Domino’s Pizza LLC, Domino’s Pizza PMC, Inc., Domino’s Pizza International, Inc., Domino’s Pizza International Payroll Services, Inc., Domino’s Pizza—Government Services Division, Inc. and Domino’s Pizza NS Co. and BNY Midwest Trust Company, as trustee.*

4.5	Registration Rights Agreement dated June 25, 2003 by and among Domino’s, Inc., Domino’s Franchise Holding Co., Domino’s Pizza LLC, Domino’s Pizza PMC, Inc., Domino’s Pizza International, Inc., Domino’s Pizza International Payroll Services, Inc., Domino’s Pizza—Government Services Division, Inc. and Domino’s Pizza NS Co. and J.P. Morgan Securities Inc., Banc of America Securities LLC, Banc One Capital Markets, Inc., Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Credit Suisse First Boston LLC, Goldman, Sachs & Co. and Lehman Brothers Inc. (Incorporated by reference to Exhibit 4.7 to Domino’s, Inc.’s Current Report on Form 8-K filed with the Commission on June 26, 2003 (Reg. No. 333-74797) (the “June 26, 2003 8-K”)).

4.6	Form of 8 1/4% Senior Subordinated Notes due 2011 (contained in Exhibit 4.4).*

5.1	Opinion of Ropes & Gray LLP.

5.2	Opinion of Miller, Canfield, Paddock and Stone, P.L.C.

5.3	Opinion of Munsch Hardt Kopt & Harr, P.C.

5.4	Opinion of Trenam Kemker.

5.5	Opinion of Stewart McKelvey Stirling Scales.

10.1	Consulting Agreement dated December 21, 1998 by and between Domino’s Pizza, Inc. and Thomas S. Monaghan. (Incorporated by reference to Exhibit 10.2 to the 1999 S-4).

10.2	Lease Agreement dated as of December 21, 1998 by and between Domino’s Farms Office Park Limited Partnership and Domino’s, Inc. (Incorporated by reference to Exhibit 10.3 to the 1999 S-4).

10.3	Amendment, dated February 7, 2000, to Lease Agreement dated December 21, 1998 by and between Domino’s Farms Office Park Limited Partnership and Domino’s Pizza, Inc. (Incorporated by reference to the Exhibit 10.32 to Domino’s, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (Reg. No. 333-74797) (the “2000 10-K”)).

10.4	First Amendment to a Lease Agreement between Domino’s Farms Office Park, L.L.C. and Domino’s Pizza, LLC, dated as of August 8, 2002 by and between Domino’s Farms Office Park, L.L.C. and Domino’s Pizza, LLC. (Incorporated by reference to Exhibit 10.5 to Domino’s, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002 (Reg. No. 333-74797) (the “2002 10-K”)).

10.5	Stockholders Agreement dated as of December 21, 1998 by and among TISM, Inc., Domino’s, Inc., Bain Capital Fund VI, L.P., Bain Capital VI Coinvestment Fund, L.P., BCIP, PEP Investments PTY Ltd., Sankaty High Yield Asset Partners, L.P., Brookside Capital Partners Fund, L.P., RGIP, LLC, DP Investors I, LLC, DP Investors II, LLC, J.P. Morgan Capital Corporation, Sixty Wall Street Fund, L.P., DP Transitory Corporation, Thomas S. Monaghan, individually and in his capacity as trustee, and Marjorie Monaghan, individually and in her capacity as trustee, Harry J. Silverman, Michael D. Soignet, Stuart K. Mathis, Patrick Kelly, Gary M. McCausland and Cheryl Bachelder. (Incorporated by reference to Exhibit 10.5 to the 1999 S-4).

10.6	Senior Executive Deferred Bonus Plan of Domino’s Pizza, Inc. dated as of December 21, 1998. (Incorporated by reference to Exhibit 10.6 to the 1999 S-4).

10.7	Domino’s Pizza, Inc. Deferred Compensation Plan adopted effective January 4, 1999. (Incorporated by reference to Exhibit 10.7 to the 1999 S-4).

10.8	Amendment to the Domino’s Pizza, Inc. Deferred Compensation Plan. (Incorporated by reference to Exhibit 10.4 to the 1999 10-K).

10.9	TISM, Inc. Fourth Amended and Restated Stock Option Plan. (Incorporated by reference to Exhibit 10.6 to the June 26, 2003 8-K).

10.10	Management Agreement by and among TISM, Inc., each of its direct and indirect subsidiaries and Bain Capital Partners VI, L.P. (Incorporated by reference to Exhibit 10.4 to the 1999 S-4).

10.11	Settlement Letter, dated March 23, 2000, between TISM, Inc. and Thomas S. Monaghan. (Incorporated by reference to Exhibit 10.33 to the 2000 10-K).

10.12	Employment Agreement dated as of January 1, 2002 between Domino’s Pizza LLC and Harry J. Silverman. (Incorporated by reference to Exhibit 10.36 to Domino’s, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 30, 2001 (Reg. No. 333-74797) (the “2001 10-K”)).

10.13	Employment Agreement dated as of January 1, 2002 between Domino’s Pizza LLC and Patrick W. Knotts. (Incorporated by reference to Exhibit 10.37 to the 2001 10-K).

10.14	Employment Agreement dated as of January 1, 2002 between Domino’s Pizza LLC and Michael D. Soignet. (Incorporated by reference to Exhibit 10.38 to the 2001 10-K).

10.15	Employment Agreement dated as of January 1, 2002 between Domino’s Pizza LLC and J. Patrick Doyle. (Incorporated by reference to Exhibit 10.39 to the 2001 10-K).

10.16	Employment Agreement dated as of June 1, 2003 between David A. Brandon and TISM, Inc., Domino’s, Inc. and Domino’s Pizza LLC. (Incorporated by reference to Exhibit 10.5 to the June 26, 2003 8-K).

10.17	Time sharing agreement dated as of December 2, 2002 between Domino’s Pizza LLC and David A. Brandon. (Incorporated by reference to Exhibit 10.27 to the 2002 10-K).

10.18	Purchase Agreement dated as of June 18, 2003 by and among JP Morgan, as representative of itself and Banc of America Securities, Inc. Bear Stearns & Co., Inc., Citigroup, Credit Suisse First Boston, Goldman Sachs and Lehman Brothers, Domino’s, Inc. Domino’s Franchise Holding Co., Domino’s Pizza LLC, Domino’s Pizza PMC, Inc., Domino’s Pizza International, Inc., Domino’s Pizza International Payroll Services, Inc., Domino’s Pizza-Government Services Division, Inc. and Domino’s Pizza NS Co. (Incorporated by reference to Exhibit 10.1 to the June 26, 2003 8-K).

10.19	Credit Agreement, dated as of July 29, 2002 and amended and restated as of June 25, 2003, among Domino’s, Inc., as borrower, TISM, Inc., as guarantor, the lenders listed therein, as lenders, JPMorgan Chase Bank, as administrative agent, Citicorp North America, Inc., as syndication agent, and Bank One, NA, as documentation agent. (Incorporated by reference to Exhibit 10.2 to the June 26, 2003 8-K).

10.20	Pledge Agreement, dated as of July 29, 2002 and amended and restated as of June 25, 2003, made by each of the Pledgors (as defined therein) to JPMorgan Chase Bank, as collateral agent. (Incorporated by reference to Exhibit 10.3 to the June 26, 2003 8-K).

10.21	Security Agreement, dated as of July 29, 2002 and amended and restated as of June 25, 2003, among Domino’s, Inc., TISM, Inc. and certain of their respective subsidiaries, and JPMorgan Chase Bank, as collateral agent. (Incorporated by reference to Exhibit 10.4 to the June 26, 2003 8-K).

12.1	Statement re: Computation of Ratios.*

21.1	Subsidiaries of Domino’s, Inc. (Incorporated by reference to Exhibit 21.1 to the 2002 10-K).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

23.3	Consent of Miller, Canfield, Paddock and Stone, P.L.C. (included in the opinion filed as Exhibit 5.2).

23.4	Consent of Munsch Hardt Kopf & Harr, P.C. (included in the opinion filed as Exhibit 5.3).

23.5	Consent of Trenam Kemker (included in the opinion filed as Exhibit 5.4).

23.6	Consent of Stewart McKelvey Stirling Scales (included in the opinion filed as Exhibit 5.5).

23.7	Consent of CREST.*

24.1	Power of attorney pursuant to which amendments to this registration statement may be filed (included on the signature pages in Part II hereof).*

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of BNY Midwest Trust Company.*

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Exchange Agent Agreement.*

* Previously filed.

(b) Financial Statement Schedules:

The following financial statement schedule of Domino’s, Inc. and subsidiaries is included in Part II of the Registration Statement:

Consolidated Valuation and Qualifying Accounts	S-1

Report of Independent Accountants on Financial Statement Schedule	S-2

All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 22.    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 22 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(f) The undersigned registrants hereby undertake that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Ann Arbor, State of Michigan, on the 9th day of October, 2003.

DOMINO’S, INC.

By:	/s/ HARRY J. SILVERMAN
Name: Harry J. Silverman
Title: Vice President

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* David A. Brandon	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	October 9, 2003

/S/ HARRY J. SILVERMAN Harry J. Silverman	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 9, 2003

* Andrew B. Balson	Director	October 9, 2003

* Dennis F. Hightower	Director	October 9, 2003

* Mark E. Nunnelly	Director	October 9, 2003

* Robert M. Rosenberg	Director	October 9, 2003

* Robert R. Ruggiero, Jr.	Director	October 9, 2003

The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the registration statement on Form S-4 pursuant to the Power of Attorney executed by the above named directors and officers of the registrant and previously filed with the Securities and Exchange Commission on behalf of such directors and officers.

*By:	/s/ Harry J. Silverman Harry J. Silverman Vice President	Attorney-in-fact	October 9, 2003

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Ann Arbor, State of Michigan, on the 9th day of October, 2003.

DOMINO’S PIZZA LLC

By:        /s/    HARRY J. SILVERMAN

Name: Harry J. Silverman

Title:   Chief Financial Officer and Vice

President

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* David A. Brandon	Manager	October 9, 2003

/S/ HARRY J. SILVERMAN Harry J. Silverman	Manager	October 9, 2003

The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the registration statement on Form S-4 pursuant to the Power of Attorney executed by the above named manager of the registrant and previously filed with the Securities and Exchange Commission on behalf of such manager.

*By:	/S/ HARRY J. SILVERMAN Harry J. Silverman Chief Financial Officer and Vice President	Attorney-in-fact	October 9, 2003

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Ann Arbor, State of Michigan, on the 9th day of October, 2003.

DOMINO’S FRANCHISE HOLDING CO.

By:    /s/    HARRY J. SILVERMAN

Name: Harry J. Silverman

Title: Vice President

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* David A. Brandon	President and Director	October 9, 2003

/S/ HARRY J. SILVERMAN Harry J. Silverman	Vice President and Director	October 9, 2003

The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the registration statement on Form S-4 pursuant to the Power of Attorney executed by the above named director and officer of the registrant and previously filed with the Securities and Exchange Commission on behalf of such director and officer.

*By:	/S/ HARRY J. SILVERMAN Harry J. Silverman Vice President	Attorney-in-fact	October 9, 2003

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Ann Arbor, State of Michigan, on the 9th day of October, 2003.

DOMINO’S PIZZA INTERNATIONAL, INC.

By:      /s/    HARRY J. SILVERMAN

Name: Harry J. Silverman

Title: Vice President

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* David A. Brandon	President and Director	October 9, 2003

/S/ HARRY J. SILVERMAN Harry J. Silverman	Vice President, Treasurer and Director	October 9, 2003

The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the registration statement on Form S-4 pursuant to the Power of Attorney executed by the above named director and officer of the registrant and previously filed with the Securities and Exchange Commission on behalf of such director and officer.

*By:	/S/ HARRY J. SILVERMAN	Attorney-in-fact	October 9, 2003
Harry J. Silverman Vice President and Treasurer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Ann Arbor, State of Michigan, on the 9th day of October, 2003.

DOMINO’S PIZZA INTERNATIONAL  PAYROLL SERVICES, INC.

By:    /s/    HARRY J. SILVERMAN

Name: Harry J. Silverman

Title: Vice President

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* David A. Brandon	President and Director	October 9, 2003

/S/ HARRY J. SILVERMAN Harry J. Silverman	Vice President and Director	October 9, 2003

The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the registration statement on Form S-4 pursuant to the Power of Attorney executed by the above named director and officer of the registrant and previously filed with the Securities and Exchange Commission on behalf of such director and officer.

*By:	/S/ HARRY J. SILVERMAN Harry J. Silverman Vice President	Attorney-in-fact	October 9, 2003

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Ann Arbor, State of Michigan, on the 9th day of October, 2003.

DOMINO’S PIZZA–GOVERNMENT SERVICES  DIVISION, INC.

By:    /s/    J. ROBERT GATES

Name: J. Robert Gates

Title: President

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. ROBERT GATES	President and Director	October 9, 2003
J. Robert Gates

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Ann Arbor, State of Michigan, on the 9th day of October, 2003.

DOMINO’S PIZZA PMC, INC.

By:        /s/    HARRY J. SILVERMAN

Name: Harry J. Silverman

Title: Vice President

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President and Director	October 9, 2003
David A. Brandon

/S/ HARRY J. SILVERMAN	Vice President and Director	October 9, 2003
Harry J. Silverman

The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the registration statement on Form S-4 pursuant to the Power of Attorney executed by the above named director and officer of the registrant and previously filed with the Securities and Exchange Commission on behalf of such director and officer.

*By:	/S/ HARRY J. SILVERMAN Harry J. Silverman Vice President	Attorney-in-fact	October 9, 2003

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Ann Arbor, State of Michigan, on the 9th day of October, 2003.

DOMINO’S PIZZA NS CO.

By:        /s/    HARRY J. SILVERMAN

Name: Harry J. Silverman

Title: Vice President

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President and Director	October 9, 2003
David A. Brandon

/s/ HARRY J. SILVERMAN	Vice President and Director	October 9, 2003
Harry J. Silverman

The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the registration statement on Form S-4 pursuant to the Power of Attorney executed by the above named director and officer of the registrant and previously filed with the Securities and Exchange Commission on behalf of such director and officer.

*By:	/s/ HARRY J. SILVERMAN Harry J. Silverman Vice President	Attorney-in-fact	October 9, 2003

Report of Independent Auditors

To Domino’s, Inc.:

Our audits of the consolidated financial statements referred to in our report dated February 3, 2003, except as to Note 11, which is as of July 24, 2003, of Domino’s, Inc. (which report and consolidated financial statements are included in this Form S-4) also included an audit of the financial statement schedule listed in Item 21 (b) of this Form S-4. In our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Detroit, Michigan

February 3, 2003

S-1

Schedule II - Valuation and Qualifying Accounts

Domino’s, Inc. and Subsidiaries

(In Thousands)

	Balance Beginning of Year	Provision (Benefit)	*Addition/ Deductions from Reserves	Translation Adjustments	Balance End of Year

Allowance for doubtful accounts receivable
2002	$6,071	$650	$(3,036)	$79	$3,764
2001	3,561	2,955	(345)	(100)	6,071
2000	2,444	1,996	(827)	(52)	3,561

Allowance for doubtful notes receivable
2002	3,493	(1,091)	1,275	7	3,684
2001	3,141	41	311	—	3,493
2000	3,537	205	(601)	—	3,141

* Consists primarily of write-offs, recoveries of bad debt and certain reclassifications.

S-2

EXHIBIT INDEX

3.1	Amended and Restated Certificate of Incorporation of Domino’s, Inc. (Incorporated by reference to Exhibit 3.1 to the Form S-4 Registration Statement filed March 22, 1999 (Reg. No. 333-74797), (the “1999 S-4”)).

3.2	Amended and Restated By-laws of Domino’s, Inc. (Incorporated by reference to Exhibit 3.2 to the 1999 S-4).

3.3	Articles of Organization of Domino’s Pizza LLC.*

3.4	Certificate of Amendment to the Articles of Organization for Domino’s Pizza LLC.*

3.5	Bylawsof Domino’s Pizza LLC.*

3.6	Articlesof Incorporation of Domino’s Franchise Holding Co. (Incorporated by reference to Exhibit 3.7 to the 1999 S-4).

3.7	By-laws of Domino’s Franchise Holding Co. (Incorporated by reference to Exhibit 3.8 to the 1999 S-4).

3.8	Amendedand Restated Certificate of Incorporation of Domino’s Pizza International, Inc. (Incorporated by reference to Exhibit 3.9 to the 1999 S-4).

3.9	Amended and Restated By-laws of Domino’s Pizza International, Inc. (Incorporated by reference to Exhibit 3.10 to the 1999 S-4).

3.10	Amended and Restated Articles of Incorporation of Domino’s Pizza International Payroll Services, Inc. (Incorporated by reference to Exhibit 3.11 to the 1999 S-4).

3.11	Amended and Restated By-laws of Domino’s Pizza International Payroll Services, Inc. (Incorporated by reference to Exhibit 3.12 to the 1999 S-4).

3.12	Articles of Incorporation of Domino’s Pizza—Government Services Division, Inc. (Incorporated by reference to Exhibit 3.13 to the 1999 S-4).

3.13	By-laws of Domino’s Pizza—Government Services Division, Inc. (Incorporated by reference to Exhibit 3.14 to the 1999 S-4).

3.14	Articles of Incorporation of Domino’s Pizza PMC, Inc. (Incorporated by reference to Exhibit 3.5 to Domino’s, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 2, 2000 (Reg. No. 333-74797) (the “1999 10-K”).

3.15	By-laws of Domino’s Pizza PMC, Inc. (Incorporated by reference to Exhibit 3.6 to the 1999 10-K).

3.16	Memorandum of Association of Domino’s Pizza NS Co.*

3.17	Articles of Association of Domino’s Pizza NS Co.*

4.1	Indenture dated as of December 21, 1998 by and among Domino’s Inc., Metro Detroit Pizza, Bluefence, Inc., Domino’s Pizza International, Inc., Domino’s Pizza International Payroll Services, Inc., Domino’s Pizza—Government Services Division, Inc. and IBJ Schroder Bank and Trust Company. (Incorporated by reference to Exhibit 4.1 to the 1999 S-4).

4.2	Supplemental Indenture dated June 7, 2000 by and among Domino’s, Inc., Domino’s Franchise Holding Co., Domino’s Pizza International, Inc., Domino’s Pizza International Payroll Services, Inc., Domino’s Pizza—Government Services Division, Inc., Domino’s Pizza LLC, Domino’s Pizza PMC, Inc., Domino’s Pizza NS Co. and The Bank of New York, as trustee. (Incorporated by reference to Exhibit 10.2 to Domino’s, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 10, 2000 (Reg. No. 333-74797)).

4.3	Second Supplemental Indenture dated as of May 10, 2003 by and among Domino’s, Inc., Domino’s Franchise Holding Co., Domino’s Pizza International, Inc., Domino’s Pizza International Payroll Services, Inc., Domino’s Pizza—Government Services Division, Inc., Domino’s Pizza LLC, Domino’s Pizza PMC, Inc., Domino’s Pizza NS Co. and The Bank of New York, as trustee. (Incorporated by reference to Exhibit 4.5 to Domino’s, Inc.’s Current Report on Form 8-K filed with the Commission on June 11, 2003 (Reg. No. 333-74797)).

4.4	Execution copy of Indenture dated June 25, 2003 by and among Domino’s, Inc., Domino’s Franchise Holding Co., Domino’s Pizza LLC, Domino’s Pizza PMC, Inc., Domino’s Pizza International, Inc., Domino’s Pizza International Payroll Services, Inc., Domino’s Pizza-Government Services Division, Inc. and Domino’s Pizza NS Co. and BNY Midwest Trust Company, as trustee.*

4.5	Registration Rights Agreement dated June 25, 2003 by and among Domino’s, Inc., Domino’s Franchise Holding Co., Domino’s Pizza LLC, Domino’s Pizza PMC, Inc., Domino’s Pizza International, Inc., Domino’s Pizza International Payroll Services, Inc., Domino’s Pizza-Government Services Division, Inc. and Domino’s Pizza NS Co. and J.P. Morgan Securities Inc., Banc of America Securities LLC, Banc One Capital Markets, Inc., Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Credit Suisse First Boston LLC, Goldman, Sachs & Co. and Lehman Brothers Inc. (Incorporated by reference to Exhibit 4.7 to Domino’s, Inc.’s Current Report on Form 8-K filed with the Commission on June 26, 2003 (Reg. No. 333-74797) (the “June 26, 2003 8-K”)).

4.6	Form of 8 1/4% Senior Subordinated Notes due 2011 (contained in Exhibit 4.4).*

5.1	Opinion of Ropes & Gray LLP.

5.2	Opinion of Miller, Canfield, Paddock and Stone, P.L.C.

5.3	Opinion of Munsch Hardt Kopf & Harr, P.C.

5.4	Opinion of Trenam Kemker.

5.5	Opinion of Stewart McKelvey Stirling Scales.

10.1	Consulting Agreement dated December 21, 1998 by and between Domino’s Pizza, Inc. and Thomas S. Monaghan. (Incorporated by reference to Exhibit 10.2 to the 1999 S-4).

10.2	Lease Agreement dated as of December 21, 1998 by and between Domino’s Farms Office Park Limited Partnership and Domino’s, Inc. (Incorporated by reference to Exhibit 10.3 to the 1999 S-4).

10.3	Amendment, dated February 7, 2000, to Lease Agreement dated December 21, 1998 by and between Domino’s Farms Office Park Limited Partnership and Domino’s Pizza, Inc. (Incorporated by reference to the Exhibit 10.32 to Domino’s, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (Reg. No. 333-74797) (the “2000 10-K”)).

10.4	First Amendment to a Lease Agreement between Domino’s Farms Office Park, L.L.C. and Domino’s Pizza, LLC, dated as of August 8, 2002 by and between Domino’s Farms Office Park, L.L.C. and Domino’s Pizza, LLC. (Incorporated by reference to Exhibit 10.5 to Domino’s, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002 (Reg. No. 333-74797) (the “2002 10-K”)).

10.5	Stockholders Agreement dated as of December 21, 1998 by and among TISM, Inc., Domino’s, Inc., Bain Capital Fund VI, L.P., Bain Capital VI Coinvestment Fund, L.P., BCIP, PEP Investments PTY Ltd., Sankaty High Yield Asset Partners, L.P., Brookside Capital Partners Fund, L.P., RGIP, LLC, DP Investors I, LLC, DP Investors II, LLC, J.P. Morgan Capital Corporation, Sixty Wall Street Fund, L.P., DP Transitory Corporation, Thomas S. Monaghan, individually and in his capacity as trustee, and Marjorie Monaghan, individually and in her capacity as trustee, Harry J. Silverman, Michael D. Soignet, Stuart K. Mathis, Patrick Kelly, Gary M. McCausland and Cheryl Bachelder. (Incorporated by reference to Exhibit 10.5 to the 1999 S-4).

10.6	Senior Executive Deferred Bonus Plan of Domino’s Pizza, Inc. dated as of December 21, 1998. (Incorporated by reference to Exhibit 10.6 to the 1999 S-4).

10.7	Domino’s Pizza, Inc. Deferred Compensation Plan adopted effective January 4, 1999. (Incorporated by reference to Exhibit 10.7 to the 1999 S-4).

10.8	Amendment to the Domino’s Pizza, Inc. Deferred Compensation Plan. (Incorporated by reference to Exhibit 10.4 to the 1999 10-K.

10.9	TISM, Inc. Fourth Amended and Restated Stock Option Plan. (Incorporated by reference to Exhibit 10.6 to the June 26, 2003 8-K).

10.10	Management Agreement by and among TISM, Inc., each of its direct and indirect subsidiaries and Bain Capital Partners VI, L.P. (Incorporated by reference to Exhibit 10.4 to the 1999 S-4).

10.11	Settlement Letter, dated March 23, 2000, between TISM, Inc. and Thomas S. Monaghan. (Incorporated by reference to Exhibit 10.33 to the 2000 10-K).

10.12	Employment Agreement dated as of January 1, 2002 between Domino’s Pizza LLC and Harry J. Silverman. (Incorporated by reference to Exhibit 10.36 to Domino’s, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 30, 2001 (Reg. No. 333-74797) (the “2001 10-K”)).

10.13	Employment Agreement dated as of January 1, 2002 between Domino’s Pizza LLC and Patrick W. Knotts. (Incorporated by reference to Exhibit 10.37 to the 2001 10-K).

10.14	Employment Agreement dated as of January 1, 2002 between Domino’s Pizza LLC and Michael D. Soignet. (Incorporated by reference to Exhibit 10.38 to the 2001 10-K).

10.15	Employment Agreement dated as of January 1, 2002 between Domino’s Pizza LLC and J. Patrick Doyle. (Incorporated by reference to Exhibit 10.39 to the 2001 10-K).

10.16	Employment Agreement dated as of June 1, 2003 between David A. Brandon and TISM, Inc., Domino’s, Inc. and Domino’s Pizza LLC. (Incorporated by reference to Exhibit 10.5 to the June 26, 2003 8-K).

10.17	Time sharing agreement dated as of December 2, 2002 between Domino’s Pizza LLC and David A. Brandon. (Incorporated by reference to Exhibit 10.27 to the 2002 10-K).

10.18	Purchase Agreement dated as of June 18, 2003 by and among JP Morgan, as representative of itself and Banc of America Securities, Inc. Bear Stearns & Co., Inc., Citigroup, Credit Suisse First Boston, Goldman Sachs and Lehman Brothers, Domino’s, Inc. Domino’s Franchise Holding Co., Domino’s Pizza LLC, Domino’s Pizza PMC, Inc., Domino’s Pizza International, Inc., Domino’s Pizza International Payroll Services, Inc., Domino’s Pizza-Government Services Division, Inc. and Domino’s Pizza NS Co. (Incorporated by reference to Exhibit 10.1 to the June 26, 2003 8-K).

10.19	Credit Agreement, dated as of July 29, 2002 and amended and restated as of June 25, 2003, among Domino’s, Inc., as borrower, TISM, Inc., as guarantor, the lenders listed therein, as lenders, JPMorgan Chase Bank, as administrative agent, Citicorp North America, Inc., as syndication agent, and Bank One, NA, as documentation agent. (Incorporated by reference to Exhibit 10.2 to the June 26, 2003 8-K).

10.20	Pledge Agreement, dated as of July 29, 2002 and amended and restated as of June 25, 2003, made by each of the Pledgors (as defined therein) to JPMorgan Chase Bank, as collateral agent. (Incorporated by reference to Exhibit 10.3 to the June 26, 2003 8-K).

10.21	Security Agreement, dated as of July 29, 2002 and amended and restated as of June 25, 2003, among Domino’s, Inc., TISM, Inc. and certain of their respective subsidiaries, and JPMorgan Chase Bank, as collateral agent. (Incorporated by reference to Exhibit 10.4 to the June 26, 2003 8-K).

12.1	Statement re: Computation of Ratios.*

21.1	Subsidiaries of Domino’s, Inc. (Incorporated by reference to Exhibit 21.1 to the 2002 10-K).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

23.3	Consent of Miller, Canfield, Paddock and Stone, P.L.C. (included in the opinion filed as Exhibit 5.2).

23.4	Consent of Munsch Hardt Kopf & Harr, P.C. (included in the opinion filed as Exhibit 5.3).

23.5	Consent of Trenam Kemker (included in the opinion filed as Exhibit 5.4).

23.6	Consent of Stewart McKelvey Stirling Scales (included in opinion filed as Exhibit 5.5).

23.7	Consent of CREST.*

24.1	Power of attorney pursuant to which amendments to this registration statement may be filed (included on the signature pages in Part II hereof).*

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of BNY Midwest Trust Company.*

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Exchange Agent Agreement.*

* Previously filed.